As Filed with the Securities and Exchange Commission on June 2,
1995
                                REGISTRATION NO. 33-58813

                               SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C.  20549
                                  _____________________________
                                       AMENDMENT NO. 1 TO
                                            FORM S-4
                                     REGISTRATION STATEMENT
                                              UNDER
                                   THE SECURITIES ACT OF 1933
                                  _____________________________
                                      HIBERNIA CORPORATION
                     (Exact Name of Registrant as Specified in its charter)

LOUISIANA              6711                     72-0724532
(State or              (Primary Standard        (I.R.S. Employer
Jurisdiction of        Industrial               Identification
Incorporation or       Classification)          Number)
Organization)
                                      313 CARONDELET STREET
                                  NEW ORLEANS, LOUISIANA  70130
                                         (504) 533-5332
               (Address, Including Zip Code, and Telephone Number, Including
                     Area Code, of Registrant's Principal Executive Offices)
                                  _____________________________
                                          GARY L. RYAN
                                        ASSOCIATE COUNSEL
                                      HIBERNIA CORPORATION
                                      313 CARONDELET STREET
                                  NEW ORLEANS, LOUISIANA  70130
                                         (504) 533-5560
                    (Name, Address, Including Zip Code, and Telephone Number,
                            Including Area Code of Agent for Service)

                                           COPIES TO:
                                      PATRICIA C. MERINGER
                                 SECRETARY AND ASSOCIATE COUNSEL
                                      HIBERNIA CORPORATION
                                      313 CARONDELET STREET
                                  NEW ORLEANS, LOUISIANA  70130
                                         (504) 533-2486

                                     JEANNE P. BRECKINRIDGE
                           GORDON, ARATA, McCOLLAM & DUPLANTIS, L.L.P.
                                        PLACE ST. CHARLES
                                     201 ST. CHARLES AVENUE
                                           40TH FLOOR
                               NEW ORLEANS, LOUISIANA  70170-4000
                                         (504) 582-1111
                                  ____________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
THE PUBLIC:

       As soon as practicable after this registration statement becomes effective.

       If the securities being registered on this Form are being
offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following
box.    -----
       /    /
       -----

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   HIBERNIA CORPORATION
             CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K


ITEM OF FORM S-4                  LOCATION OR CAPTION IN PROXY
                                    STATEMENT (PROSPECTUS)

1.  Forepart of Registration        Introduction
    Statement and Outside Front
    Cover Page of Prospectus

2.  Inside Front and Outside        Table of Contents; Available
    Back Cover Pages of             Information
    Prospectus

3.  Risk Factors, Ratio of          Introduction; The Parties to
    Earnings to Fixed Charges       the Merger; Summary; Certain
    and Other Information           Regulatory Considerations

4.  Terms of the Transaction        Introduction; Summary;
                                    Proposed Merger

5.  Pro Forma Financial             Pro Forma Financial
    Information                     Information

6.  Material Contacts with the      Proposed Merger
    Company Being Acquired

7.  Additional Information          Not Applicable
    Required for Reoffering by
    Persons and Parties Deemed
    to be Underwriters

8.  Interests of Named Experts      Validity of Shares; Experts;
    and Counsel                     Relationship with
                                    Independent Auditors

9.  Disclosure of Commission        Not Applicable
    Position on Indemnification
    for Securities Act
    Liabilities

10. Information with Respect to     Introduction; Available
    S-3 Registrants                 Information; The Parties to
                                    the Merger

11. Incorporation of Certain        Available Information
    Information by Reference

12. Information with Respect to     Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain        Not Applicable
    Information by Reference

14. Information with Respect to     Not Applicable
    Registrants other than S-2
    or S-3 Registrants

15. Information with Respect to     Not Applicable
    S-3 Companies

16. Information with Respect to     Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to     Summary; The Parties to the
    Companies Other Than S-2 or     Merger; Certain Information
    S-3 Companies                   Concerning Bank of St. John

18. Information if Proxies          Introduction; Summary;
    Consents or Authorizations      Meeting Information;
    are to be Solicited             Proposed Merger; Certain
                                    Information Concerning Bank
                                    of St. John; Relationship
                                    with Independent Auditors

19. Information if Proxies,         Not Applicable
    Consents, Authorizations are
    not to be Solicited or in an
    Exchange offer

                            BANK OF ST. JOHN
                              June 2, 1995

To Our Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders of Bank of St. John to be held at the Main Street office of Bank of St. John, 604 Main Street in the City of Laplace, Louisiana on Friday, June 30, 1995, at 10:00 a.m. Central Time.

At this meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Agreement") pursuant to which Bank of St. John will be merged with and into Hibernia National Bank ("HNB"), a wholly-owned subsidiary of Hibernia Corporation ("Hibernia") (the "Merger"). The Agreement provides that, on the effective date of the Merger, each outstanding share of common stock of Bank of St. John will be converted into shares of Hibernia common stock as more fully described in the accompanying Proxy Statement-Prospectus. YOU ARE URGED TO READ CAREFULLY THE PROXY STATEMENT-PROSPECTUS FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE AGREEMENT AND THE PROPOSED MERGER.

       The Agreement has been approved unanimously by your Board of Directors. The Board believes, based on its own analysis and the opinion of Bank of St. John's financial advisor (all of which are described in the accompanying Proxy Statement-Prospectus), that the proposed Merger is in the best interests of Bank of St. John's shareholders. As a result of the Merger, you, as a shareholder of Hibernia, will own common stock in a bank holding company whose stock is publicly traded on the New York Stock Exchange, Inc., and, with its greater financial resources and ability to offer a broad range of financial services, is better able to compete in the current market environment. The Merger presents a rare opportunity for our shareholders, and I urge you to vote your shares in favor of this transaction.

       YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
AGREEMENT AND THE PROPOSED MERGER BY MARKING, SIGNING, DATING AND
RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ACCOMPANYING
ENVELOPE.

                                       Very truly yours,



                                       Darryl J. Chauvin
                                       President and Chief Executive Officer

                              BANK OF ST. JOHN
                               P. O. Box 507
                           LAPLACE, LOUISIANA  70068
                              (504) 652-6384

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of
Bank of St. John:

       Notice is hereby given that a Special Meeting of Shareholders of Bank of St. John will be held at the Main Street office of Bank of St. John, 604 Main Street, Laplace, Louisiana, on Friday, June 30, 1995 at 10:00 a.m. Central Time, for the following purposes:

               1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of January 25, 1995 (the "Agreement"), pursuant to which (a) Bank of St. John will be merged with and into Hibernia National Bank, a wholly-owned banking subsidiary of Hibernia Corporation ("Hibernia") (the "Merger"); and (b) on the effective date of the Merger, each outstanding share of common stock of Bank of St. John will be converted into a number of shares of Class A Common Stock of Hibernia as determined in accordance with the Agreement; and

               2. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

       Only those shareholders of record at the close of business on May 31, 1995 will be entitled to notice of and to vote at the Special Meeting.

       DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL
REQUIREMENTS OF THE LOUISIANA BANKING LAW WILL BE ENTITLED TO THE
FAIR CASH VALUE OF THEIR SHARES IF THE MERGER IS EFFECTED.

       Your vote is important regardless of the number of shares that you own. Even if you plan to attend the Special Meeting, please mark, date and sign the enclosed proxy card and return it promptly in the enclosed envelope, which requires no postage. Your proxy may be revoked at any time prior to the vote at the Special Meeting by notice to the Secretary of the Board of Bank of St. John or by execution and delivery of a later dated proxy. If you attend the Special Meeting, you may withdraw your proxy and vote in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       Harold L. Montegut
                                       Secretary of the Board

Reserve, Louisiana
June 2, 1995

                                     PROXY

                              Bank of St. John
                       SPECIAL MEETING OF SHAREHOLDERS
                                June 30, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

       The undersigned hereby constitutes and appoints Robert M. Becnel, Jules A. Carville III and Darryl J. Chauvin or any of them, the proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Bank of St. John (the "Bank") that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Bank to be held on Friday, June 30, 1995 and any adjournment thereof.

1. A proposal to approve an Agreement and Plan of Merger dated as of January 25, 1995 (the "Agreement"), pursuant to which (a) the Bank will be merged with and into Hibernia National Bank, a wholly-owned subsidiary of Hibernia Corporation ("Hibernia") (the "Merger"), and (b) on the effective date of the Merger, each outstanding share of common stock of the Bank will be converted into a number of shares of Class A Common Stock of Hibernia, as determined in accordance with the Agreement.

                 -----                -----               -----
           FOR  /    /      AGAINST  /    /      ABSTAIN /    /
                -----                -----               -----


2. In their discretion, to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

       THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFIC
DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 SET
FORTH HEREIN.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE TO:

       Please sign exactly as the name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized persons.

                                   Dated:_____________________________


                                   ___________________________________
                                   Signature of Shareholder


                                   ___________________________________
                                   Signature (if jointly owned)

                              BANK OF ST. JOHN
                       SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held on June 30, 1995
                      __________________________________

                               PROSPECTUS

                          HIBERNIA CORPORATION

                          3,568,966 SHARES OF
                          CLASS A COMMON STOCK
                             (NO PAR VALUE)


       This Proxy Statement-Prospectus is being furnished to the holders of the common stock, $2.50 par value ("Bank of St. John Common Stock"), of Bank of St. John, a Louisiana state bank in connection with the solicitation of proxies by the Board of Directors of Bank of St. John for use at a special meeting of shareholders (the "Special Meeting") to be held at 10:00 a.m. Central Time, on Friday, June 30, 1995, at the Main Street office of Bank of St. John, 604 Main Street, Laplace, Louisiana, and at any adjournment thereof.

       At the Special Meeting, the holders of record of Bank of St. John Common Stock as of the close of business on May 31, 1995 (the "Record Date") will consider and vote upon a proposal to approve the merger of Bank of St. John with and into Hibernia National Bank ("HNB"), a national banking association and a wholly-owned subsidiary of Hibernia Corporation ("Hibernia") (the "Merger"), and the related Agreement and Plan of Merger dated as of January 25, 1995 (the "Agreement") between Bank of St. John, HNB and Hibernia. Upon consummation of the Merger, each outstanding share of Bank of St. John Common Stock, except for shares owned beneficially by Hibernia and its subsidiaries, and shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited, will be converted into the number of shares of Hibernia Class A Common Stock, no par value ("Hibernia Common Stock"), determined in the manner described below under the heading "PROPOSED MERGER -- Terms of the Merger," with cash being paid in lieu of any fractional share interests. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

       This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "PROPOSED MERGER -- Terms of the Merger."

       The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite
Transactions Reporting System on May 30, 1995 was $8.50 per share.

       This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Bank of St. John on or about June 2, 1995.

       No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Bank of St. John. This Proxy Statement-Prospectus does not constitute an offer to sell or solicitation of an offer to buy by Hibernia, nor will there be any sale of Hibernia Common Stock offered hereby in any state in which, or to any person to whom, it would be unlawful to make such an offer or solicitation prior to registration or qualification under applicable state law.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

       THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE NOT
SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is June 2, 1995.

                             INTRODUCTION

       The Registration Statement of which this Proxy Statement-Prospectus is a part relates to shares of Hibernia Common Stock which will be issued in connection with the Merger of Bank of St. John with and into HNB pursuant to the Agreement. The shares of Hibernia Common Stock offered hereby will be exchanged, upon consummation of the Merger, for the outstanding shares of Bank of St. John Common Stock.

       Shareholders of Bank of St. John will be asked to approve the Agreement and Merger at a Special Meeting to be held on June 30, 1995. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

       The terms of the Merger are described in this Proxy Statement-Prospectus, and a copy of the Agreement and Plan of Merger between Hibernia, HNB, and Bank of St. John is attached hereto as Appendix
A for reference.

                         AVAILABLE INFORMATION

       Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, 14th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Hibernia Common Stock are listed.

       Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Hibernia Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

       All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Bank of St. John has been supplied by Bank of St. John.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed by Hibernia with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1994, (2) quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1995, (3) definitive Proxy Statement dated March 17, 1995 relating to its 1995 Annual Meeting of Shareholders held on April 18, 1995 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (4) the description of Hibernia Common Stock set forth in Hibernia's Current Report on Form 8-K dated November 2, 1994, and (5) Current Reports on Form 8-K dated January 27, March 2 and March 20, 1995 (as amended), respectively.

       All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement herein (or contained in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

       Hibernia will provide, without charge, to each person to whom this Proxy Statement-Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention: Assistant Corporate Secretary, Telephone (504) 533-3411.

                          TABLE OF CONTENTS

                                                               Page

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       Hibernia and HNB. . . . . . . . . . . . . . . . . . . . .  8
       Selected Financial Data About Hibernia. . . . . . . . . . 10
       Bank of St. John. . . . . . . . . . . . . . . . . . . . . 12
       Selected Financial Data of Bank of St. John . . . . . . . 12
       Pro Forma Combined Selected Financial Information . . . . 15
       Comparative Per Share Information . . . . . . . . . . . . 17
       The Special Meeting . . . . . . . . . . . . . . . . . . . 19
       Vote Required . . . . . . . . . . . . . . . . . . . . . . 19
       Terms of the Merger . . . . . . . . . . . . . . . . . . . 19
       Exchange of Certificates. . . . . . . . . . . . . . . . . 21
       Operations After the Merger . . . . . . . . . . . . . . . 22
       Hibernia's Pending and Completed Mergers. . . . . . . . . 22
       Basis for the Terms of the Merger . . . . . . . . . . . . 23
       Advice and Opinion of Financial Advisor . . . . . . . . . 23
       Conditions; Abandonment; Amendment. . . . . . . . . . . . 24
       Interests of Certain Persons in the Merger. . . . . . . . 24
       Employee Benefits . . . . . . . . . . . . . . . . . . . . 25
       Material Tax Consequences . . . . . . . . . . . . . . . . 25
       Dissenters' Rights. . . . . . . . . . . . . . . . . . . . 26
       Differences in Shareholders' Rights . . . . . . . . . . . 26
       Accounting Treatment. . . . . . . . . . . . . . . . . . . 26
       Recommendation of the Board of Directors. . . . . . . . . 26
MEETING INFORMATION. . . . . . . . . . . . . . . . . . . . . . . 28
       General . . . . . . . . . . . . . . . . . . . . . . . . . 28
       Purpose of the Special Meeting. . . . . . . . . . . . . . 28
       Solicitation; Voting and Revocation of Proxies. . . . . . 28
       Shares Entitled to Vote; Quorum; Vote Required. . . . . . 28
       Recommendation of Bank of St. John's Board of
               Directors . . . . . . . . . . . . . . . . . . . . 30
       Other Matters . . . . . . . . . . . . . . . . . . . . . . 30

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . 31

PROPOSED MERGER. . . . . . . . . . . . . . . . . . . . . . . . . 40
       Background of and Reasons for the Merger. . . . . . . . . 40
       Opinion of Financial Advisor. . . . . . . . . . . . . . . 42
       Terms of the Merger . . . . . . . . . . . . . . . . . . . 47
       Surrender and Exchange of Stock Certificates. . . . . . . 49
       Employee Benefits . . . . . . . . . . . . . . . . . . . . 49
       Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 50
       Representations and Warranties; Conditions to the
               Merger; Waiver. . . . . . . . . . . . . . . . . . 50
       Regulatory and Other Approvals. . . . . . . . . . . . . . 51
       Business Pending the Merger . . . . . . . . . . . . . . . 52
       Effective Date of the Merger; Termination . . . . . . . . 52
       Management and Operations After the Merger. . . . . . . . 53

       Certain Differences in Rights of Shareholders . . . . . . 53
       Interests of Certain Persons in the Merger. . . . . . . . 57
       Material Tax Consequences . . . . . . . . . . . . . . . . 59
       Resale of Hibernia Common Stock . . . . . . . . . . . . . 61
       Rights of Dissenting Shareholders . . . . . . . . . . . . 62
       Dividend Reinvestment Plan. . . . . . . . . . . . . . . . 64
       Accounting Treatment. . . . . . . . . . . . . . . . . . . 64

CERTAIN REGULATORY CONSIDERATIONS. . . . . . . . . . . . . . . . 65
       General . . . . . . . . . . . . . . . . . . . . . . . . . 65
       Payment of Dividends. . . . . . . . . . . . . . . . . . . 66
       Restrictions on Extensions of Credit. . . . . . . . . . . 66

CERTAIN INFORMATION CONCERNING BANK OF ST. JOHN. . . . . . . . . 66
       Description of the Business . . . . . . . . . . . . . . . 66
       Competition . . . . . . . . . . . . . . . . . . . . . . . 67
       Employees . . . . . . . . . . . . . . . . . . . . . . . . 68
       Property. . . . . . . . . . . . . . . . . . . . . . . . . 68
       Market Prices and Dividends . . . . . . . . . . . . . . . 68
       Legal Proceedings . . . . . . . . . . . . . . . . . . . . 69
       Supervision and Regulation. . . . . . . . . . . . . . . . 69
       Security Ownership of Principal Shareholders. . . . . . . 70

BANK OF ST. JOHN MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR THE TWO YEARS
ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993. . . . . . . . . . 72
       Overview. . . . . . . . . . . . . . . . . . . . . . . . . 72
       Results of Operations . . . . . . . . . . . . . . . . . . 72
       Analysis of Financial Condition . . . . . . . . . . . . . 77

BANK OF ST. JOHN MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR QUARTER ENDED
MARCH 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . __

VALIDITY OF SHARES . . . . . . . . . . . . . . . . . . . . . . . __

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . __

FINANCIAL STATEMENTS OF BANK OF ST. JOHN (Unaudited)
FOR THE QUARTER ENDED MARCH 31, 1995. . . . . . . . . . . . . . .

AUDITED FINANCIAL STATEMENTS OF BANK OF ST. JOHN . . . . . . . . __


APPENDIX A    --    AGREEMENT AND PLAN OF MERGER
APPENDIX B    --    OPINION OF ALEX. BROWN & SONS, INCORPORATED
APPENDIX C    --    SELECTED PROVISIONS OF LAW RELATING
                      TO RIGHTS OF DISSENTING SHAREHOLDERS
APPENDIX D    --    OPINION OF ERNST & YOUNG LLP REGARDING CERTAIN
                      TAX MATTERS

                              SUMMARY

       THIS SUMMARY IS NECESSARILY GENERAL AND ABBREVIATED AND HAS BEEN PREPARED TO ASSIST SHAREHOLDERS OF BANK OF ST. JOHN IN THEIR REVIEW OF THIS PROXY STATEMENT-PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE EXPLANATION OF THE MATTERS COVERED IN THIS PROXY STATEMENT-PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, ALL OF WHICH SHAREHOLDERS ARE URGED TO READ CAREFULLY PRIOR TO THE SPECIAL MEETING.

Hibernia and HNB


       Hibernia is a Louisiana corporation registered under the Bank
Holding Company Act of 1956, as amended ("BHCA").  As of March 31,
1995, Hibernia had total consolidated assets of approximately $6.5 billion and shareholders' equity of approximately $602 million.
Hibernia has a single banking subsidiary, Hibernia National Bank
("HNB"), that provides retail and commercial banking services through 143 branches throughout Louisiana. As of March 31, 1995,
HNB was the largest bank headquartered in Louisiana, and Hibernia was the 82nd largest bank holding company (on the basis of total assets) in the United States.

       The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference should be made to the Hibernia reports incorporated herein by reference.
See "AVAILABLE INFORMATION."

       In March of 1995, HNB completed a merger with American Bank, headquartered in Norco, Louisiana ("American Bank"), and in May of 1995, a merger was completed between Hibernia and STABA Bancshares, Inc. ("STABA") which included a merger of STABA's subsidiary, First State Bank and Trust, into HNB. In addition, from time to time, Hibernia investigates and holds discussions and negotiations in connection with possible merger or similar acquisition transactions with other financial institutions. At the date hereof, Hibernia has entered into a definitive merger agreement with Progressive Bancorporation, Inc., ("Progressive"), the holding company of Progressive Bank & Trust Company headquartered in Houma, Louisiana in addition to Bank of St. John. The completed mergers with American Bank and STABA and the proposed merger with Progressive are not reflected in the financial statements contained in Hibernia's Annual Report on Form 10-K for the year ended December 31, 1994, although the American Bank merger is included in the unaudited financial statements included in Hibernia's quarterly report on Form 10-Q for the quarter ended March 31, 1995. Such mergers are described further herein under "PRO FORMA FINANCIAL INFORMATION" below. In addition, Hibernia is pursuing other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future when available and feasible in the light of Hibernia's business and strategic plans. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders.


              SELECTED FINANCIAL DATA ABOUT HIBERNIA

       The following table sets forth certain consolidated information for Hibernia. This historical information is based on the historical financial statements and related notes of Hibernia contained in its Annual Report on Form 10-K for the year ended December 31, 1994, after giving effect for the merger with American Bank consummated on March 1, 1995 which was accounted for as a pooling of interests, and its Quarterly Report on Form 10-Q for March 31, 1995. The restated information reflects the impact of the merger with STABA consummated on May 1, 1995, which was accounted for as a pooling of interests. Pro forma financial information giving effect to the Merger and each of the other probable and consummated mergers is included herein under "PRO FORMA FINANCIAL INFORMATION."

HISTORICAL HIBERNIA CORPORATION (1)
SELECTED FINANCIAL INFORMATION
                                                                    Year Ended December 31                 3 Months Ended March 31
Unaudited ($ in thousands, except per share amounts)   1994       1993       1992      1991       1990        1995       1994

Net interest income                                   $265,309   $261,753  $261,394   $285,155  $302,752     $67,913      $64,783
Income (loss) from continuing operations                86,571     62,273     2,964   (139,049)  (17,441)     26,359       23,116
Per share:
   Income (loss) from continuing operations               0.78       0.57      0.05      (2.53)    (0.32)       0.24         0.21
   Cash dividends                                         0.19       0.03         -       0.15      0.90        0.06         0.04
   Book value                                             5.10       4.80      4.15       4.68      7.70        5.41         4.85


SELECTED PERIOD-END BALANCES

Debt                                                     5,650     30,194    32,587    134,809   146,784       4,815       28,796
Total assets                                         6,424,040  6,317,199 6,188,874  7,445,266 8,724,922   6,502,662    6,542,266

(1) Refer to "PRO FORMA FINANCIAL INFORMATION".

RESTATED HIBERNIA CORPORATION (2)
SELECTED FINANCIAL INFORMATION
                                                                   Year Ended December 31                  3 Months Ended March 31
Unaudited ($ in thousands, except per share amounts)   1994       1993       1992      1991       1990        1995       1994

Net interest income                                   $269,562   $265,772  $264,950   $287,859  $304,929     $68,949      $65,810
Income (loss) from continuing operations                87,971     63,525     4,028   (138,287)  (16,944)     26,452       23,440
Per share:
   Income (loss) from continuing operations               0.78       0.57      0.07      (2.42)    (0.30)       0.23         0.21
   Cash dividends                                         0.19       0.03         -       0.15      0.90        0.06         0.04
   Book value                                             5.07       4.77      4.12       4.59      7.48        5.38         4.82


SELECTED PERIOD-END BALANCES

Debt                                                     5,650     30,194    32,587    134,809   146,784       4,815       28,796
Total assets                                         6,516,380  6,412,388 6,280,706  7,517,779 8,783,541   6,599,894    6,638,950

(2) Refer to "PRO FORMA FINANCIAL INFORMATION".

Bank of St. John

       Bank of St. John, a Louisiana state bank organized in 1904, provides full-service consumer and commercial banking services in Reserve and Laplace, Louisiana and surrounding areas of St. John the Baptist Parish, Louisiana, through its main banking office at 105 W. 8th Street, Reserve, Louisiana, and three full-service branches located in Edgard and Laplace, Louisiana. Bank of St. John also has a loan production officer in Metairie, Louisiana. At March 31, 1995, Bank of St. John had total assets of approximately $116,344,000, shareholders' equity of approximately $11,453,000 and total deposits of approximately $102,699,000. Bank of St. John's executive offices are located at 1200 W. Airline Highway, Laplace, Louisiana 70068 and its telephone number at such address is (504) 652-6384.

       For additional information concerning the business of Bank of St. John and its financial condition, see "CERTAIN INFORMATION CONCERNING BANK OF ST. JOHN," "Selected Financial Data of Bank of St. John," and "AUDITED FINANCIAL STATEMENTS OF BANK OF ST. JOHN."

          SELECTED FINANCIAL INFORMATION OF BANK OF ST. JOHN

       The following selected financial information of Bank of St. John with respect to each year in the five-year period ended December 31, 1994 and the three months ended March 31, 1995 and 1994 has been derived from the financial statements of Bank of St. John. The information set forth below should be read in conjunction with Bank of St. John's financial statements, the notes thereto, and Bank of St. John Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 1994 and 1993 and the three months ended March 31 1995 and 1994 appearing elsewhere in this Proxy Statement-Prospectus.

Bank of St. John
SELECTED FINANCIAL INFORMATION
                                                                 Year Ended December 31                  3 Months Ended March 31
Unaudited ($ in thousands, except per share amounts)   1994     1993     1992     1991     1990            1995     1994

Net interest income                                    $6,874   $5,920   $5,170   $3,627   $3,342          $1,587  $1,506
Income from continuing operations                       2,930    1,930    1,601      908      600            (674)    512

Per share:
   Income from continuing operations                     9.77     6.43     5.34     3.03     2.00          ($2.25)  $1.71
   Cash dividends                                        3.00     2.00     0.50        -        -            0.61    0.25
   Book value                                           39.41    35.33    30.31    25.47    22.45           38.18   37.08


SELECTED PERIOD-END BALANCES

Debt                                                        -        -        -        -        -               -       -
Total assets                                          123,712  106,509  107,424   99,897   98,655         116,344 115,105

          PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                           (Unaudited)

       The table on the next page sets forth certain unaudited pro forma combined financial information for Hibernia, after giving effect to the merger with American Bank consummated on March 1, 1995, as discussed in Note A to the Pro Forma Combined Financial Statements, the merger with STABA consummated on May 1, 1995, as discussed in Note B to the Pro Forma Combined Financial Statements and Bank of St. John. The table also gives effect to another probable merger as discussed in Notes D and E to the Pro Forma Combined Financial Statements. The pro forma information, which reflect the Merger and other probable and consummated mergers, using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had any of the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. See "PRO FORMA FINANCIAL INFORMATION" and the "Notes to Pro Forma Combined Financial Statements" contained elsewhere herein.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                        Year Ended December 31       3 Months Ended March 31
Unaudited ($ in thousands, except per share amounts)   1994      1993      1992         1995       1994

Net interest income                                  $276,436  $271,692  $270,120      $70,536      $67,316
Income from continuing operations                      90,901    65,455     5,629       25,778       23,952
Per share:
   Income from continuing operations                     0.78      0.57      0.09         0.22         0.21
   Cash dividends                                        0.19      0.03         -         0.06         0.04
   Book value                                            5.03      4.72      4.08         5.32         4.78


SELECTED PERIOD-END BALANCES

Debt                                                    5,650    30,194    32,587        4,815       28,796
Total assets                                        6,640,161 6,518,897 6,388,130    6,716,238    6,754,055


*  Includes restated Hibernia Corporation and Bank of St. John.

TOTAL PRO FORMA HIBERNIA CORPORATION**
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                        Year Ended December 31       3 Months Ended March 31
Unaudited ($ in thousands, except per share amounts)   1994      1993      1992         1995       1994

Net interest income                                  $284,000  $278,322  $275,682      $72,229      $68,919
Income from continuing operations                      95,617    66,846     7,442       25,486       24,381
Per share:
   Income from continuing operations                     0.81      0.57      0.12         0.21         0.21
   Cash dividends                                        0.19      0.03         -         0.06         0.04
   Book value                                            4.98      4.67      4.03         5.27         4.73


SELECTED PERIOD-END BALANCES

Debt                                                   11,846    36,809    37,568       10,872       35,215
Total assets                                        6,775,701 6,651,806 6,519,435    6,863,710    6,892,219


**  Includes restated Hibernia Corporation, Bank of St. John and
     Progressive Bancorporation, Inc.

                                         -14-

              COMPARATIVE PER SHARE INFORMATION
                       (Unaudited)

       The following table sets forth for Hibernia Common Stock and Bank of St. John Common Stock certain historical, restated, unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the three months ended March 31, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992. Information under the column titled "Historical Hibernia Corporation" is based on, and should be read in conjunction with, the historical financial statements and related notes of Hibernia, incorporated by reference into this Proxy Statement-Prospectus, after giving effect to the merger with American Bank consummated on March 1, 1995, which was accounted for as a pooling of interests. Information under the column titled "Restated Hibernia Corporation" reflects the impact of the merger with STABA consummated on May 1, 1995, which was accounted for as a pooling of interests. Information under the column titled "Historical Bank of St. John" is based on, and should be read in conjunction with, the historical financial statements and related notes of Bank of St. John contained elsewhere in this Proxy Statement-Prospectus.
Information under the column entitled "Pro Forma Hibernia Corporation (With Bank of St. John)" is based upon the Pro Forma Financial Statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger and the consummated mergers with American Bank and STABA, using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had any of the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of 2,098,968 shares of Hibernia Common Stock for all of the outstanding shares of American Bank, 2,180,133 shares of Hibernia Common Stock for all of the outstanding shares of STABA and 3,338,710 shares of Hibernia Common Stock for all of the outstanding shares of Bank of St. John Common Stock, which assumes that each share of Bank of St. John Common Stock will be exchanged for 11.13 shares of Hibernia Common Stock. The information under the column entitled "Bank of St. John Pro Forma Equivalent" is derived by multiplying the numbers contained in the column titled "Pro Forma Hibernia (With Bank of St. John)" by such assumed exchange rate of 11.13. See "The Merger -- Consideration to be Received in the Merger."

HIBERNIA CORPORATION AND BANK OF ST. JOHN

COMPARATIVE PER SHARE INFORMATION
Unaudited

                                                                                           PRO FORMA
                                                                                           HIBERNIA        BANK OF
                                            HISTORICAL     RESTATED     HISTORICAL       CORPORATION       ST. JOHN
                                             HIBERNIA      HIBERNIA       BANK OF        (WITH BANK OF    PRO FORMA
                                           CORPORATION   CORPORATION     ST. JOHN          ST. JOHN)      EQUIVALENT
Per Common Share:

Income from continuing operations:
   For the three months ended March 31,
        1995                                      $0.24         $0.23         ($2.25)            $0.22           $2.45
        1994                                       0.21          0.21           1.71              0.21            2.34
   For the year ended December 31,
        1994                                      $0.78         $0.78          $9.77             $0.78           $8.68
        1993                                       0.57          0.57           6.43              0.57            6.34
        1992                                       0.05          0.07           5.34              0.09            1.00

Cash dividends:
   For the three months ended March 31,
        1995                                      $0.06         $0.06          $0.61             $0.06           $0.67
        1994                                       0.04          0.04           0.25              0.04            0.45
   For the year ended December 31,
        1994                                      $0.19         $0.19          $3.00             $0.19           $2.11
        1993                                       0.03          0.03           2.00              0.03            0.33
        1992                                          -             -           0.50                 -               -

Book Value:
   At March 31, 1995                              $5.41         $5.38         $38.18             $5.32          $59.21
   At December 31, 1994                            5.10          5.07          39.41              5.03           55.98

                                         -16-

The Special Meeting

       A special meeting of the shareholders of Bank of St. John (the "Special Meeting") will be held at the Main Street office of Bank of St. John, 604 Main Street Laplace, Louisiana, on Friday, June
30, 1995, at 10:00 a.m. Central Time (the "Special Meeting"). Only record holders of the common stock, $2.50 par value, of Bank of St John ("Bank of St. John Common Stock") at the close of business on May 31, 1995 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 300,000 shares of Bank of St. John Common Stock issued and outstanding, each entitled to one vote on each matter properly to come before the Special Meeting.

       The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Agreement"), pursuant to which (a) Bank of St. John will be merged with and into HNB; and (b) on the effective date of the Merger, each outstanding share of Bank of St. John Common Stock will be converted into a number of shares of Class A Common Stock of Hibernia, as determined in accordance with the Agreement. As a result of the Merger, the business and properties of Bank of St. John will become the business and properties of HNB, and shareholders of Bank of St. John will receive the consideration described below under "Terms of the Merger." See "MEETING INFORMATION -- Purpose of the Special Meeting."

Vote Required

       The Agreement must be approved at the Special Meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank of St. John Common Stock, with each shareholder of Bank of St. John Common Stock entitled to one vote for each share owned. In the Agreement, Bank of St. John has agreed to endeavor to have each of its directors execute, prior to the Merger, an agreement pursuant to which such director agrees, among other things, to vote in favor of the approval of the Agreement. The five directors of Bank of St. John beneficially owned, as of the Record Date, an aggregate of 12,313 shares, or approximately 4.10%, of the outstanding Bank of St. John Common Stock on that date. Under Louisiana law, shareholders of Hibernia are not required to approve the Agreement. See "MEETING INFORMATION -- Shares Entitled to Vote; Quorum; Vote Required."

Terms of the Merger

       On the Effective Date, each outstanding share of Bank of St. John Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with applicable law, will be converted into the number of shares of Class A Common Stock, no par value per share, of Hibernia ("Hibernia Common Stock") equal to the "Exchange Rate" (as defined below). In the event the "Average Market Price" (as defined below) is greater than or equal to $7.25 per share and less than or equal to $7.75 per share, the Exchange Rate shall be equal to ($25,875,000 divided by the Average Market Price of Hibernia Common Stock) divided by 300,000 (the number of issued and outstanding shares of Bank of St. John Common Stock), unless reduced as described below. If the Average Market Price of Hibernia Common Stock is less than $7.25, the Exchange Rate will be approximately
11.8965 shares of Hibernia Common Stock unless reduced as described below. If the Average Market Price of Hibernia Common Stock is greater than $7.75, the Exchange rate will be approximately 11.1290 shares of Hibernia Common Stock, unless reduced as described below. The consideration to be exchanged by Hibernia for Bank of St. John Common Stock in the Merger may be reduced in the event certain professional fees and expenses of Bank of St. John incurred in connection with the Merger exceed $150,000. If such fees and expenses exceed $150,000, the aggregate consideration to be exchanged by Hibernia will be correspondingly reduced by the amount of the excess.

       The "Average Market Price" is defined as the average of the mean of the high and low prices of one share of Hibernia Common Stock for the five business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

       The following table sets forth examples of the number of shares of Hibernia Common Stock into which each share of Bank of St. John Common Stock would be converted on the Effective Date, assuming that on such date the Average Market Price for Hibernia Common Stock is as specified below and professional fees and expenses incurred by Bank of St. John do not exceed $150,000. As of April 18, 1995, the professional fees and expenses that had been incurred by Bank of St. John in connection with the Merger totalled approximately $27,000. The extent to which these fees and expenses will exceed $150,000 as of the Closing Date is not certain.

                  Assumed Average                          Number of Hibernia
                  Market Price of                           Shares Per Bank
               Hibernia Common Stock                       of St. John Share

                      $6.875                                      11.8965
                      $7.000                                      11.8965
                      $7.250                                      11.8965
                      $7.375                                      11.6949
                      $7.500                                      11.5000
                      $7.625                                      11.3115
                      $7.750                                      11.1290
                      $8.000                                      11.1290
                      $8.250                                      11.1290

If May 30, 1995 had been the Closing Date of the Merger, the
Average Market Price would have been $8.2125.

       In lieu of the issuance of any fractional share of Hibernia Common Stock to which a holder of certificates representing shares of Bank of St. John Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") may be entitled, each shareholder of Bank of St. John, upon surrender of the Old Certificates, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price. See "PROPOSED MERGER - Terms of the Merger."

Exchange of Certificates

       As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of Bank of St. John transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock.

       Shareholders are requested not to send in their Bank of St. John Common Stock certificates until they have received a letter of transmittal and instructions.

       Bank of St. John shareholders who cannot locate their certificates are urged to contact promptly Toni Roussel, Assistant Vice President, Bank of St. John, P. O. Box 507, Laplace, Louisiana 70068, telephone number (504) 652-6384. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and an agreement to indemnify Bank of St. John and Hibernia against any claim that may be made against Bank of St. John or Hibernia by the owner of the certificate(s) alleged to have been lost or destroyed. Bank of St. John or Hibernia may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Bank of St. John and Hibernia. See "PROPOSED MERGER - Surrender and Exchange of Stock Certificates."

Operations After the Merger

       After the Effective Date, the offices of Bank of St. John will operate as branch banking offices of HNB. As of the Effective
Date, the directors of Bank of St. John will no longer hold their positions as directors. See "PROPOSED MERGER -- Management and Operations After the Merger." Hibernia is considering the creation of an advisory board of directors in the River Parishes region of Louisiana on which some or all of the directors of Bank of St. John may be asked to serve after the Merger. In addition, Hibernia will assume Bank of St. John's obligations under an employment contract with Darryl J. Chauvin, President and Chief Executive Officer of
Bank of St. John, which is described more fully below.  See
"PROPOSED MERGER -- Interests of Certain Persons in the Merger."

Hibernia's Pending and Completed Mergers

       During 1994, Hibernia consummated mergers with six financial institutions. In March of 1995 Hibernia merged with American Bank pursuant to a merger of American Bank into HNB, and in May of 1995, Hibernia merged with STABA, and STABA's subsidiary bank merged with HNB. In addition to Bank of St. John, Hibernia has entered into a definitive merger agreement with one other financial institution, Progressive, as of the date of this Proxy Statement-Prospectus. This transaction is subject to certain conditions, similar to the conditions to the Merger described herein and may be consummated before or after consummation of the Merger. Shareholders of Bank of St. John will not have the right to vote on the other pending transaction, or any other transaction that might be entered into by Hibernia prior to the Effective Date of the Merger. In addition, if the Merger is consummated prior to consummation of another transaction, former shareholders of Bank of St. John who have not exercised and perfected dissenters' rights will be shareholders of Hibernia at the time those transactions are consummated. Shareholders of Hibernia do not have the right to vote on any of the pending Hibernia merger transactions.

       The table below includes certain information concerning Progressive as of March 31, 1995. Further information concerning the effects of this transaction, including complete pro forma financial information, is included herein below. See "PRO FORMA FINANCIAL INFORMATION." All information included in the following table is as of March 31, 1995, and all percentages are percentages of the total combined entity, assuming consummation of all pending mergers, including the Merger of Bank of St. John with and into HNB.

                         Deposits             Assets             Equity
                         as % of             as % of            as % of
Name          Deposits     Total    Assets    Total    Equity    Total

Progressive   $133         2.2%     $154      2.2%      $10      1.6%
              million               million             million

       On a pro forma basis, as of March 31, 1995, the book value of the shares of Hibernia Common Stock would be slightly decreased by the pending transactions. The effect of the Merger on the book value of Hibernia Common Stock, as well as Bank of St. John Common Stock, is shown under "Comparative Per Share Information" included elsewhere herein.

Basis for the Terms of the Merger

       The Board of Directors of Bank of St. John believes that approval of the Agreement is in the best interests of Bank of St. John and its shareholders. A number of factors, in addition to those stated above, were considered by the Board of Directors of Bank of St. John in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of each of Hibernia, HNB and Bank of St. John; the likelihood that recent changes in the law and recent merger and acquisitions would result in increased competition for Bank of St. John in its market area from banking and other financial institutions having greater resources than Bank of St. John; the market price of Hibernia Common Stock; the absence of a public trading market for Bank of St. John's common stock; the consideration to be received by Bank of St. John shareholders in relation to Bank of St. John's earnings and book value; the historical dividends paid by Bank of St. John and Hibernia; the anticipated tax-free nature of the Merger to Bank of St. John's shareholders for federal income tax purposes, to the extent Hibernia Common Stock is received; and the financial terms of other recent business combinations in the banking industry. The Exchange Rate was the result of arms' length negotiations between Hibernia and Bank of St. John's Board of Directors, upon the advice of and consultation with Alex. Brown & Sons Incorporated. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

       Alex. Brown & Sons Incorporated ("Alex. Brown") was engaged as an independent financial expert to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Bank of St. John's shareholders pursuant to the Merger. Alex. Brown was selected because of its experience, reputation and expertise in the financial services industry. A copy of the fairness opinion is attached hereto as Appendix B and should be read in its entirety. The opinion concludes that, as of the date of such opinion, and based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated therein, the proposed Exchange Ratio (as defined in the Agreement) is fair to the shareholders of Bank of St. John from a financial point of view. Alex. Brown's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Special Meeting. Alex. Brown has a potential conflict of interest as a portion of its fee is contingent upon consummation of the Merger. See "PROPOSED MERGER -
- - Opinion of Financial Advisor" for further information regarding, among other things, the selection of Alex. Brown and its compensation in connection with the Merger.

Conditions; Abandonment; Amendment

       Consummation of the Merger is subject to the satisfaction of a number of conditions, including approval of the Agreement by the shareholders of Bank of St. John and approval of the Merger of Bank of St. John with and into HNB by the Office of the Comptroller of the Currency ("OCC"). The OCC approved the merger on April 27, 1995. Applicable law provides that the Merger may not be consummated until at least 15, but no more than 360, days after approval of the OCC is obtained.

       Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Bank of St. John's shareholders may change the number of shares of Hibernia Common Stock into which shares of Bank of St. John Common Stock will be converted by the Merger or otherwise adversely affect the holders of Bank of St. John Common Stock. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to Closing; Waiver," "-- Regulatory and Other Approvals" and "-- Effective Date of the Merger; Termination."

Interests of Certain Persons in the Merger

       In considering the Merger, Bank of St. John shareholders should be aware that the Bank of St. John directors, officers and employees have an interest in the Merger, as described below. Certain severance plans and retention agreements were adopted by Bank of St. John in 1994 to encourage its employees and senior management to continue their employment with Bank of St. John in the context of ongoing merger discussions between Bank of St. John and certain non-affiliated financial institutions as described elsewhere herein. The employment agreement of Darryl J. Chauvin, Bank of St. John's President and Chief Executive Officer, also provides for certain severance payments if Mr. Chauvin is terminated or voluntarily resigns his employment within the 30 days immediately following a "Change of Control" of Bank of St. John (such term, as defined in such agreement, includes the Merger).
The Agreement also provides for the indemnification by Hibernia and HNB of the officers and directors of Bank of St. John for certain liabilities, subject to certain conditions and aggregate dollar limitations. See "PROPOSED MERGER -- Interests of Certain Persons in the Merger."

Employee Benefits

       Hibernia has agreed that it will use its best efforts to provide (or cause to be provided by HNB) to all employees of Bank of St. John who are employed by Bank of St. John immediately prior to the Effective Date, the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Bank of St. John will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). For purposes of determining eligibility for both vesting and benefits, an employee of Bank of St. John shall be deemed to have been employed by Hibernia and/or HNB for a time period equivalent to the time period such person was employed by Bank of St. John. Hibernia has also agreed to pay or provide certain other benefits. See "PROPOSED MERGER -- Employee Benefits."

Material Tax Consequences

       It is a condition to consummation of the Merger that the parties receive an opinion of counsel or a public accounting firm to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that the exchange of Bank of St. John Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Bank of St. John's shareholders with respect to such exchange, and that the Louisiana income tax treatment to the shareholders of Bank of St. John will be substantially the same as the federal income tax treatment of the Merger to such shareholders. The parties have received an opinion from Ernst & Young LLP, certified public accountants, who also serve as independent auditors for Hibernia, to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code. A copy of such opinion is attached hereto as Appendix D. Because of the complexities of the tax laws and because the tax consequences may vary depending upon a shareholder's individual circumstances or tax status, it is recommended that each shareholder of Bank of St. John consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to him or her. See "PROPOSED MERGER -- Material Tax Consequences."

Dissenters' Rights

       Under certain conditions, and by complying with the specific procedures required by statute and described herein, shareholders of Bank of St. John will have the right to dissent from the Merger, in which event, if the Merger is consummated, they may be entitled to receive in cash the fair value of their shares of Bank of St. John Common Stock. The relevant provisions of both federal and state law on dissenters' rights are attached hereto as Appendix C. However, if dissenters' rights are exercised and perfected with respect to 10% or more of the outstanding shares of Bank of St. John Common Stock, Hibernia may abandon the Merger as the transaction may not qualify as a pooling of interests. See "PROPOSED MERGER -- Rights of Dissenting Shareholders" and "-- Accounting Treatment."

Differences in Shareholders' Rights

       Upon completion of the Merger, shareholders of Bank of St. John, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia and their rights as such will be governed by Hibernia's Articles of Incorporation and Bylaws. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Bank of St. John. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

Accounting Treatment

       The parties intend the Merger to be treated as a pooling-of-interests for financial accounting purposes. If, among other things, holders of more than approximately 10% of the outstanding shares of Bank of St. John Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-interests accounting treatment, and Hibernia will not be obligated to effect the Merger. See "PROPOSED MERGER -- Accounting Treatment."

Recommendation of the Board of Directors

       The Board of Directors of Bank of St. John has unanimously approved the Agreement, believes that the Merger is in the best interests of the shareholders of Bank of St. John and recommends that the shareholders vote FOR the Merger. The Board of Directors has received from Alex. Brown an opinion that the consideration to be received by the shareholders of Bank of St. John pursuant to the Merger, when taken as a whole, is fair to such shareholders from a financial point of view. See "PROPOSED MERGER -- Opinion of

Financial Advisor." Bank of St. John's Board believes that the Merger will provide significant value to all Bank of St. John shareholders and will enable them to participate in opportunities for growth that Bank of St. John's Board believes the Merger makes possible. In recommending the Merger to the shareholders, Bank of St. John's Board of Directors considered, among other factors, the financial terms of the Merger, the liquidity it will afford Bank of St. John's shareholders and the business earnings and potential for future growth of Bank of St. John and Hibernia. See "PROPOSED MERGER -- Background of and Reasons for the Merger."


                         MEETING INFORMATION

General

       Each copy of this Proxy Statement-Prospectus mailed to holders of Bank of St. John Common Stock is accompanied by a proxy card furnished in connection with the solicitation of proxies by Bank of St. John's Board of Directors for use at the Special Meeting and at any adjournment thereof. This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Bank of St. John on approximately June 2, 1995. The Special
Meeting is scheduled to be held on Friday, June 30, 1995, at 10:00 a.m. Central Time, at the Main Street office of Bank of St. John,
604 Main Street, Laplace, Louisiana 70068. Only holders of record of Bank of St. John Common Stock at the close of business on May
31, 1995 (the "Record Date") are entitled to notice of and to vote at the Special Meeting.

       Hibernia Corporation ("Hibernia") has supplied all information included herein with respect to it and its wholly-owned subsidiary, Hibernia National Bank ("HNB").

Purpose of the Special Meeting

       The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between Hibernia and its wholly-owned subsidiary HNB, on the one hand, and Bank of St. John, on the other. Pursuant to the Agreement, Bank of St. John will merge with and into HNB with the result that the business and properties of Bank of St. John will become the business and property of HNB and each outstanding share of Bank of St. John Common Stock will be converted into a number of shares of Hibernia Common Stock as described below under the heading "PROPOSED MERGER -- Terms of the Merger."

Solicitation; Voting and Revocation of Proxies

       When a proxy in the form accompanying this Proxy Statement-Prospectus is properly executed and returned, the shares voted thereby will be voted in accordance with the instructions marked thereon. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT. If a shareholder does not sign and return a proxy and specify on the proxy an instruction to vote against the Agreement, he will not be able to exercise dissenters' rights with respect to the Merger by timely requesting the fair value of his shares in accordance with 12 U.S.C. Section 215a and La. Rev. Stat. Section 6:376 (copies of which are attached hereto as Appendix C) unless he attends the Special Meeting in person and votes against the Agreement or gives written notice of his dissent from the Agreement at or prior to the Special Meeting. See "Dissenters' Rights."

       No matters are expected to be considered at the Special Meeting other than the proposal to approve the Agreement, but if any other matters should properly come before the Special Meeting, it is intended that proxies in the form accompanying this Proxy Statement-Prospectus will be voted on all such matters in accordance with the judgment of the person(s) voting such proxies.

       Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy only by giving written notice of such revocation to the Secretary of the Board of Bank of St. John, provided that such notice is received by such Secretary at the principal offices of Bank of St. John at or before the Special Meeting. Mere attendance at the Special Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken prior to receipt of such revocation.

       The cost of soliciting these proxies, including any and all professional fees paid to attorneys and accountants in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of this Proxy Statement-Prospectus and other proxy materials, and the cost of printing and mailing these proxy materials, will be borne by Bank of St. John. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram by directors, officers and employees of Bank of St. John. Such officers, directors and employees will continue to receive any compensation from Bank of St. John to which they are entitled by virtue of their employment or status as an officer or director, but will not receive any additional fee, compensation, or other remuneration for soliciting proxies in connection with the Special Meeting. An outside solicitation firm, The Herman Group, Inc., has been retained by Bank of St. John to assist in the solicitation of proxies. Bank of St. John has agreed to pay The Herman Group, Inc. a management services fee of $3,000 plus certain other enumerated expenses. Bank of St. John has also agreed to reimburse The Herman Group, Inc. for certain out-of-pocket expenses.

       BANK OF ST. JOHN SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK
CERTIFICATES WITH THEIR PROXY CARDS.  IF THE MERGER IS CONSUMMATED,

SHAREHOLDERS OF BANK OF ST. JOHN WILL RECEIVE INSTRUCTIONS
REGARDING THE EXCHANGE OF THEIR BANK OF ST. JOHN STOCK CERTIFICATES FOR CERTIFICATES REPRESENTING HIBERNIA COMMON STOCK.

Shares Entitled to Vote; Quorum; Vote Required

       The Board of Directors of Bank of St. John has fixed the close of business on May 31, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 300,000 shares of Bank of St. John Common Stock outstanding. Each share of Bank of St. John Common Stock is entitled to one vote on all matters to come before the Special Meeting. With respect to all matters to come before the Special Meeting, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bank of St. John Common Stock is necessary to constitute a quorum. For these purposes, shares of Bank of St. John Common Stock which are present in person or represented by proxy at the Special Meeting will be counted for quorum purposes regardless whether the holder of the shares or proxy actually votes on the Merger or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Merger. Accordingly, an "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal as to which the abstention is made. The Agreement must be approved at the Special Meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank of St. John Common Stock.

       In the Agreement, Bank of St. John has agreed to endeavor to have each of its directors execute, prior to the Merger, an agreement pursuant to which such shareholder, among other things, commits to vote in favor of the approval of the Agreement. The 5 directors of Bank of St. John beneficially owned, as of the Record Date, an aggregate of 12,313 shares, or approximately 4.10%, of the outstanding Bank of St. John Common Stock on that date.

       Under Louisiana law, shareholders of Hibernia are not required to approve the Agreement.

Recommendation of Bank of St. John's Board of Directors

       Bank of St. John's Board of Directors has unanimously approved the Merger and the Agreement and unanimously recommends that Bank of St. John's shareholders vote FOR approval of the Merger and the Agreement. See "PROPOSED MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Financial Advisor."

Other Matters

       The Board of Directors of Bank of St. John is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger and the Agreement. If, however, other matters are properly brought before the Special Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.


                  PRO FORMA FINANCIAL INFORMATION

       The following pro forma financial statements reflect
Hibernia's pending mergers as described in its public reports and press releases, giving effect to the assumptions and adjustments described in the accompanying notes.

       The information in the column titled "Historical Hibernia Corporation" on the Pro Forma Combined Balance Sheet and Pro Forma Combined Income Statements is summarized from Hibernia's Annual Report on Form 10-K for the year ended December 31, 1994. The information in the column titled "Restated Hibernia Corporation" on the Pro Forma Combined Statements reflects the impact of the merger with American Bank consummated on March 1, 1995, which was accounted for as a pooling of interests, and its Quarterly Report on Form 10-Q for March 31, 1995. The information contained in the column titled "Restate Hibernia Corporation" reflects the impact of the merger with STABA consummated on May 1, 1995, which was accounted for as a pooling of interests. The information contained in the columns titled "Bank of St. John" and "Progressive Bancorporation, Inc." is based on March 31, 1995 and 1994 and December 31, 1994, 1993 and 1992 financial statements of those entities. The pro forma financial statements do not purport to be indicative of the results that actually would have been obtained if the pending transactions had occurred on the dates indicated or that may be obtained in the future.

       On December 1, 1994, Hibernia announced that it had executed an agreement and plan of merger with Progressive Bancorporation, Inc, a Louisiana corporation ("Progressive") and the parent company of Progressive Bank & Trust Company, a Louisiana banking association headquartered in Houma, Louisiana. The terms of the merger provide that shareholders of Progressive will receive an aggregate of 2,500,000 shares of Hibernia Common Stock in the merger, regardless of the market price of Hibernia Common Stock at the closing of the merger.

       The merger with Progressive is subject to the satisfaction of certain conditions similar to those described herein with regard to the Merger. There can be no assurance that this proposed merger will occur, or that the timing of the consummation of that merger will be as assumed in the Pro Forma Financial Statements.

                      PRO FORMA COMBINED BALANCE SHEET
                              (Unaudited)

       The following unaudited pro forma combined balance sheet combines the restated balance sheet of Hibernia and the historical balance sheet of Bank of St. John as if the Merger had been effective on March 31, 1995. This unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference into this Proxy Statement-Prospectus, and the historical financial statements and related notes of Bank of St. John, contained elsewhere herein. The restated balance sheet reflects the impact of the merger with STABA consummated on May 1, 1995 as discussed in Note B to the pro forma financial statements. The unaudited pro forma combined balance sheet also gives effect to another probable merger of Hibernia with Progressive as discussed in Notes D and E to the pro forma combined financial statements. The probable merger has been included in the pro forma combined balance sheet as though that merger had been effective on March 31, 1995.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
March 31, 1995

                                                                      (B)
                                                      HISTORICAL   RESTATED                      PRO        PRO FORMA
                                                       HIBERNIA    HIBERNIA     BANK OF         FORMA        HIBERNIA
Unaudited ($ in thousands)                            CORPORATION CORPORATION   ST. JOHN         ADJ       CORPORATION

ASSETS
  Cash and due from banks                               $279,471     $283,752      $4,930                     $288,682
  Short-term investments                                  83,730       93,042       6,025                       99,067
  Securities available for sale                          546,360      567,811      24,055                      591,866
  Securities held to maturity                          1,850,267    1,863,371      11,568                    1,874,939
  Loans, net of unearned income                        3,599,398    3,646,033      68,065                    3,714,098
      Reserve for possible loan losses                  (149,441)    (150,487)       (946)                    (151,433)
          Loans, net                                   3,449,957    3,495,546      67,119             -      3,562,665
  Bank premises and equipment                            111,653      113,953       1,203                      115,156
  Customers' acceptance liability                          2,850        2,850           -                        2,850
  Other assets                                           178,374      179,569       1,444                      181,013
          TOTAL ASSETS                                $6,502,662   $6,599,894    $116,344             -     $6,716,238

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                     $1,010,181   $1,024,854     $15,578                   $1,040,432
      Interest-bearing                                 4,592,787    4,666,699      87,121                    4,753,820
          Total Deposits                               5,602,968    5,691,553     102,699             -      5,794,252
  Short-term borrowings                                  192,986      192,986         137                      193,123
  Liability on acceptances                                 2,850        2,850           -                        2,850
  Other liabilities                                       97,080       97,596       2,055                       99,651
  Debt                                                     4,815        4,815           -                        4,815
          TOTAL LIABILITIES                            5,900,699    5,989,800     104,891             -      6,094,691

SHAREHOLDERS' EQUITY
  Preferred Stock                                              -            -           -                            -
  Common Stock                                           213,597      217,783         750        $5,660 (C)    224,193
  Surplus                                                388,174      387,263       2,250        (5,660)(C)    383,853

  Retained earnings                                        8,627       13,651       8,773                       22,424
  Treasury Stock                                               -            -           -                            -
  Unrealized losses on securities available for sale      (8,435)      (8,603)       (320)                      (8,923)
          TOTAL SHAREHOLDERS' EQUITY                     601,963      610,094      11,453             -        621,547
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $6,502,662   $6,599,894    $116,344             -     $6,716,238

See notes to Pro Forma Combined Financial Statements.

                                         -30-

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET, (continued)
March 31, 1995

                                                                                                TOTAL
                                                       PRO FORMA  PROGRESSIVE     PRO         PRO FORMA
                                                       HIBERNIA  BANCORPORATIO   FORMA        HIBERNIA
Unaudited ($ in thousands)                            CORPORATION    INC.         ADJ        CORPORATION

ASSETS
  Cash and due from banks                               $288,682       $6,516                  $295,198
  Short-term investments                                  99,067        6,484     ($3,417)(D)   102,134
  Securities available for sale                          591,866       29,056                   620,922
  Securities held to maturity                          1,874,939       27,361                 1,902,300
  Loans, net of unearned income                        3,714,098       80,835      (2,595)(E) 3,792,338
      Reserve for possible loan losses                  (151,433)      (1,225)                 (152,658)
          Loans, net                                   3,562,665       79,610      (2,595)    3,639,680
  Bank premises and equipment                            115,156        2,596                   117,752
  Customers' acceptance liability                          2,850            -                     2,850
  Other assets                                           181,013        1,902         (41)(E)   182,874
          TOTAL ASSETS                                $6,716,238     $153,525     ($6,053)   $6,863,710

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                     $1,040,432      $22,553                $1,062,985
      Interest-bearing                                 4,753,820      110,092                 4,863,912
          Total Deposits                               5,794,252      132,645           -     5,926,897
  Short-term borrowings                                  193,123            -                   193,123
  Liability on acceptances                                 2,850            -                     2,850
  Other liabilities                                       99,651        2,136        ($41)(E)   101,746
  Debt                                                     4,815        8,652      (2,595)(E)    10,872
          TOTAL LIABILITIES                            6,094,691      143,433      (2,636)    6,235,488

SHAREHOLDERS' EQUITY
  Preferred Stock                                              -          130        (130)(D)         -
  Common Stock                                           224,193           65       4,735 (D)   228,993
  Surplus                                                383,853        2,016      (4,760)(D)   377,822
                                                                                   (3,287)(D)
  Retained earnings                                       22,424        7,941                    30,365
  Treasury Stock                                               -          (25)         25 (D)         -
  Unrealized losses on securities available for sale      (8,923)         (35)                   (8,958)
          TOTAL SHAREHOLDERS' EQUITY                     621,547       10,092      (3,417)      628,222
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $6,716,238     $153,525     ($6,053)   $6,863,710

See notes to Pro Forma Combined Financial Statements.

                                         -30a-

                 PRO FORMA COMBINED INCOME STATEMENTS
                           (Unaudited

     The following unaudited pro forma combined income statements for the three months ended March 31, 1995 and for the years ended
December 31, 1994, 1993 and 1992 combine the restated income statements of Hibernia and the historical income statements of Bank of St. John as if the Merger had been effective on January 1, 1992.
The unaudited pro forma combined income statements should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference into this Proxy
Statement-Prospectus, and the historical financial statements and notes of Bank of St. John contained elsewhere herein. The restated income statements reflect the impact of the merger with American
Bank consummated in the first quarter of 1995 as discussed in Note
A to the pro forma financial statements and the merger with STABA consummated in the second quarter of 1995 as discussed in Note B to the pro forma financial statements. The costs associated with the Merger, estimated to be approximately $541,000, are accounted for as a current period expense when incurred. The unaudited pro forma combined income statements also give effect to the probable merger with Progressive to which Hibernia is a party as discussed in Notes D and E to the pro forma combined financial statements.
The probable merger has been included in the pro forma combined income statements as though that merger had been effective on January 1, 1992.

                             -31-

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Three Months Ended March 31, 1995

                                                                          (B)                                             TOTAL
                                                         HISTORICAL    RESTATED              PRO FORMA    PROGRESSIVE   PRO FORMA
                                                          HIBERNIA     HIBERNIA    BANK OF    HIBERNIA  BANCORPORATION,  HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION  CORPORATION  ST. JOHN CORPORATION      INC.      CORPORATION
Interest Income
    Interest and fees on loans                               $79,570      $80,615    $1,608     $82,223         $2,046     $84,269
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                          35,581       36,039       573      36,612            678      37,290
        Obligations of states and political subdivisions         302          373        50         423            213         636
    Trading account interest                                       1            1         -           1              -           1
    Interest on time deposits in domestic banks                    5           15         -          15             77          92
    Interest on federal funds sold and securities
        purchased under agreements to resell                   2,364        2,429        95       2,524              -       2,524
        Total Interest Income                                117,823      119,472     2,326     121,798          3,014     124,812
Interest Expense
    Interest on deposits                                      47,748       48,359       737      49,096          1,259      50,355
    Interest on federal funds purchased and
        securities sold under agreements to repurchase         2,087        2,089         -       2,089              -       2,089
    Interest on debt and other                                    75           75         2          77             62         139
        Total Interest Expense                                49,910       50,523       739      51,262          1,321      52,583
Net Interest Income                                           67,913       68,949     1,587      70,536          1,693      72,229
    Provision for possible loan losses                             -            -         -           -              -           -
Net Interest Income After Provision for
    Possible Loan Losses                                      67,913       68,949     1,587      70,536          1,693      72,229
Noninterest Income
    Trust fees                                                 2,821        2,821         -       2,821              -       2,821
    Service charges on deposits                               10,275       10,403       166      10,569            240      10,809
    Other service, collection and exchange charges             5,827        5,847        25       5,872             98       5,970
    Gain on divestiture of banking offices                     2,361        2,361         -       2,361              -       2,361
    Other operating income                                     1,845        1,871        56       1,927           (159)      1,768
    Securities gains, net                                          -            -         -           -              1           1
        Total Noninterest Income                              23,129       23,303       247      23,550            180      23,730
Noninterest Expense
    Salaries and employee benefits                            29,564       29,862     1,086      30,948            976      31,924
    Occupancy expense, net                                     5,887        5,949       350       6,299            175       6,474
    Equipment expense                                          4,250        4,376        92       4,468             20       4,488
    Data processing expense                                    5,326        5,337        99       5,436             86       5,522
    Foreclosed property expense                                 (262)        (262)       13        (249)             5        (244)
    Other operating expense                                   17,859       18,413       684      19,097            936      20,033
        Total Noninterest Expense                             62,624       63,675     2,324      65,999          2,198      68,197
Income Before Income Taxes                                    28,418       28,577      (490)     28,087           (325)     27,762
Income tax expense                                             2,059        2,125       184       2,309            (33)      2,276
Income from Continuing Operations                            $26,359      $26,452     ($674)    $25,778          ($292)    $25,486

Pro Forma Weighted Average Common Shares                 111,129,883  113,310,016 3,338,710 116,648,726      2,500,000 119,148,726

Pro Forma Income Per Common Share
     from Continuing Operations (F)                            $0.24        $0.23                 $0.22                      $0.21

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Three Months Ended March 31, 1994

                                                                          (B)                                             TOTAL
                                                         HISTORICAL    RESTATED              PRO FORMA    PROGRESSIVE   PRO FORMA
                                                          HIBERNIA     HIBERNIA    BANK OF    HIBERNIA  BANCORPORATION,  HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION  CORPORATION  ST. JOHN CORPORATION      INC.      CORPORATION
Interest Income
    Interest and fees on loans                               $61,631      $62,620    $1,433     $64,053         $1,836     $65,889
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                          35,693       36,188       557      36,745            671      37,416
        Obligations of states and political subdivisions          22           96        27         123            185         308
    Trading account interest                                       5            5         -           5              -           5
    Interest on time deposits in domestic banks                    1           10         2          12             18          30
    Interest on federal funds sold and securities
        purchased under agreements to resell                   2,081        2,114        79       2,193              -       2,193
        Total Interest Income                                 99,433      101,033     2,098     103,131          2,710     105,841
Interest Expense
    Interest on deposits                                      32,734       33,307       591      33,898          1,004      34,902
    Interest on federal funds purchased and
        securities sold under agreements to repurchase         1,181        1,181         -       1,181              -       1,181
    Interest on debt and other                                   735          735         1         736            103         839
        Total Interest Expense                                34,650       35,223       592      35,815          1,107      36,922
Net Interest Income                                           64,783       65,810     1,506      67,316          1,603      68,919
    Provision for possible loan losses                           475          535         -         535              -         535
Net Interest Income After Provision for
    Possible Loan Losses                                      64,308       65,275     1,506      66,781          1,603      68,384
Noninterest Income
    Trust fees                                                 3,046        3,046         -       3,046              -       3,046
    Service charges on deposits                               10,132       10,245       147      10,392            227      10,619
    Other service, collection and exchange charges             5,340        5,356        46       5,402            135       5,537
    Other operating income                                     2,892        2,941        68       3,009             62       3,071
    Securities gains, net                                        162          186         -         186              4         190
        Total Noninterest Income                              21,572       21,774       261      22,035            428      22,463
Noninterest Expense
    Salaries and employee benefits                            29,078       29,358       352      29,710            518      30,228
    Occupancy expense, net                                     6,066        6,119       106       6,225            141       6,366
    Equipment expense                                          3,559        3,666        48       3,714             12       3,726
    Data processing expense                                    5,146        5,151       132       5,283             40       5,323
    Foreclosed property expense                               (3,710)      (3,710)       15      (3,695)             7      (3,688)
    Other operating expense                                   21,490       21,724       364      22,088            652      22,740
        Total Noninterest Expense                             61,629       62,308     1,017      63,325          1,370      64,695
Income Before Income Taxes                                    24,251       24,741       750      25,491            661      26,152
Income tax expense                                             1,135        1,301       238       1,539            232       1,771
Income from Continuing Operations                            $23,116      $23,440      $512     $23,952           $429     $24,381

Pro Forma Weighted Average Common Shares                 110,476,124  112,656,257 3,338,710 115,994,967      2,500,000 118,494,967

Pro Forma Income Per Common Share
     from Continuing Operations (F)                            $0.21        $0.21                 $0.21                      $0.21

See notes to Pro Forma Combined Financial Statements.


HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS


A. In March 1995, HNB merged with American Bank in a transaction accounted for as a pooling of interests. Hibernia issued 2,098,968 shares of Hibernia Common Stock in such transaction, with a market price of $7.4875 and a stated value of $4,030,019.

B. In May 1995, Hibernia merged with STABA Bancshares, Inc. in a transaction accounted for as a pooling of interest. Hibernia issued 2,180,133 shares of Hibernia Common Stock in such transaction, with a market price of $8.2563 and a stated value of $4,185,855.

C.     Hibernia plans to issue 3,338,710 shares of Hibernia Common
       Stock, with an aggregate market value at the date of the Merger of $26,709,680 based upon an assumed market value of $8.00 per share, to effect the Merger. Based upon the 300,000 shares of Bank of St. John Common Stock outstanding on the Record Date, the Exchange Rate in the Merger will be approximately 11.13. The stated value of Hibernia Common Stock is $1.92 per share. In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.

D. In addition to the Merger, Hibernia is a party to a pending merger with Progressive Bancorporation, Inc. It is assumed that Hibernia will issue 2,500,000 shares of Hibernia Common Stock with an aggregate market value at the date of the merger of $20,000,000 based upon an assumed market value of $8.00 per share, to effect the merger. Based upon the 617,670 shares of Progressive Common Stock outstanding the exchange rate in the merger will be approximately 4.0475. The stated value of Hibernia Common Stock is $1.92 per share.

     In addition, upon the Merger each issued and outstanding share of Progressive Preferred Stock will be converted into the right to receive cash in the amount of $12.50 per share plus all accumulated and unpaid dividends thereon, estimated to be $3,417,000.

     In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.

E. The Progressive debt of $2,595,000 is held by HNB and will be offset against the outstanding HNB loan balance upon consummation of the merger with Progressive.

F. Hibernia expects to achieve savings through reductions in interest expense and operating costs in connection with the proposed mergers. The savings vary from merger to merger depending upon Hibernia's pre-merger operations in the respective geographic area. The majority of the savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors such as Federal Deposit Insurance Corporation ("FDIC") assessments. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.

                          PROPOSED MERGER

        This section of the Proxy Statement-Prospectus describes certain aspects of the Agreement and the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

        The ultimate result of the transactions contemplated by the Agreement will be that the business and properties of Bank of St. John will become the business and properties of HNB and the shareholders of Bank of St. John will become shareholders of Hibernia. The steps taken to achieve this result involve the following transactions: (i) Bank of St. John will be merged with and into HNB and the separate existence of Bank of St. John will cease; and (ii) shareholders of Bank of St. John will receive the consideration described below under the heading "PROPOSED MERGER -- Terms of the Merger."

Background of and Reasons for the Merger

        Background. As a result of recent improvement in the Louisiana economy, there has been a sharp increase in the level of interest in and the number of acquisitions of financial institutions in Louisiana. One of the responsibilities of the Board of Directors of Bank of St. John is to consider various strategic alternatives, including whether to affiliate with a larger, more diversified financial organization, as viable opportunities might arise.

        The Board of Directors of Bank of St. John engaged Alex. Brown & Sons Incorporated ("Alex. Brown") in May 1994 to evaluate strategic alternatives for Bank of St. John. Based upon Alex.
Brown's presentation of strategic alternatives available to Bank of St. John, the Board on September 8, 1994, determined to solicit preliminary indications of interest for the purchase of Bank of St. John from interested and capable buyers. Bank of St. John then engaged Alex. Brown to assist it in its solicitation process and in potential negotiations. Alex. Brown conducted a thorough due diligence and helped Bank of St. John prepare confidential offering materials. Alex. Brown contacted eight local and regional financial institutions. Three potential buyers expressed an acceptable preliminary indication of interest and were allowed to conduct document and record review before the submission of final acquisition proposals. Two of these financial institutions, including Hibernia, conducted document and record review and submitted final acquisition proposals. The proposals were considered by the Board of Directors of Bank of St. John at a Special Meeting held for that purpose on January 18, 1995. At the meeting, representatives of Alex. Brown made a presentation to the

Board of Directors regarding, among other things, the competing proposals. Based upon the foregoing and its analysis of the competing proposals, the Board of Directors determined that a sale of Bank of St. John to Hibernia at a price substantially according to its acquisition proposal was in the best interests of Bank of St. John and its shareholders. The Board then authorized the President, Darryl Chauvin, to negotiate the final terms of the Agreement. Upon advice of and consultation with Alex. Brown, the Board agreed upon, and negotiated with Hibernia, the Exchange Rate included in the Agreement.

        Reasons for the Merger. In reaching its decision that the Merger is in the best interests of Bank of St. John and its shareholders, Bank of St. John's Board of Directors consulted with its financial and other advisors, as well as with Bank of St. John's management, and considered a number of factors, including, but not limited to, the following:

        (a) The financial condition and results of operations of, and prospects for, each of Hibernia, HNB and Bank of St. John;

        (b) The amount and type of consideration to be received by Bank of St. John's shareholders pursuant to the Agreement;

        (c) The fact that Hibernia Common Stock to be received pursuant to the Agreement will be listed for trading on the NYSE and should provide Bank of St. John's shareholders with liquidity that is unavailable to holders of Bank of St. John Common Stock, for which a public trading market does not exist;

        (d) The consideration for the Merger, which will allow Bank of St. John's shareholders to become shareholders of Hibernia, an institution which is the largest bank holding company headquartered in Louisiana and the 82nd largest bank holding company in the United States;

        (e) The likelihood that given recent changes in the regulatory environment Bank of St. John would continue to face additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services;

        (f) The condition that the Merger is expected to qualify as a tax-free reorganization so that neither Bank of St. John nor its shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (see
"Material Tax Consequences"); and

        (g) The opinion received from Alex. Brown that the consideration to be received by the shareholders of Bank of St. John pursuant to the Agreement, when taken as a whole, is fair to such shareholders from a financial point of view (see "Opinion of Financial Advisor").

        Bank of St. John's Board of Directors did not assign any specific or relative weight to the foregoing factors in its considerations. The financial and other terms of the Agreement were arrived at through arm's length negotiations between representatives of Hibernia and Bank of St. John. Determination of the consideration to be received by Bank of St. John's shareholders in exchange for their stock was based upon various factors considered by the Boards of Directors of Hibernia and Bank of St. John, including primarily the comparative financial condition, historical results of operations, current business and future prospects of Hibernia, HNB and Bank of St. John, the market price and historical earnings per share of the common stock of Hibernia, and the desirability of combining the financial and managerial resources of HNB and Bank of St. John to pursue available consumer and commercial banking business in St. John the Baptist Parish and surrounding areas. Bank of St. John's Board of Directors believes that the Agreement and the Merger will provide significant value to all Bank of St. John shareholders and will enable them to participate in opportunities for growth that Bank of St. John's Board of Directors believes the Merger makes possible.

        Based on the foregoing, the Board of Directors of Bank of St. John has unanimously approved the Agreement and the Merger, believes that the Agreement and the Merger are in the best interests of Bank of St. John's shareholders, and recommends that all shareholders vote "FOR" the approval of the Agreement and the Merger.

Opinion of Financial Advisor

        General. Pursuant to an engagement letter dated May 10, 1994 and related Addendum dated September 12, 1994 (collectively the "Engagement Letter"), Bank of St. John engaged Alex. Brown to act as its financial advisor in connection with its evaluation of its strategic alternatives, including the possible sale of Bank of St. John. Alex. Brown is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, placements and valuations for corporate and other purposes. Bank of St. John selected Alex. Brown as its financial advisor on the basis of its experience and expertise in transactions similar to that contemplated by the Agreement and its reputation in the banking and investment communities. Alex. Brown regularly publishes research reports regarding the financial services industry in general and the business and securities of publicly owned companies in that industry.

        At the January 24, 1995 meeting of Bank of St. John's Board of Directors, Alex. Brown delivered its oral opinion (confirmed in writing (the "Opinion") on January 25, 1995, the date on which the Agreement was adopted) that as of such date the Exchange Ratio, pursuant to the Agreement and as defined in the Opinion, was fair to the shareholders of Bank of St. John from a financial point of view. No limitations were imposed by Bank of St. John or its Board of Directors on Alex. Brown with respect to the investigations made or procedures followed by it in rendering the Opinion.

        The full text of the Opinion to Bank of St. John's Board of Directors, which sets forth assumptions made, matters considered and limitations on the review undertaken by Alex. Brown, is attached hereto as Appendix B and is incorporated herein by reference. Bank of St. John shareholders are urged to read the Opinion in its entirety. The following summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion. The Opinion does not constitute a report or valuation within the meaning of Section 11 of the Securities Act of 1933, as amended (the "Securities Act") and should not be accorded the degree of reliance placed upon such reports and valuations. Alex. Brown has not assumed responsibility for performing the level of diligence or independent verification that would be required for it to render a report or valuation for purposes of the Securities Act. The Opinion is addressed to Bank of St. John's Board of Directors only and does not constitute a recommendation to any shareholder of Bank of St. John as to how such shareholder should vote at the Special Meeting.

        In connection with the Opinion, Alex. Brown reviewed certain publicly available financial information concerning Bank of St.
John and Hibernia and certain internal financial information, financial analyses and other information furnished by Bank of St. John and Hibernia. Alex. Brown also held discussions with members of the senior management of Bank of St. John and Hibernia regarding the business and prospects of their respective financial institutions. In addition, Alex. Brown (i) reviewed the reported price and trading activity for Hibernia Common Stock on the NYSE,
(ii) compared certain financial and stock market information for Bank of St. John and Hibernia, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement (iv) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable in whole or in part, (v) reviewed the potential pro forma impact of the Merger on Hibernia's financial condition, operating results and per share figures and (vi) performed such other studies and analyses and considered such other factors as Alex. Brown deemed appropriate.

        Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of the

Opinion. With respect to the information relating to the prospects of Bank of St. John and Hibernia, Alex. Brown assumed for purposes of the Opinion that such information reflects the best currently available estimates and judgments of the respective managements of Bank of St. John and Hibernia as to the likely future financial performance of Bank of St. John and Hibernia. Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of Bank of St. John nor was it furnished with any such appraisal.

        The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in relation to the Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.
No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Bank of St. John's or Hibernia's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        Analysis of Comparable Acquisition Transactions. In preparing the Opinion, Alex. Brown analyzed certain comparable merger and acquisition transactions for bank institutions based upon the acquisition price relative to stated book value, tangible book value, latest twelve months earnings, total assets and premium to core deposits. The analysis included a review and comparison of the average multiples represented by a sample of recently effected or pending bank acquisitions nationwide having a transaction value between $15 million and $75 million which were announced since
January 1, 1993 (a total of 168 transactions), as segmented into:
(i) transactions in Louisiana (24 transactions) ("Regionally-Segmented Transactions"); (ii) transactions in which the selling bank possessed tangible equity/total assets greater than 9.50% (51 transactions) ("Highly Capitalized Transactions"); (iii) transactions in which the selling bank possessed non-performing assets/total assets less than 1.00% (88 transactions) ("Asset Quality-Segmented Transactions"); and (iv) transactions in which the selling bank possessed year-to-date return on average assets greater than 1.30% (67 transactions) ("Profitability-Segmented Transactions").

        Based on the closing stock price of Hibernia Common Stock on January 20, 1995 ($7.00), the aggregate consideration value as derived from the Exchange Ratio was $25.0 million for 100% of the outstanding common stock of Bank of St. John (the "Comparison Value"). The relative multiples of the Comparison Value and each of the comparable acquisition transaction segmentations are provided in the following table:




                                 Purchase Price To                   Core
                                                                     Deposit
Transaction Group              Book     Tan. Book     EPS    Assets  Premium
COMPARISON VALUE               211.3%   211.3%     11.9x(1)  20.2%   12.5%

Comparable Acquisition
  Transactions:
  (a)  Regionally Segmented    209.5%   213.9%     13.0x     18.7%   12.0%

  (b)  Highly Capitalized      176.2%   177.0%     14.9x     19.8%   10.6%

  (c)  Assets Quality-
         Segmented             200.0%   208.1%     14.4x     18.0%   11.3%

  (d)  Profitability-
         Segmented             199.9%   202.0%     12.2x     19.0%   11.6%

____________________


(1)     Earnings exclude non-recurring debenture recovery.





        Contribution Analysis. Alex. Brown analyzed the historical (December 31, 1994) contribution of each of Bank of St. John and Hibernia to the total assets, total equity, total loans, total deposits and twelve months ended December 31, 1994 net income (excluding non-recurring debenture recovery for Bank of St. John) of the pro forma combined company. This analysis showed that Bank of St. John would have contributed 1.9% of the total assets, 2.1% of the total equity, 1.9% of the total loans, 2.0% of the total deposits and 2.4% of the twelve months ended December 31, 1994 net income to the pro forma combined company, compared with a proposed ownership of 3.2% of the combined company to be held by Bank of St. John shareholders. This analysis did not include any merger synergies.

        Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that Bank of St. John could produce through December 31, 1999 if Bank of St. John performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for Bank of St. John's Common Stock after the period by applying tangible book value acquisition multiples (177.0%-213.9%) derived from the average price to tangible book multiples generated by the different segmentations in the comparable transaction analysis. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 13.5% to 16.5% which reflect different assumptions regarding the required rates of return of holders or prospective buyers of Bank of St. John Common Stock. This analysis calculated a range of present values of the projected dividends from and terminal values of Bank of St. John equal to $18.3 million to $24.2 million.

        Reference Range. Based in part on the several analyses discussed above, Alex. Brown developed, for purposes of the Opinion, a reference range for the value of Bank of St. John equal to $18.8 million to $28.2 million. The values reflected in the foregoing reference range were considered along with the other analyses performed by Alex. Brown and were not intended to represent the price at which 100% of Bank of St. John Common Stock could actually be sold. The foregoing reference range was based in part on the application of economic and financial models and is not necessarily indicative of actual values, which may be significantly more or less than such estimates. The reference range does not purport to be an appraisal.

        Compensation of Financial Advisor. Pursuant to the Engagement Letter, Bank of St. John has paid Alex. Brown fees and expenses of $27,053.50 as of April 17, 1995 to provide general corporate finance advisory services, including assisting Bank of St. John in the development and evaluation of its business plan. Bank of St.
John has also agreed to pay Alex. Brown $20,000 for rendering the Opinion. If the Merger is consummated, Alex. Brown will be paid a contingent fee equal to either 1.75% of the aggregate consideration involved in the Merger if the aggregate consideration is equal to or less than $28 million, or 2% of the aggregate consideration involved in the Merger if the aggregate consideration exceeds $28 million. (The agreed-upon $20,000 fee for the Opinion, will be included in and considered as part of the contingent fee, if paid). For example, if the Average Market Price is equal to or greater than $7.25 and less than or equal to $7.75, the contingent fee will be $452,812.50. If the Average Market Price is $8.00, the contingent fee will be $467,419.40. If the Average Market Price is $8.40, the contingent fee will be $560,901.60. In the event dividends on the Hibernia Common Stock exceed $.75 per share in any quarter between January 25, 1995 and the Closing Date, the contingent fee will be slightly higher. Bank of St. John has also agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses including fees of legal and other professional advisors should their advice be required and if retained with Bank of John's prior written consent. The fact that a portion of the fee is contingent upon consummation of the Merger creates a potential conflict of interest with respect to Alex. Brown. According to Alex. Brown, the fees paid by Bank of St. John are insignificant when compared to Alex. Brown's total gross revenues. Bank of St.
John has agreed to indemnify Alex. Brown and each of its directors, officers, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. Neither Hibernia nor Bank of St. John has paid Alex. Brown any fees other than as described above during the last two years.

        In the ordinary course of its business, Alex. Brown may trade equity securities of Hibernia for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Terms of the Merger

        On the Effective Date, each outstanding share of Bank of St. John Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with applicable law, will be converted into the number of shares of Class A Common Stock, no par value per share, of Hibernia
("Hibernia Common Stock") equal to the "Exchange Rate" (as defined below). In the event the "Average Market Price" (as defined below) is greater than or equal to $7.25 per share and less than or equal to $7.75 per share, the Exchange Rate shall be equal to ($25,875,000 divided by the Average Market Price of Hibernia Common Stock) divided by 300,000 (the number of issued and outstanding shares of Bank of St. John Common Stock), unless reduced as described below. If the Average Market Price of Hibernia Common Stock is less than $7.25, the Exchange Rate will be approximately
11.8965 shares of Hibernia Common Stock unless reduced as described below. If the Average Market Price of Hibernia Common Stock is greater than $7.75, the Exchange Rate will be approximately 11.1290 shares of Hibernia Common Stock, unless reduced as described below.

        The "Average Market Price" is defined as the average of the mean of the high and low prices of one share of Hibernia Common Stock for the five business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

        The Agreement provides for a reduction in the number of shares of Hibernia Common Stock to be exchanged in the Merger in the event certain expenses related to the Merger and incurred by Bank of St. John, consisting primarily of legal and accounting fees, exceed $150,000 in the aggregate. In the event those fees exceed the amount specified, the excess will be reduced from the aggregate value of Hibernia Common Stock to be exchanged, which would result in the shareholders of Bank of St. John receiving fewer shares of Hibernia Common Stock in the Merger than they would have otherwise received.

        The following table sets forth examples of the number of shares of Hibernia Common Stock into which each share of Bank of St. John Common Stock would be converted on the Effective Date, assuming that on such date the Average Market Price for Hibernia Common Stock is as specified below and professional fees and expenses incurred by Bank of St. John do not exceed $150,000. As of April 18, 1995, the professional fees and expenses that had been incurred by Bank of St. John in connection with the Merger totalled approximately $27,000. The extent to which these fees and expenses will exceed $150,000 as of the Closing Date is not certain.


        Assumed Average          Number of Hibernia
        Market Price of          Shares Per Bank
     Hibernia Common Stock       of St. John Share


                $6.875                   11.8965
                $7.000                   11.8965
                $7.250                   11.8965
                $7.375                   11.6949
                $7.500                   11.5000
                $7.625                   11.3115
                $7.750                   11.1290
                $8.000                   11.1290
                $8.250                   11.1290

If May 30, 1995 had been the Closing Date of the Merger, the
Average Market Price would have been $8.2125.

        Upon the effectiveness of the Merger, the conversion of shares of Bank of St. John Common Stock into Hibernia Common Stock will occur without any action on the part of the holders thereof, and Bank of St. John shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of such date. The exchange of Bank of St. John stock certificates for certificates representing Hibernia Common Stock, however, will occur after the Effective Date of the Merger.

        SHAREHOLDERS OF BANK OF ST. JOHN SHOULD NOT FORWARD THEIR
STOCK CERTIFICATES TO BANK OF ST. JOHN OR HIBERNIA AT THIS TIME.
IF THE MERGER IS CONSUMMATED, BANK OF ST. JOHN SHAREHOLDERS WILL

RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR CERTIFICATES
FOR HIBERNIA COMMON STOCK.

        In lieu of the issuance of any fractional share of Hibernia Common Stock to which a holder of Bank of St. John Common Stock may be entitled, each shareholder of Bank of St. John, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Bank of St. John Common Stock held by such shareholder (hereinafter called "Old Certificates"), shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price of Hibernia Common Stock (as defined above).

        For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Surrender and Exchange of Stock Certificates

        As soon as practicable after the Effective Date, the transfer agent of Hibernia, in its capacity as Exchange Agent, will mail all non-dissenting shareholders of Bank of St. John a letter of transmittal, together with instructions for the exchange of their Old Certificates for certificates representing Hibernia Common
Stock. Until so exchanged, each Old Certificate shall be deemed for all purposes to evidence ownership of the number of whole shares of Hibernia Common Stock into which such shares have been converted on the Effective Date. Shareholders should not send their Bank of St. John Common Stock certificates for surrender until they receive further instructions from the Exchange Agent.

        Bank of St. John shareholders who cannot locate their Bank of St. John stock certificates are encouraged to contact promptly Toni Roussel, Assistant Vice President of Bank of St. John, P. O. Box
507, Laplace, Louisiana 70068, telephone: (504) 652-6384 prior to the Special Meeting. New certificates will be issued to Bank of St. John shareholders who cannot locate their certificates only if the shareholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify Bank of St. John and Hibernia (as its successor), against any claim that may be made against either of them by the owner of the lost certificate(s). Bank of St. John or Hibernia (as its successor) may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. Shareholders who cannot locate their stock certificates and shareholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Hibernia Common Stock if the Merger is approved and consummated.

Employee Benefits
                             -48-

        Hibernia has agreed that it will use its best efforts to provide (or cause to be provided by HNB) to all employees of Bank of St. John who are employed by Bank of St. John immediately prior to the Effective Date, the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Bank of St. John will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Employees of Bank of St. John will not be denied health insurance coverage solely as a result of a pre-existing condition that existed on the Effective Date but did not exist on the date the employee commenced his or her employment with Bank of St. John. For purposes of determining eligibility for both vesting and benefits, an employee of Bank of St. John who is employed by Hibernia immediately following the Effective Date shall be deemed to have been employed by Hibernia and/or HNB for a time period equivalent to the time period such person was employed by Bank of St. John. Hibernia has also agreed to pay or provide certain other benefits. As described more fully below, Hibernia will assume, as a result of the Merger, Bank of St. John's rights and obligations under an employment agreement between Bank of St. John and Darryl J. Chauvin, President and Chief Executive Officer of Bank of St. John. See "PROPOSED MERGER -- Interests of Certain Persons in the Merger."

Expenses

        The Agreement provides that all expenses incurred in connection with the negotiation and execution of the Agreement and the consummation of the Merger will be borne by the party that incurred them, regardless whether the Merger is consummated.

Representations and Warranties; Conditions to the Merger; Waiver

        The Agreement contains representations and warranties by Bank of St. John regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

        The obligations of Hibernia and Bank of St. John to consummate the Merger are conditioned upon, among other things, approval of the Agreement by Bank of St. John's shareholders; the receipt of necessary regulatory approvals, including the approval of the OCC;
the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that to the extent Bank of St. John

Common Stock is exchanged for Hibernia Common Stock, Bank of St. John's shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange, and that the Louisiana income tax treatment of the Merger to such shareholders will be substantially the same as the federal income tax treatment of the Merger to such shareholders; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger; the receipt of all required state securities law permits or authorizations; the accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; and, in the case of Hibernia, the absence of an event that would preclude the Merger from being accounted for as a pooling-of-interests. In this regard, Hibernia may abandon the Merger if Bank of St. John shareholders holding more than 10% of the outstanding Bank of St. John Common Stock exercise and perfect dissenters' rights.

        Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Bank of St. John's shareholders may reduce the Exchange Ratio or adversely affect the holders of Bank of St. John Common Stock.

Regulatory and Other Approvals

        HNB is regulated by the OCC, and the Merger consequently must be approved by the OCC before it may be effected. The merger application was filed with the OCC on March 10, 1995 and HNB received approval from the OCC on April 27, 1995.

        Bank of St. John and Hibernia are required to wait at least 15 days after the date of OCC approval before consummating the Merger. During this 15-day period, the Department of Justice is entitled to object to the Merger on antitrust grounds. The Department of Justice did not object to the Merger during the statutory waiting period.

        The shares of Hibernia Common Stock offered pursuant to the Proxy Statement-Prospectus will be registered with the Commission and the state securities regulators in those states that require such registration. The shares also will be listed on the NYSE.

        The regulatory approvals sought in connection with the Merger may be obtained or denied prior to or after the Special Meeting.
The vote on the Merger at the Special Meeting is not dependent or conditioned upon receipt of any such approvals prior to the Special Meeting. Even if the Merger is approved at the Special Meeting, it may not be consummated thereafter. Failure to receive the requisite regulatory approvals will result in a termination of the Agreement.

Business Pending the Merger

        Under the terms of the Agreement, Bank of St. John may not, without the prior written consent of Hibernia or as otherwise provided in the Agreement: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock, redeem or repurchase any of its capital stock, or declare or pay any dividends on its capital stock in any quarter prior to the Effective Date that are inconsistent with past practice during the preceding two years or that exceed 31% of the net income of Bank of St. John for such quarter;
(ii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay any bonus to such persons except in accordance with existing policy; (iii) enter into or substantially modify any employee benefit plans; (iv) establish any automatic teller machines or branch or other banking offices; (v) make any capital expenditure(s) in excess of $100,000; (vi) merge with any other company or bank or liquidate or otherwise dispose of its assets; or
(vii) acquire another company or bank (except in connection with foreclosures of bona fide loan transactions). In addition, Bank of St. John may not solicit bids or other transactions that would result in a merger of Bank of St. John with an entity other than Hibernia or HNB.

Effective Date of the Merger; Termination

        After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger shall be the date specified by the Comptroller of the Currency as the date that the Merger shall be effective (the "Effective Date"). Hibernia and Bank of St. John are not able to predict the Effective Date and no assurance can be given that the Merger will be effected at any time.

        Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by Bank of St. John's shareholders: (i) in the event of a material breach by the other party of any representation, warranty or covenant which reflects a material adverse change in the financial condition, results of operations or business taken as a whole, of the breaching party, which cannot be or has not been cured within the period allowed by the Agreement, or which results in a material increase in the cost of the non-breaching party's performance of the Agreement; (ii) if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied by August 31, 1995 and will not be waived by the party or parties entitled to waive it; (iii) if any application for any required OCC approval has been denied, and the time for all appeals of such denial has run; (iv) if the shareholders of Bank of St. John fail to approve the Merger at the Special Meeting; (v) a material adverse change in the financial condition, results of operation or business of the other party excluding changes in laws or regulations that affect banking institutions generally; or (vi) in the event that the Merger is not consummated by August 31, 1995. The Agreement may be terminated by Hibernia if the holders of more than 10% of the outstanding shares of Bank of St. John Common Stock exercise dissenters' rights or if the facts and circumstances surrounding the Merger prohibit or materially jeopardize the treatment of the Merger as a pooling of interests and by Bank of St. John if the fairness opinion is withdrawn by Alex. Brown prior to the Closing Date. The Agreement also may be terminated at any time by the mutual consent of the parties. In the event of termination, the Agreement becomes null and void, except that certain provisions thereof relating to expenses and confidentiality and the accuracy of information provided for inclusion in the Registration Statement of which this Proxy Statement-Prospectus is a part survive any such termination and any such termination does not relieve any breaching party from liability for any uncured breach of any covenant or agreement giving rise to such termination.

Management and Operations After the Merger

        On the Effective Date, Bank of St. John will be merged with and into HNB and the separate existence of Bank of St. John will cease. The offices of Bank of St. John will operate as branch banking offices of HNB. The employees of Bank of St. John on the Effective Date will become employees of HNB as of the Effective Date and will be employed on an "at will" basis thereafter, subject to any existing employment agreements or similar contractual obligations assumed by Hibernia or HNB.

        The Boards of Directors of Hibernia and HNB following the Merger shall consist of those persons serving as directors immediately prior thereto. Certain information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 26, 1994 is contained in documents incorporated herein by reference. See "AVAILABLE INFORMATION." The directors of Bank of St. John will cease to serve as directors of Bank of St. John as of the Effective Date. Some of these directors may serve on an advisory board of Hibernia after the Merger. See "PROPOSED MERGER
- -- Interests of Certain Persons in the Merger."

Certain Differences in Rights of Shareholders

        If the shareholders of Bank of St. John approve the Merger and the Merger is subsequently consummated, all shareholders of Bank of St. John, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and Bylaws and the Louisiana Business Corporation Law, rather than Bank of St. John's Articles of Incorporation and Bylaws and the Louisiana Banking Law.

The following is a summary of the principal differences between the rights of shareholders of Bank of St. John and Hibernia not described elsewhere in this Proxy Statement-Prospectus.

        Liquidity of Stock. There currently is no ready market for the shares of Bank of St. John Common Stock, and such a market is not likely to develop in the future. The shares of Hibernia Common Stock that will be issued in the Merger will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of Bank of St. John or Hibernia. For information regarding restrictions on the transfer of securities received pursuant to the Merger applicable to certain Bank of St. John shareholders, see "PROPOSED MERGER -- Resale of Hibernia Common Stock." In addition, the Hibernia Common Stock is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

        Election of Directors. Directors of Hibernia are elected by a plurality vote. The stockholders that receive the majority of votes cast are elected directors of Bank of St. John.

        Removal of Directors. Shareholders of Hibernia may remove a director for cause (defined as gross negligence or wilful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. One or more directors of Bank of St. John shall cease to be a director upon his or her failure, after election, to be the owner in his or her own right of unpledged shares of Bank of St. John of at least $1,000.00 par value and may be removed by the affirmative vote of a majority of the total voting power of Bank of St. John at a meeting called for that purpose.

        Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose and a majority of the present and represented shares of any class or series adversely affected by the proposed amendment. The Articles of Incorporation of Bank of St. John may be amended by the affirmative vote of two-thirds of all outstanding stock represented, present and voted at a meeting called for that purpose, after 20-days' notice.

        The Bylaws of Hibernia may be amended or repealed by a vote of a majority of the total voting power or by a vote of two-thirds of the "continuing directors" of the company, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. The Bylaws of Bank of St. John may be amended by a majority of the votes cast at a duly called meeting at which a quorum is present or represented or by a majority of the Board of Directors.

        Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer or the Treasurer of Hibernia. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of Bank of St. John may be called at any time by the President or the Board of Directors. Upon the written request of the holders of not less than fifty percent (50%) of all shares entitled to vote at such meeting, the President shall call a special meeting of shareholders.

        Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals provided the shareholder complies with all of the conditions set forth in those provisions. Bank of St. John's Articles and Bylaws contain no such provisions.

        Certain Transfer Restrictions Relating to 5-Percent Shareholders. Article IX of Hibernia's Articles of Incorporation restricts transfers of equity interests in Hibernia under certain circumstances. This restriction (the "5-Percent Restriction") is intended to protect Hibernia from certain transfers of equity interests that could have a material adverse effect on Hibernia's ability to use certain tax benefits to reduce its taxable income. Under the 5-Percent Restriction, if, before December 29, 1995, a shareholder transfers or agrees to transfer Hibernia stock or stock equivalents, the transfer will be prohibited and void to the extent that it would result under applicable Federal income tax rules in the identification of a new "5-percent shareholder" of Hibernia or an increase in the percentage stock ownership of any existing "5-percent shareholder."

         The 5-Percent Restriction does not apply to any transfer that has been approved in advance by the Board of Directors of Hibernia, or that is made in compliance with exceptions established from time to time by resolution of the Board of Directors. The Board of Directors may withhold its approval of a transfer only if, in its judgment, the transfer may result in any limitation on the use by Hibernia of its net operating loss carryforwards or built-in tax losses or other tax attributes. The Board of Directors may adopt further resolutions exempting additional transfers from the 5-
Percent Restriction.

        The 5-Percent Restriction may adversely affect the marketability of the Hibernia Common Stock by discouraging potential investors from acquiring equity securities of Hibernia.

However, since its adoption in September 1992, the 5-Percent
Restriction does not appear to have had any such adverse affect on the marketability of the Hibernia Common Stock.

        While the 5-Percent Restriction may have the effect of impeding a shareholder's attempt to acquire a significant or controlling interest in Hibernia, the purpose of the 5-Percent Restriction is to preserve the tax benefits of Hibernia's previous losses, not to insulate management from change. Management of Hibernia believes the tax benefits outweigh any anti-takeover impact of the 5-Percent Restriction. Any anti-takeover effect of the 5-Percent Restriction will end with the termination of the 5-Percent Restriction on December 29, 1995.

        Indemnification of Officers and Directors. Hibernia's Articles of Incorporation provide for indemnification of officers and directors of the company under the circumstances permitted by Louisiana law. This indemnification provision requires indemnification, except as prohibited by law, of officers and directors of Hibernia or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of Hibernia) by reason of the fact that the person served as an officer or director of Hibernia or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against Hibernia if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires Hibernia to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

        Bank of St. John's Bylaws provide that Bank of St. John shall indemnify its directors, officers, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of Bank of St. John), if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Bank of St. John, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of Bank of St. John, however, indemnification: (1) is limited to expenses (including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the Board of Directors of Bank of St. John, the estimated expenses of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action, and (2) will not be made in respect of any claim, issue or matter as to which the person seeking indemnification has been adjudged liable to Bank of St. John for negligence or misconduct in the performance of his duty to Bank of St. John, unless and only to the extent the court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper. Additionally, Bank of St. John's Bylaws authorize Bank of St. John to purchase insurance against its indemnification obligations.

        Issuance of Preferred Stock. Hibernia's Articles of Incorporation authorize the issuance of up to 100 million shares of preferred stock on such terms and conditions as may be determined by the Board of Hibernia from time to time, commonly referred to as "blank check preferred". Hibernia may therefore issue such stock at any time and from time to time as it deems appropriate. Bank of St. John's Articles of Association do not authorize the issuance of preferred stock.

        Application of Certain Louisiana Statutes. As a Louisiana corporation, Hibernia is subject to all of the rights and obligations set forth in the LBCL, including, but not limited to, the application of certain statutes designed to deter hostile bids for control of Louisiana corporations by limiting the voting rights of shareholders in some circumstances and requiring, absent compliance with certain extraordinary voting provisions, that all shareholders be paid the same price in the event of a merger not negotiated by management of a Louisiana company. Bank of St. John is not subject to these provisions of the LBCL because it is not a "corporation" within the meaning of the LBCL.

Interests of Certain Persons in the Merger

        Indemnification of Bank of St. John Directors and Officers. The terms of the Agreement include certain provisions that protect the officers and directors of Bank of St. John from and against liability for actions arising while they served in those capacities for Bank of St. John. The Agreement generally provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Association and Bylaws of HNB in effect on January 25, 1995, except that the Agreement limits HNB's aggregate liability for such indemnification to $5 million and the indemnification will not be available for any officer and director otherwise eligible for such indemnification who does not execute a joinder agreement in which such person agrees to cooperate with HNB in any litigation or proceeding giving rise to a claim of indemnification and to permit HNB to participate in and, at its option assume the defense of, such litigation or proceeding.

        The Agreement also provides for indemnification of Bank of St. John's officers, directors and certain affiliates from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated in the Registration Statement, including this Proxy Statement-Prospectus, or in any amendment or supplement thereto, or necessary to make the statements made in any of the foregoing not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by Bank of St. John for use in the Registration Statement, including this Proxy Statement-Prospectus.

        Severance and Retention Benefits. Certain severance plans and retention agreements were adopted by Bank of St. John in 1994 to encourage its employees and senior management to continue their employment with Bank of St. John in the context of ongoing merger discussions between Bank of St. John and certain non-affiliated financial institutions as described elsewhere herein.

        Pursuant to such severance plans, officers, managers and other employees of Bank of St. John who work at least 30 hours per week and have been employed by Bank of St. John for at least twelve months will receive severance benefits based upon years of service and level of compensation if they remain in the employ of Bank of St. John until the date of the Merger, do not voluntarily resign thereafter, and either are not offered employment by Hibernia or HNB following the Merger, are offered employment with Hibernia or HNB that is not "comparable employment" (as defined in the severance plans) to such employee's position with Bank of St. John immediately prior to the Merger, or are terminated by Hibernia or HNB following the Merger other than "for cause" (as defined in the severance plans). If the Merger is consummated and the other conditions of the severance plan and retention agreement applicable to Bank of St. John's executive officers are satisfied, each terminated officer and manager of Bank of St. John (other than Darryl J. Chauvin, Bank of St. John's President and Chief Executive Officer) will receive severance benefits equal to between 4 and 6 months of such officer's total compensation on a monthly basis for 1994 and terminated employees will receive severance benefits equal to between 4 and 16 weeks of such employee's compensation on a weekly basis for 1994. Bank of St. John also has retention agreements with 12 employees that provide for the payment of a lump sum amount equal to either 3 or 6 months compensation on the Effective Date of the Merger if the employee remains in Bank of St. John's employ until the day of the Merger, continues to perform competently his or her duties and assists Bank of St. John, as requested, in the preparation for the Merger.

        In addition, Mr. Chauvin currently has an employment agreement with Bank of St. John that provides for certain severance payments if Mr. Chauvin is terminated or voluntarily resigns his employment within the 30 days immediately following a "Change of Control" of Bank of St. John (such term, as defined in such agreement, includes the Merger). As a result, if the Merger is consummated and he is terminated or voluntarily resigns his employment within the first
30 days following consummation of the Merger, Mr. Chauvin will be entitled to a severance payment equal to his full base salary at regular intervals for the 36 months following his termination or resignation, and a bonus equal to the average of the annual incentive compensation received by Mr. Chauvin during each of the three years immediately preceding his termination or resignation, which bonus shall be payable at the conclusion of each succeeding year that ends during the thirty-six months following his termination or resignation. Bank of St. John's rights and obligations under Mr. Chauvin's employment contract will be assumed by Hibernia upon consummation of the Merger.

        HNB's Employment Agreement With Mr. Chauvin. Mr. Chauvin has agreed to remain in the employ of Hibernia after the Merger, if the Merger is approved and consummated. The terms of Mr. Chauvin's employment after the Merger have not been reduced to writing as of the date of this Proxy Statement-Prospectus, but the parties have agreed that Mr. Chauvin will serve as the President of the River Parishes Region of Hibernia National Bank. In that position, Mr. Chauvin will receive compensation (including salary and a guaranteed minimum bonus). Mr. Chauvin will also receive other benefits available to employees of Hibernia generally who serve in positions similar to his, including health and dental insurance, and participation in Hibernia's 401(k) and ESOP plans. The terms of Mr. Chauvin's employment require Hibernia to pay Mr. Chauvin the severance amounts set forth under his existing employment contract with Bank of St. John.

        Advisory Board of Directors. As of the Effective Date, the directors of Bank of St. John will no longer hold their positions as directors. Hibernia is considering creating a River Parishes advisory board of directors on which some or all of the directors of Bank of St. John and its subsidiaries may be asked to serve.

Material Tax Consequences

        The following is a summary description of the material federal income tax consequences of the Merger; it is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder.
In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him or her.

        Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code, and that the exchange of Bank of St. John Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Bank of St. John's shareholders with respect to such exchange. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

        If the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code: (i) no gain or loss will be recognized by Bank of St. John, Hibernia or HNB by reason of the Merger; (ii) a shareholder of Bank of St. John will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for Bank of St. John Common Stock; (iii) the tax basis in the Hibernia Common Stock received by a shareholder of Bank of St. John will be the same as the tax basis in the Bank of St. John Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for Bank of St. John Common Stock will include the period during which the shareholder held the Bank of St. John Common Stock surrendered in the exchange, provided that the Bank of St. John Common Stock was held as a capital asset at the Effective Date.

        Cash received in lieu of fractional shares of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Hibernia. These cash payments may result in the recognition of gain or loss, depending upon the shareholder's basis in the shares of Bank of St. John Common Stock exchanged. Any gain or loss recognized will generally be a capital gain or loss if the Bank of St. John Common Stock held by the shareholder was a capital asset.

        The Louisiana income tax treatment of the Merger to the shareholders of Bank of St. John should be substantially the same as the federal income tax treatment to the shareholders of Bank of St. John described above. Shareholders residing in states other than Louisiana are encouraged to consult their tax advisors regarding the state income tax implications of the Merger to them.

        The parties have received the opinion of Ernst & Young LLP, certified public accountants, to the effect that the Merger, if consummated in accordance with the terms of the Agreement, will constitute a reorganization for purposes of Section 368(a) of the Code and will have the tax effects described in this section. A copy of the opinion of Ernst & Young LLP in this regard is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Shareholders of Bank of St. John are urged to review the full text of the opinion of Ernst & Young LLP attached hereto as

Appendix D with regard to the tax consequences of the Merger to them.

        As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of Bank of St. John consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Merger.

        For information regarding the federal income tax consequences of cash payments received by dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Resale of Hibernia Common Stock

        The shares of Hibernia Common Stock issuable to shareholders of Bank of St. John upon consummation of the Merger have been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Hibernia Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be affiliates of Bank of St. John as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, Bank of St. John, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Bank of St. John.

        Hibernia Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of Bank of St. John may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of Hibernia Corporation, may publicly resell Hibernia Common Stock received by them in the Merger subject to certain limitations, principally as to the manner of sale, during the two years following the Effective Date. After the two-year period, such affiliates may resell their shares without restriction. In addition, shares of Hibernia Common Stock issued to affiliates of Bank of St. John in the Merger will not be transferable until financial statements pertaining to at least 30 days of post-Merger combined operations of Hibernia and Bank of St. John have been published, in order to satisfy certain requirements of the Commission relating to pooling-of-interests accounting treatment.

        The Agreement provides that Bank of St. John will use its best efforts to identify those persons who may be deemed to be affiliates of Bank of St. John and endeavor to have each person so identified to deliver to Hibernia a written agreement providing that such person will not dispose of Bank of St. John Common Stock or Hibernia Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. In addition, Hibernia intends to place stop transfer instructions with its transfer agent regarding Hibernia Common Stock issued to affiliates of Bank of St. John.

Rights of Dissenting Shareholders

        Under the applicable federal laws governing mergers involving national banks such as HNB, each shareholder of Bank of St. John who complies with the provisions of 12 U.S.C. Section 215a may dissent from the Merger and be paid the fair cash value of his shares of Bank of St. John Common Stock as of the Effective Date, determined as described below in accordance with the provisions of
Section 376 of the Louisiana Banking Law, La. R.S. Section 6:376. (Federal law on dissenters' rights provides that the appraisal of shares in a state bank shall be determined in the manner prescribed by such state's law rather than as provided in the federal statute. 12 U.S.C. Section 251a(d). Therefore, the Louisiana Banking Law provisions on determination of the cash price to be paid to dissenters have been described herein. A copy of both the federal and state statutes are attached hereto as Appendix C.)

        To exercise the right of dissent, a shareholder must file with Bank of St. John, at or prior to the Special Meeting, a written notice dissenting from the Merger, or must vote his shares against the Merger at the Special Meeting. Notices of dissent should be addressed to Darryl J. Chauvin, President of Bank of St. John,
P. O. Box 507, Laplace, Louisiana 70068.

        If the Merger is effected, the merged bank will send a notice to each shareholder who filed an objection or voted his shares against the Merger to such shareholder's last address on Bank of St. John's records indicating the Effective Date of the Merger. Within thirty (30) days after receipt of such notice, but not thereafter, the shareholder may file with the merged bank a request in writing for the fair cash value of his shares as of the day before the Special Meeting. Such request must contain the value of the shares demanded and a post office address to which a reply may be sent. At the same time, such shareholder must deposit in escrow in a bank or trust company located in St. John the Baptist Parish, Louisiana the certificates representing his shares on the sole condition that such shares shall be delivered to Bank of St. John upon payment of the fair cash value in accordance with the Louisiana Banking Law. Together with the shareholders' demand, such shareholder shall deliver to Bank of St. John the written acknowledgment of the escrow bank or trust company that such bank or trust company holds the shareholder's certificates.

        Unless the objection, demand, and acknowledgment described above are made and delivered by the shareholder within the period described above, the shareholder shall be conclusively presumed to have acquiesced to the Merger.

        If the merged bank disagrees with the value requested by a shareholder it shall, within twenty (20) days, notify the shareholder of the value that the merged bank will agree to pay if any payment should be held to be due; otherwise the merged bank shall be liable for and pay the value demanded by the shareholder. In the case of a disagreement as to the fair cash value, the shareholder may file suit in the district court in the parish in which the merged bank or HNB is domiciled. The court will determine if payment is due, and, if so, the fair cash value to be paid to the shareholder. If the merged bank, in its notice of disagreement, has offered to pay the dissatisfied shareholder an amount in cash deemed by it to be the fair cash value, and shall have deposited such amount in the registry of the court, then, if the amount ultimately awarded (exclusive of interest and costs) is more than the amount so offered, the costs of the proceeding will be paid by the merged bank; otherwise, the costs of the proceeding shall be paid by the dissatisfied shareholder.

        THE FOREGOING SUMMARY OF THE PROVISIONS OF THE LOUISIANA
BANKING LAW RELATING TO DISSENTERS' RIGHTS IS NECESSARILY
INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
EXCERPTS FROM THE FEDERAL AND STATE BANKING LAWS SET FORTH HEREIN
AS APPENDIX C.

        Shareholders of Bank of St. John who exercise and perfect dissenters' rights and who receive cash for their shares of Bank of St. John Common Stock will generally be subject to federal and state income tax on all or a portion of the amount of cash received. Furthermore, if the Merger is effected, the cash paid to dissenting shareholders may be more or less than the value of the Hibernia Common Stock issued to those shareholders of Bank of St. John who voted in favor of the Merger. The receipt of cash for shares will be treated as a complete redemption of the shareholder's interest in the stock and, depending on the individual shareholder's circumstances, may result in a capital gain to him. The tax opinion rendered by Ernst & Young LLP and attached hereto as Appendix D addresses the payments to dissenting shareholders and states that those payments are not covered by the opinion and therefore are not exempt from federal or state income tax. Shareholders desiring to dissent from the Merger are urged to consult their tax advisors with regard to the tax implications to them of exercising dissenters' rights.

        Shareholders of Bank of St. John desiring to exercise dissenters' rights should be aware that the exercise of dissenters' rights by 10% of the shareholders may result in the Merger failing to qualify as a pooling of interests. In that event, Hibernia would have the right to terminate the Agreement and, if Hibernia exercised that right, the Merger would not occur. See "--Accounting Treatment," below.

Dividend Reinvestment Plan

        Hibernia Corporation maintains a Dividend Reinvestment Plan through which shareholders of Hibernia who participate in the plan may reinvest dividends in Hibernia Common Stock. Shares are purchased for participants in the plan at their market value as determined by the market price of the stock as listed on the NYSE. The plan also permits participants to purchase additional shares with cash at the then-current market price. All shares purchased through the plan are held in a separate account for each participant maintained by Hibernia's transfer agent. Shareholders who participate in the Dividend Reinvestment Plan purchase shares through the plan without paying brokerage commissions or other costs ordinarily associated with open market purchases of stock.
It is anticipated that the Dividend Reinvestment Plan will continue after the Effective Date and that shareholders of Bank of St. John who become shareholders of Hibernia will have the same opportunity to participate in the plan as other shareholders of Hibernia.

Accounting Treatment

        It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction. In order for the Merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding Bank of St. John Common Stock must be exchanged for Hibernia Common Stock. Consequently, the amount of Bank of St. John Common Stock that will not be exchanged cannot exceed 10% of its shares outstanding. Included in the 10% calculation for this purpose are (i) any shares of Bank of St. John held by Hibernia or its affiliates, (ii) any fractional shares that are cashed out in the Merger, (iii) certain treasury shares of Bank of St. John, if any, and (iv) shares as to which dissenters' rights have been exercised and perfected.

        Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of Bank of St. John cannot reduce their holdings of Hibernia Common Stock received in the Merger for a period beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of Bank of St. John and Hibernia. In the event such transfers are made prior to the Effective Date, Hibernia would have the right to terminate the Agreement and, if Hibernia exercised that right, the Merger would not occur. The directors of Bank of St. John and Mr. Gerald H. Smith intend to comply with these restrictions.

        Bank of St. John has agreed to use its best efforts to permit the transaction to be accounted for as a pooling-of-interests. As indicated above, Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment.

CERTAIN INFORMATION ABOUT HIBERNIA AND REGULATORY CONSIDERATIONS


General

        As a bank holding company, Hibernia is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging under the BHCA in nonbanking activities, subject to certain exceptions.

        Hibernia's banking subsidiary, HNB, is subject to supervision and examination by applicable federal and state banking agencies.
HNB is a national banking association subject to the regulation and supervision of the OCC. HNB is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of HNB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

        Hibernia generally depends upon payment of dividends by HNB in order to pay dividends to its shareholders and to meet its other needs for cash to pay expenses. Hibernia derives substantially all of its income from the payment of dividends by HNB, and its ability to pay dividends is affected by the ability of HNB to pay dividends. HNB is subject to various statutory restrictions on its ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB was approximately $61 million at December 31, 1993. In addition, the OCC has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of HNB to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines. Additional information in this regard is contained in documents incorporated by reference herein. See "AVAILABLE INFORMATION."

        In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

Restrictions on Extensions of Credit

        HNB is subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf
(including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral and are generally limited to 15% of HNB's capital and surplus.

            CERTAIN INFORMATION CONCERNING BANK OF ST. JOHN

Description of the Business

        Bank of St. John, a Louisiana banking association that opened for business in 1904, is a full service commercial bank offering consumer and commercial banking services for customers located principally in St. John the Baptist and St. Charles Parishes and the surrounding communities. Bank of St. John's customer base is composed primarily of individuals who either work or reside within Bank of St. John's trade area and commercial enterprises engaged in a wide range of businesses. At March 31, 1995, Bank of St. John had total assets of approximately $116,344,000, shareholders' equity of approximately $11,453,000 and total deposits of approximately $102,699,000. It operates a main office in the central business district of Reserve, Louisiana at 105 W. 8th
Street, Reserve, Louisiana 70084 and has 3 other full service branches in St. John the Baptist Parish. It also has a loan production office in Metairie, Louisiana. Major services provided by Bank of St. John include consumer financing, commercial lending, credit card services, savings and checking accounts for individuals, businesses and public bodies, bank-by-mail, 24-hour depository facilities, drive-in banking, cashiers' checks, money orders, travelers checks, commercial payroll accounts, safe deposit boxes and the offering of Series EE savings bonds, certificates of deposit and individual retirement accounts. All deposit accounts are insured by the FDIC to the maximum legal limits. Credit services offered by Bank of St. John include secured and unsecured commercial loans, Small Business Administration loans, agricultural loans, real estate loans and consumer loans

        Bank of St. John's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of Bank of St. John's loans is concentrated within a single industry or group of related industries. There are no material seasonal factors that would have any adverse effect on Bank of St. John. Bank of St. John does not rely on foreign sources of funds or income.

        At May 31, 1995, there were 313 shareholders of Bank of St.
John.

Competition

        Bank of St. John experiences considerable competition in both attracting deposits and lending funds. Competition in lending comes principally from other commercial banks and savings and loan associations located in Bank of St. John's market area and from mortgage companies, insurance companies, brokerage companies, governmental agencies, credit unions, real estate investment trusts and other financial institutions. Competition for deposits comes principally from other commercial banks, savings and loan associations and credit unions. The primary factors in competing for deposits among these institutions are interest rates paid on accounts, convenience of office location and extent of services offered. In the conduct of certain aspects of its banking business, Bank of St. John competes not only with the above-mentioned institutions, but additionally with insurance companies, small loan companies and other financial institutions.

Employees

        Bank of St. John has, in the aggregate, approximately 68 full-time equivalent employees. Bank of St. John makes available medical, hospitalization and disability insurance to all of its employees and considers its relationship with its employees to be excellent.

Property

        The main office of Bank of St. John, located at 105 W. 8th Street, Reserve, Louisiana, is owned by Bank of St. John. Bank of St. John also owns the building and land where its Edgard office and its two Laplace offices are located. Bank of St. John leases the building and land where its Metairie loan production office is located, under a lease that expires in August of 1995. None of the properties owned by Bank of St. John is subject to a mortgage. The following table gives the location of the branch offices and related properties owned by Bank of St. John.

Main Office                           Edgard Office
105 W. 8th Street                     Highway 18, River Road
Reserve, LA  70084                    Edgard, LA  70049

Airline Highway Office                Main Street Office
1200 W. Airline Highway               604 Main Street
Laplace, LA  70068                    Laplace, LA  70068

Market Prices and Dividends

        Market Prices. Bank of St. John Common Stock is not traded on any exchange or in any other established public trading market.
There are no bid or asked prices available for Bank of St. John
Common Stock. There is, however, very limited and sporadic trading of Bank of St. John Common Stock in its local area. Management has trading information available to it with respect to approximately
11 trades that were effected since January 1993. All of the trades of which management is aware were effected at prices ranging from $15.00 to $25.00 per share, but management is unable to assure that all of those trades, or any of them, were effected on an arm's-length basis.

        Cash Dividends. Bank of St. John's payment of dividends is subject to certain legal restrictions applicable to all Louisiana state banks. The prior approval of the Louisiana Commissioner of Financial Institutions (the "Commissioner") is required if the total of all dividends declared in any one year will exceed the sum of Bank of St. John's net profits of that year and net profits of the immediately preceding year. Additionally, dividends may not be declared or paid by a Louisiana state bank unless the bank has unimpaired surplus equal to 50% of the outstanding capital stock of the bank, and no dividend payment may reduce the bank's unimpaired surplus below 50%. Bank of St. John paid dividends of $.75 per share in 1993, $3.00 per share in 1994 and $1.25 per share in the first quarter of 1995. Bank of St. John declared a dividend, payable in the second quarter of 1995, of $.61 per share. Bank of St. John intends to declare and pay other quarterly dividends in 1995, prior to the Merger becoming effective, consistent with its past practices. Bank of St. John has agreed in the Agreement that it will not declare, set aside, increase or pay any dividend other than dividends in amounts consistent with past practices and not in excess of 31% of Bank of St. John's net income for such quarter.

Legal Proceedings

        Bank of St. John is not involved in any material legal actions. Bank of St. John, however, is a party to and has pending routine litigation arising from its regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against Bank of St. John. In the opinion of management, after consultation with outside legal counsel, the outcome of such actions should not have a material adverse effect on the financial condition as results of operations of Bank of St. John.

Supervision and Regulation

        As a state non-member bank, Bank of St. John is subject to regulation and regular examination by the FDIC and the Louisiana Office of Financial Institutions (the "OFI"). Applicable regulations relate to reserves, investments, loans, issuance of securities, establishment of branches and other aspects of Bank of St. John's operations. Bank of St. John must also furnish quarterly and annual reports to the FDIC.

        Bank of St. John's deposits are insured by the FDIC. Bank of St. John is currently paying an insurance premium of $.23 for each $100 of deposits. As of January 1, 1993 the FDIC implemented a traditional risk-related insurance assessment system whereby the FDIC places each insured bank in one of nine risk categories based on its level of capital and other relevant information. Under the system, there is an eight basis point spread between the highest and lowest assessment, with the strongest banks (including Bank of St. John) paying an insurance premium equal to .23% of deposits and the weakest banks paying a premium of .31% of deposits. There has been increased pressure applied to banks to conform to regulatory guidelines, along with increased disclosure requirements on a quarterly and annual basis.

        Bank of St. John is subject to regulatory risk-based capital guidelines. In the risk-based capital computation, all assets are weighted based upon assigned risk factors, and certain off-balance sheets items are included, such as loan commitments and standby letters of credit. Capital is separated into two categories, Tier One and Tier Two, which are combined to calculate total capital. Tier One capital consists of common shareholders' equity, certain perpetual preferred stock and minority interests less intangibles. Tier Two capital consists of the allowance for loan losses and subordinated debt, subject to certain limitations. The guidelines provide for total capital of 8% of risk weighted assets, half of which must be Tier One capital. In conjunction with the risk-based capital guidelines, the regulators have also issued capital leverage guidelines. The leverage ratio consists of Tier One capital as a percent of average total assets. The minimum leverage ratio for all banks (including Bank of St. John) is 4%, with a higher leverage ratio generally required for all but the healthiest of banks. At December 31, 1994, Bank of St. John's Tier One capital ratio was 20.15%, its total capital ratio was 21.41% and its leverage ratio was 11.06%.

Security Ownership of Principal Shareholders.

        Except for the Bank of St. John Common Stock, Bank of St. John has no other class of voting securities issued or outstanding. The following table provides information concerning all persons known to Bank of St. John to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Bank of St. John Common Stock, as of the Record Date. Unless otherwise noted, the named persons own the shares directly and have sole voting and investment power with respect to the shares indicated.

                              Number of
Name and Address              Shares Owned        Percent
of Beneficial Owner           Beneficially        of Class

Gerald H. Smith               32,630 (1)          10.88
P. O. Box 131405
Houston, TX  77219
____________________

(1) This includes 4,318 shares held in trust for his niece's benefit, with whom he shares voting power.


        Ownership of Directors and Executive Officers of Bank of St. John. The following table provides information concerning the shares of Bank of St. John Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Bank of St. John, and all directors and executive officers as a group, as of the Record Date. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

Name and Address                Number of           Percent of
Beneficial Owner                  Shares              Stock

Larry J. Babin                  1,200                 .40%
555 Payne Street
Norco, LA  70079

Robret M. Becnel                3,436 (1)            1.15%
7008 Chestnut, #D
New Orleans, LA  70118

Jules A. Carville III           1,281                 .43%
115 Holly Drive
Laplace, LA  70068

Darryl J. Chauvin (2)           1,950 (3)             .65%
#13 Hackberry Street
Laplace, LA  70068

Harold L. Montegut              4,446 (4)            1.48%
193 W. 4th Street
Reserve, LA  70084

All Directors and Executive    12,313                4.10%
Officers as a Group
(5 persons)

____________________

(1) Includes 400 shares held in minor daughter's name and 600 shares held in minor son's name over which he exercises sole voting power.

(2) Mr. Chauvin is both the Chief Executive Officer and Chairman of the Board. All of the other individuals listed are directors of Bank of St. John.

(3) Includes 1,000 shares held in Mr. Chauvin's wife's name, with whom he shares voting power.

(4) Includes 176 shares held in Mr. Montegut's wife's name, with whom he shares voting power.

        In the Agreement, Bank of St. John has agreed to endeavor to have each of its directors execute, prior to the Merger, and agreement pursuant to which such director agrees, among other things, to vote in favor of the approval of the Agreement. The five directors of Bank of St. John beneficially owned, as of the Record Date, an aggregate of 12,313 shares, or approximately 4.10% of the outstanding Bank of St. John Common Stock on that date.

             BANK OF ST. JOHN MANAGEMENT'S DISCUSSION
              AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS FOR THE TWO YEARS
           ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

        The following discussion provides certain information concerning the financial condition and results of operations of Bank of St. John for the years ended December 31, 1994 and 1993. This discussion should be read in conjunction with the audited financial statements of Bank of St. John and notes thereto presented elsewhere in this Proxy Statement.

Overview

        Net income for 1994 totaled $2,930,000, compared to $2,107,000 in 1993. Return on average assets was 2.56% and 1.97%; return on average equity was 25.11% and 20.60%, respectively. The increase in net income in 1994 compared to 1993 was primarily due to a stable net interest margin and the recovery of a previously charged off First Continental Bancshares debenture in the amount of $1,346,000. Average assets increased 6.40% in 1994 from the 1993 level. Total shareholders' equity averaged $11,668,000 in 1994 compared to $10,230,000 in 1993.

Results of Operations

        Net Interest Income. Bank of St. John's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest-earning assets and interest paid on interest-bearing sources of funds. The level of net interest income is determined primarily by the volume of interest-earning assets and the various rate spreads between the interest-earning assets and their funding sources. Net interest income increased from $5,920,000 in 1993 to $6,874,000 in 1994, primarily due to the recovery of interest on the First Continental Bancshares debenture.

        Average earning assets increased from $99,845,000 in 1993 to $107,352,000 in 1994. Interest income increased from $8,314,000 in 1993 to $9,376,000 in 1994, primarily as a result of an increase in loan volume and the recovery of interest on the First Continental Bancshares Debenture. Management concentrated its efforts in reducing the bank's income dependency on the lower yielding securities portfolio and increasing the income generated by the loan portfolio. Bank of St. John's net interest margin, the ratio of net interest income to average earning assets, remained fairly stable with a 6.40% ratio in 1994 and a 5.93% ratio in 1993.

        Net Interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 5.80% for 1994, a 40 basis point increase from the 1993 level of 5.40%.

        Interest Rate/Volume Analysis. The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates:

                                     1994/1993           1993/1992
                                   Change due to         Change due to

(Dollars in Thousands)   Rate    Volume  Change  Rate    Volume   Change

Interest Income
  Loans                  ($185)  $1,072  $887    ($238)  $965     $727

  Investment securities  ( 149)  ( 352)  (501)   ( 375)  (288)    (663)

  Federal funds sold and
     other investments     616      60    676      (25)   (54)     (79)

Total Interest Income:    $282    $780   1062    ($638)  $623     ($15)


  Interest-bearing
   deposits                (51)    (31)   (82)    (177)    78      (99)

   Savings                 (32)     25     (7)    (102)    29      (73)

   Time deposits            45     152    197     (449)  (144)    (593)

Total Interest Expense:   ($38)   $146   $108    ($728)  ($37)   ($765)


Net Interest Income       $320    $634   $954      $90   $660     $750

_________________

NOTE: The changes in interest due to both volume and rate have been allocated proportionally between rate and volume.


The table below summarizes average assets, liabilities and shareholders' equity, interest earned and paid and average yields and rates for the two years ended December 31, 1994.



                                        Year Ended        Year Ended
                                    December 31, 1994     December 31,1993

                                                (Dollars in Thousands)

                                                 Interest      Average                 Interest      Average
                                    Average       Income/       Yield/    Average       Income/       Yield/
                                    Balance       Expense        Rate     Balance       Expense       Rate
ASSETS
  Loans (1)                          $65,245       $6,163         9.45%    $53,948       $5,276        9.78%

  Investment securities-taxable       34,093        2,271         6.66      41,450        2,878        6.94

  Investment securities-nontaxable(2)  3,258          170         5.22       1,229           64        5.21

  Federal funds sold and other
    investments (3)                    4,756          772        16.23       3,218           96        2.98

Total Earning Assets                $107,352       $9,376         8.73%    $99,845       $8,314        8.33%

 Allowances for possible
  loan losses                           (826)         ---          ---       (807)          ---         ---

  Other assets                         7,532          ---          ---       8,160          ---         ---

           TOTAL ASSETS:            $114,058          ---          ---    $107,198          ---         ---

LIABILITIES AND SHAREHOLDERS' EQUITY

  Interest-Bearing Deposits         $ 29,801      $   651         2.18%   $ 31,200       $  733       2.35%

  Savings                             16,669          373         2.24      15,515          380       2.45

  Time Deposits                       39,014        1,478         3.79      34,985        1,281       3.66

Total Interest-Bearing Liabilities   $85,484        2,502         2.93%    $81,700        2,394       2.93%

  Noninterest-bearing deposits        15,784          ---           ---     14,269          ---         ---

  Other liabilities                    1,122          ---           ---        999          ---         ---

  Shareholders' equity                11,668          ---           ---     10,230          ---         ---

TOTAL LIABILITIES AND
  SHAREHOLDERS'EQUITY:              $114,058          ---           ---   $107,198          ---         ---

Net interest spread                      ---       $6,874         5.80%        ---       $5,920       5.40%

Net interest margin                      ---          ---         6.40%        ---          ---       5.93%


     (1) Interest income includes loan fees of $253 for 1994 and $271 for 1993.  Nonaccrual loans are included in average balances and income on such loans is recognized on a cash basis.

     (2) The yield on tax-exempt securities is not on a tax equivalent basis for this schedule.

     (3) Interest income includes $596,000 interest recovery on the First Continental Bancshares debenture.

        Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the repricing schedule of interest sensitive assets and interest sensitive liabilities for a given time period. A primary objective of asset/liability management is to maximize net interest margin while maintaining a reasonable mix of interest sensitive assets and liabilities. At December 31, 1994, Bank of St. John's one-year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was negative 22.73%, i.e. more of Bank of St. John's liabilities than assets reprice within a one-year time frame. In periods of declining rates, Bank of St. John has experienced a positive effect on net interest income as its cost of funds has increased more slowly than interest income on interest-earning assets. Conversely, in periods of increasing rates, based on its current interest rate sensitivity gap, Bank of St. John should experience decreased net interest income. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.



INTEREST RATE SENSITIVITY (Dollars in Thousands)               DECEMBER 31, 1994

                                                                                             1-5         Over 5
        EARNING ASSETS         0-30       31-60       61-90       91-180       181-365       Years       Years       Total
  Interest Bearing Deposits $    25        --          --          --           --            --          --         $     25

  Fed Funds Sold              4,700        --          --          --           --            --          --            4,700

  Securities(1)               2,736        750           0           0            46        11,727      21,197         36,456

  LOANS                      11,519      1,568       1,983       5,449         5,667        32,192       8,539         66,917


Total Earning Assets        $18,980    $ 2,318     $ 1,983     $ 5,449       $ 5,713       $43,919     $29,736       $108,098

SOURCES OF FUNDS

Deposits:


  Interest bearing (2)      $30,084        --          --          --            --            --     $ 8,224       $ 38,308

  Savings (2)                    --        --          --          --            --            --      16,363         16,363

  Time Deposits               5,632     2,979       4,764       7,293         8,127        11,863          --         40,658

  Borrowings                    138        --          --          --            --            --          --            138

      Total                 $35,854   $ 2,979     $ 4,764     $ 7,293       $ 8,127       $11,863     $24,587       $ 95,467

  Rate Sensitivity Gap      (16,874)     (661)     (2,781)     (1,844)       (2,414)       32,056       5,149         12,631

  Cumulative Rate
    Sensitivity Gap         (16,874)  (17,535)    (20,316)    (22,160)      (24,574)        7,482      12,631             --

  Gap/Total Assets          - 15.61%   - 0.61%     - 2.57%     - 1.71%       - 2.23%        29.65%       4.76%            --

  Cumulative Rate Sensitivity
  Gap as a percentage of
  Total Assets              - 15.61%   -16.22%     -18.79%     -20.50%       -22.73%         6.92%      11.68%            --

     (1) Securities information is based on contractual maturities.

     (2) Savings and NOW accounts (excluding Public Funds) are included in the "over 5 years and non-sensitive" category, as the rates on these core deposits, with indeterminate maturities, historically are fixed-rate, are not responsive to general market interest rate movements and would be expected to change only after significant money market rate movements, at management's discretion.

                             -76-

        Provision for Possible Loan Losses. The provision for possible loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the impact of economic conditions on each borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and other factors that management deems material. After careful evaluation of the foregoing factors, management determined that the existing level of reserves was adequate in view of the risk characteristics of the loan portfolio at December 31, 1994. Accordingly, Bank of St. John did not make a provision for possible loan losses in 1994, compared to a provision of $50,000 in 1993.

        The allowance for possible loan losses as a percent of average loans outstanding was 1.46% for 1994 and 1.46% for 1993. Net charge-offs (recoveries) were ($166,000) in 1994 and $87,000 in 1993. The decrease in net charge-offs from 1993 to 1994 was primarily due to continued improvement in the quality of the loan portfolio.

        In May, 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a
Loan" ("Standard 114"), which requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent.
Adoption of Standard 114 is required for fiscal years beginning after December 15, 1994. Management feels that this statement will not have a significant economic impact on Bank of St. John because the current allowance for possible loan losses should be adequate to accommodate the change in method for calculating loss accruals.

        Other Income and Expense. Other income for 1994 totaled $1,063,000 compared to $1,123,000 in 1993. In 1994, operating expenses increased by $128,000, or 3.08% from the 1993 level. The increase in costs was somewhat offset by a decrease of $390,000 in write-downs and expenses associated with foreclosed real estate.

Analysis of Financial Condition

        Investment Securities. Effective January 1, 1994, the Bank adopted Financial Accounting Standards Board (FASB) Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This standard addresses the accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in debt securities and requires classification of securities as trading, available for sale or held to maturity. Management determines the classification of its investment securities. Securities which the Bank has the intent and ability to hold until maturity are classified as held to maturity. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders' equity, net of income tax effects. As of January 1, 1994 the unrealized gain on available for sale securities, net of tax effects, was $299.

        In 1994, average investment securities decreased $5,328,000 to $37,351,000 compared to $42,679,000 for 1993. Investment securities totaled $35,235,000 at the end of 1994. Investment securities comprised 32.82% of average earning assets at December
31, 1994, compared to 34.92% at December 31, 1993. At the end of 1994, there were gross unrealized gains of $78,000 and gross unrealized losses of $1,688,000 in the securities portfolio.
Proceeds from sales and maturities of securities were $18,823,000 during 1994. The investment securities portfolio is used to make investments of various maturities in order to improve the overall earning asset yield. It also serves as a source of liquidity and as collateral to secure certain types of deposits. The composition of the portfolio, effectively managed, limits Bank of St. John's exposure to changes in interest rates and economic conditions as they occur.

        Securities Portfolio. The carrying amount of securities at December 31 is set forth in the table below.

Available for Sale                    1994 Gross         Estimated
                        Amortized     Unrealized           Fair
Description             Cost        Gains      Losses      Value
(Dollars in Thousands)

U.S. Treasury           $10,106       ---      ($296)      $9,810

U.S. Government Agencies:

 Collateral Mortgage
    Obligations          11,577         1       (813)      10,765

    Other                 2,885         6       (119)       2,772


Total:                  $24,568     $   7    ($1,228)    $23,347


                                         1994 Gross      Estimated
Held to Maturity           Amortized      Unrealized        Fair
     Description             Cost     Gains       Losses   Value
(Dollars in Thousands)

U.S. Government Agencies:

 Mortgage-backed Securities $8,083    $64         ($151)   $7,996

 State and municipal
  obligations, tax-free      3,587      3          (309)    3,281

 State and municipal
  obligations, taxable         218      4            ---      222

Total:                     $11,888    $71         ($460)  $11,499


                                         1993 Gross
Held to Maturity           Amortized      Unrealized         Market
     Description             Cost     Gains       Losses     Value

U.S. Treasury              $10,010    $228           ---  $10,238

U.S. Government Agencies:


  Mortgage-backed
   securities               9,510      461          (3)     9,968

  Collateral mortgage
   obligations              9,702      142         (24)     9,820

  Other                     4,008      125          (6)     4,127

  State and municipal
   obligations, net         1,635       40          (2)     1,673

Total:                    $34,865     $996        ($35)   $35,826



        Maturity Distribution and Investment Securities Portfolio Yields. The maturities, based on contractual maturities, of securities at December 31, 1994 and the weighted yields of such securities are shown in the table below. Actual maturities may differ from contractual maturities because, with respect to mortgage-backed securities, borrowers may have the right to repay the underlying obligations with or without penalties.


(Dollars in Thousands)

                                         After One But     After Five But
                     Within One Year   Within Five Years  Within Ten Years     After Ten Years     Total

                    Amount    Yield    Amount    Yield    Amount    Yield      Amount    Yield     Amount    Yield
U.S. Treasury       $750      5.78%    $9,356    6.46%        0       ---          0       ---     $10,106   6.46%

U.S. Agencies:

 Mortgage-backed     $46      7.62%    $1,370    6.06%   $5,106     6.94%    $12,730     6.87%     $19,252   6.76%

 Other               ---        ---    $1,000    8.30%   $1,885     7.44%          0      ---       $2,885   7.88%

 Other securities    ---        ---        $1    6.00%     $968     5.00%     $3,244    5.20%       $4,213   5.30%

Total:              $796        ---   $11,727    4.50%   $7,959     6.83%    $15,974    6.54%      $36,456   6.60%



____________________

        The yield on tax-exempt securities are not on a tax equivalent basis for this schedule. Available for Sale Securities are at amortized cost.

        Loans and Nonperforming Assets. The loan portfolio is the largest component of Bank of St. John's earning assets. Average loans outstanding in 1994 increased $11,297,000 or 20.94%, from the 1993 level of $53,948,000. The increase in 1994 can be attributed to management's continued efforts to attract high quality loan customers within Bank of St. John's local market.

        The largest segment of Bank of St. John's loan portfolio includes commercial and residential real estate loans, which represented approximately 31.66% and 41.52% respectively, of the total portfolio as of December 31, 1994. Consumer loans represented approximately 19.51% of total loans as of the end of 1994. The portfolio is very diversified with no single loan relationship exceeding 1.90% of the total loans. Bank of St. John had no significant concentrations to individual borrowers or industries. The specific underwriting criteria for each major loan category is outlined in detail in Bank of St. John's formal written loan policy and is established by Bank of St. John's Board of Directors. In general, each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions. The loan policies of Bank of St. John, including the underwriting criteria for major loan categories, are adjusted on a regular basis, and each change is approved by the Board of Directors. New criteria and new policies are the result of regulatory changes, the experience of the existing portfolio, financial and market conditions and competition in Bank of St. John's primary market. The Board of Directors weighs each new criterion after considering the foregoing factors and in light of the overall financial condition and performance of Bank of St. John. The underwriting criteria are routinely reviewed by management and external examiners consistent with internal policy and banking regulations.

        Total nonperforming loans at December 31, 1994 were $175,000. At December 31, 1993 Bank of St. John had nonperforming loans of
$183,000.  Other real estate owned totalled $126,000 at December
31, 1994, compared to $378,000 as of the end of 1993.

        Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to accrual status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on a cash basis. Interest income that would have been recognized on nonaccrual loans had those loans been on accrual status at contractual terms throughout 1994 was approximately $17,000. Interest income actually recognized on nonaccrual loans for 1994 was not significant.

        Summary of Nonperforming Assets. Nonaccrual, restructured and 90 days past due loans and other real estate are summarized in the table below. Also, several ratios that measure Bank of St. John's level of nonperforming assets are included in this table.

                                         December 31,

(Dollars in Thousands)                   1994     1993

NONPERFORMING LOANS:

   Nonaccrual loans                      $175     $183

   Restructured loans                       0        0

         Total nonperforming loans:       175      183

Other real estate                         126      378

         Total nonperforming assets:     $301     $561

Loans 90 days or more past due and
still accruing interest                   $33      $21

Nonperforming loans as a % of
total loans                              0.26%    0.30%

Nonperforming assets as a % of
total loans and other real estate        0.45%    0.91%

Allowance for possible loan losses
as a % of nonperforming loans           545.1%   430.6%

Allowance for possible loan losses
as a % of nonperforming assets          316.9%   140.5%


        In addition to the nonaccrual loans included in nonperforming assets, Bank of St. John had approximately $593,000 in performing loans that were classified as of December 31, 1994. Classified loans are credits, identified internally by management or through the regulatory examination process, which have a higher degree of risk than other performing loans in the portfolio.

        Loan Portfolio Distribution and Allocation of Allowance for Possible Loan Losses. The following table shows the amounts of loans outstanding and the allowance for possible loan losses according to type of loan for each of the periods indicated:

                                      December 31,
                                 1994                 1993

(Dollars in Thousands)      Amount    Percent    Amount    Percent

Loans:

   Commercial               $ 4,851    7.25%     $ 4,588    7.51%

   Agricultural                   0     ---            0     ---

   Real estate-residential   27,793   41.52       21,030   34.44

   Real estate-commercial    21,190   31.66       20,950   34.31

   Consumer                  13,101   19.57       14,497   23.74

Gross loans                 $66,935    100%      $61,065    100%

   Discount on purchased
    loans                         0      0             0      0

   Less:  Unearned income       (18)   ---           (70)   ---

Total:                      $66,917    100%      $60,995    100%

Allowance for possible
  loan losses:

   Commercial                   $69   7.23%          $55   7.45%

   Agricultural                   0    ---             0    ---

   Real estate-residential      426  44.65           282  38.21

   Real estate-commercial       271  28.41           222  30.08

   Consumer                     188  19.71           179  24.26

Total:                         $954    100%         $738    100%

        Loan Maturity Data. The table below shows the amount of commercial loans as of December 31, 1994, broken down to include commercial and commercial real estate, residential real estate and consumer and agricultural loans. It should be noted that the table includes loans at fixed interest rates and excludes variable rate loans.

                                    December 31, 1994

                                   Due After 1
                    Due Within     But Within    Due After
                     1 Year         5 Years       5 Years     Total

Commercial &
 Commercial Real
 Estate             $ 5,844        $11,361       $3,065     $20,270

Real Estate-
 Residential          7,312         14,215        3,835      25,362

Consumer &
 Agricultural         3,224          6,267        1,690      11,181


          Total:    $16,380        $31,843       $8,590     $56,813

        Summary of Loan Loss Experience.  Balances in Bank of St.
John's loan loss reserves for the two years ended December 31, 1994 and 1993 are summarized in the following table.


                                     1994             1993

Balance at beginning of year         $788             $825

Loans charged off:

   Commercial                           0                0

   Agricultural                         0                0

   Real estate-residential              0                0

   Real estate-commercial               0               65

   Consumer                           136               55

              Total charge-offs:     $136             $120

Recoveries on loans
previously charged off:

   Commercial                           0                0

   Agricultural                         0                0

   Real estate-residential              0                0

   Real estate-commercial             270               22

   Consumer                            32               11

              Total Recoveries:       302               33

Net loans charged-off               ($166)              87

Additions charged to operations         0               50

Balance at end of year               $954             $788

Ratio of net charge-offs
during period to outstanding
average loans                        -.25%             .16%

        Deposits.  Total deposits at December 31, 1994 were
$110,599,000, up from the level of $94,840,000 posted at December
31, 1993. The bulk of the increase can be attributed to increases in the tax collector's accounts at year end. Core deposit mix did not change significantly during 1994.

        Time deposits of $100,000 or more were $5,168,000 at December 31, 1994. These deposits consist primarily of public fund time deposits that are fully secured and deposits from local customers with which Bank of St. John has other banking relationships.
Although time deposits of $100,000 or more can exhibit greater volatility to changes in interest rates and other factors than do core deposits, management believes that due to the nature of the deposits of this type, any volatility experienced could be adequately met with current levels of asset liquidity or access to alternate funding sources. Bank of St. John had no brokered deposits at December 31, 1994.

        Deposit Average Balances and Rates. The following table indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated:



                                       December 31,
                                1994                    1993
                           Amount     Rate         Amount     Rate

(Dollars in Thousands)

Noninterest-bearing demand $15,784     ---         $14,269     ---

Interest-bearing demand     29,801    2.18          31,200    2.35

Savings                     16,669    2.24          15,515    2.45

Time deposits               39,014    3.79          34,985    3.64

         Total Deposits:  $101,268    2.93%        $95,969    2.92%

        Maturities of Time Deposits of $100,000 or More. The maturities of time deposits of $100,000 or more are summarized for December 31, 1994 in the table below:


                                       December 31, 1994
(Dollars in Thousands)

3 months or less                              $3,280

Over 3 months to 12 months                     1,388

12 months to 5 years                             500

Over 5 years                                       0

                     Total:                   $5,168

        Capital Resources. Bank of St. John maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in its business. Bank of St. John is required to comply with the risk-based capital guidelines adopted by the FDIC. Those guidelines apply weighing factors which vary according to the level of risk associated with each asset category. The information below summarizes Bank of St. John's risk-based capital and leverage ratios for December 31, 1994 and 1993. Bank of St. John exceeds all minimum required capital ratios.


Risk-Based Capital

                                                     BSJ
                                                     Specific
                                                     Minimum
       Requirements        1994          1993        Ratio

       Tier 1 Capital      20.15%        18.43%      4.00

       Total Capital       21.41%        19.68%      8.00

       Leverage Ratio      11.06%        10.20%      4.00

        Liquidity. Liquidity is the ability of Bank of St. John to fund the needs of its borrowers, depositors and creditors. Bank of St. John's management maintains a strategy that provides adequate liquidity and manages interest rate risk. Bank of St. John's liquidity sources, including cash flows from sales, maturities, and the paydowns of loans and investment securities, federal funds purchased, and a base of core deposits, are considered adequate to meet liquidity needs for normal operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR THE THREE MONTH PERIODS ENDED MARCH 31,
1995 AND MARCH 31, 1994.


The following discussion provides certain information concerning the results of operations of Bank of St. John for the 3 month periods ended March 31, 1995 and March 31, 1994 and should be read in conjunction with the unaudited financial statements of Bank of St. John and the notes thereto from such periods presented elsewhere in this proxy statement.


First Quarter 1995 Highlights

        . Net income for March, 1995 reflects a loss of $673,746 compared to net income of $512,032 for March, 1994. This reflects Bank of St. John's accrual of merger related costs of $1,574,576. Excluding the nonrecurring portion of merger related costs, net income would have been approximately $625,000.

        . Return on assets (ROA) and equity (ROE) decreased to (2.36%) and (22.75%), respectively, for the first quarter of 1995 compared to 1.83% and 18.42% for the first quarter 1994.

        . Loans grew $3,469,581, or 5.37% from a year ago, to $68,064,877 at March 31, 1995. Consumer loans increased $218,749, or .89% to $24,873,489 and commercial loans grew $3,250,915, or 8.14% to $43,191,388.

        . Nonperforming assets declined to $211,323, down 49.31% from a year ago.

        . In March, Bank of St. John's board of directors declared a dividend of $.61 per share.


Financial Condition


Earning Assets

        Earning assets averaged $111,767,634 in the 1st quarter of 1995, a 3.26% increase from the 1st quarter of 1994 average of $108,237,879. Compared to the 1st quarter of 1994 average loans increased $6,108,082, available for sale securities increased $547,968 and held to maturity securities increased $552,143.

This change in the mix of earning assets is primarily the result of an increased emphasis on loan production.

        Loans. Average loans for the first quarter of 1995 of $68,319,389 are up $6,108,082, or 9.28% from the first quarter of 1994. Commercial loans increased $5,639,918, or 14.91%, while consumer loans increased $468,174, or 1.92%.

        Securities Available for Sale. Average securities available for sale decreased $750,503, or (3.04%) from the first quarter of 1994 to $23,918,107. Securities classified as available for sale consist of treasuries, U.S. government agencies and collateralized mortgage obligations.

        Securities Held to Maturity.  Average securities held to
maturity for the 1st quarter of 1995 increased $552,143, or 4.93% compared to the same period a year ago.

        Short-Term Investments. Average short-term investments (primarily federal funds sold) for the 3 months ended March 31, 1995 decreased $3,623,333,or (35.39%) compared to the first quarter of 1994. This decrease is due to the tax collector moving funds out of his account earlier in the first quarter of 1995.

        Asset Quality. Nonperforming assets, which include nonaccrual loans, restructured loans and foreclosed assets, totaled $211,323 at March 31, 1995, down 49% compared to $416,881 at March 31, 1994.


Funding Sources


        Deposits. Average deposits totaled $104,082,911 in the first quarter of 1995, a slight increase from the 1994 level of $103,265,226. The deposit mix changed significantly reflecting the migration of funds leaving money market deposits and flowing into certificates of deposits. The table below presents the composition of average deposits for the first quarter of 1995 and the 1st quarter of 1994.

TABLE 1 - DEPOSIT COMPOSITION

                     First Quarter 1995     First Quarter 1994

                     Average      % of      Average      % of
                     Balances     Deposits  Balances     Deposits

Noninterest-Bearing  $16,077,101  15.44%    $16,500,548  15.98%

NOW Accounts         $15,458,352  14.85%    $21,148,844  20.48%

Money Market
  Accounts           $12,268,217  11.79%    $13,822,948  13.39%

Savings Accounts     $16,364,289  15.72%    $16,562,107  16.04%

Time Deposits Less
  than $100,000      $36,954,979  35.51%    $33,504,027  32.44%

Total Core Deposits  $97,122,938  93.31%    $101,538,474 98.33%

Public Fund
  Certificates of
  Deposit of $100,000
  or more            $5,484,457   5.27%     $281,600     0.27%

Certificates of
  Deposit of
  $100,000 or more   $1,475,516   1.42%     $1,445,152   1.40%

Total Deposits       $104,082,911  100%     $103,265,226  100%

Reserve and Provision for Possible Loan Losses

        The Bank recorded no provision for possible loan losses in either of the quarters being discussed. The absence of a provision was the result of continued improvement in asset quality evidenced by declines in net charge offs and lower levels of nonperforming loans. Additionally, during 1994 several significant recoveries were reflected. The balance in the reserve as of March 31, 1994 was $794,443, compared to $945,908 at March 31, 1995.

        The Board of Directors reviews the loan loss reserve monthly. The present level is considered adequate to absorb future potential loan losses. In making this determination, management considered the significant improvements in asset quality discussed earlier and the reduced level of net loan charge offs, as well as current economic conditions and market trends. Because factors such as loan growth and future collectability of loans are uncertain, the level of future provisions, if any, cannot be predicted.

Interest Rate Sensitivity

        As indicated below, management has been successful in controlling interest rate risk. As listed, the net interest spread and net interest margins are, respectively, 4.71% and 5.48% for March 31, 1995, compared to 4.88% and 5.44% for March 31, 1994.



TABLE 2 - NET INTEREST MARGIN

                         First Quarter 1995      First Quarter 1994

Yield on Earning Assets      8.27%                    7.67%

Rate on Interest-
  Bearing Liabilities        3.56%                    2.79%

Net Interest Spread          4.71%                    4.88%

Contribution of
  Noninterest-bearing
  Funds


Net Interest Margin          5.48%                    5.44%

Results of Operations


Net Interest Income. Net interest income for the 3 months ended March 31, 1995 totaled $1,587,280, a $80,876 increase from the same period in 1994, reflecting the increase in total earning assets. The net interest margin was 5.48% for the 1st quarter of 1995, compared to 5.44% for the 1st quarter of 1994, and as indicated has remained relatively stable.

Non-Interest Income. Non-interest income from both periods discussed was almost identical with March 31, 1995 figures of $246,824 and March 31, 1994 numbers of $261,612.


Non-Interest Expense. Non-interest expense for the 3 months ended 03/31/95 totaled $2,323,904, a $1,306,823 increase from the first quarter of 1994. This increase is due to the accrual of expenses associated with the pending merger.



        The following table reflects the increase in expenses by category for the first quarter of 1995 directly associated with the pending merger:

TABLE 3 - MERGER RELATED EXPENSES

                                         First Quarter 1995

Legal Fees                                    $25,000

Investment Banker Fees                       $452,812

Severance & Employee Costs                   $725,000

Duplicate Facilities & Equipment             $235,764

Other Merger Related Expenses                $136,000

Total                                        $1,574,576


Income Taxes. The Bank made a provision of $183,944 for taxes for the period ended March 31, 1995 compared to $238,085 in 1994.

Capital. Shareholders' equity totaled $11,453,040 at March 31, 1995 compared to 11,122,446 at March 31, 1994. Risk based capital and leverage ratios for the Bank exceed the ratios required for designation as a "well capitalized" institution under regulatory guidelines. The table below presents these ratios for the Bank.


TABLE 4 - QUARTERLY SELECTED CAPITAL RATIOS

RISK-BASED CAPITAL:                March 31, 1995    March 31, 1994

Tier 1 Risk-Based Capital Ratio        21.03%            18.23%

Total Risk-Based Capital Ratio         22.29%            19.48%

Leverage Ratio                         11.18%             9.69%


Liquidity. The Bank's loan to deposit ratio, a measure of liquidity, was 66.28% at March 31, 1995 compared to 62.61% at March 31, 1994. Management believes that current and projected levels of short-term investments and securities available for sale are adequate to meet the Bank's liquidity needs.

                         VALIDITY OF SHARES

        The validity of the shares of Hibernia Common Stock offered hereby has been passed upon for Hibernia by Patricia C. Meringer, Associate Counsel and Secretary of Hibernia. As of the date of this Proxy Statement-Prospectus, Ms. Meringer owned 2,138 shares of Hibernia Common Stock and held options to purchase 24,216 shares of Hibernia Common Stock, which options are not currently exercisable.

                             EXPERTS

        The consolidated financial statements of Hibernia incorporated in this Proxy Statement-Prospectus by reference from Hibernia's
Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and have been so incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The audited financial statements of Bank of St. John as of December 31, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1994 contained in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, certified public accountants, as set forth in their report with respect thereto and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said reports.

             FINANCIAL STATEMENTS OF BANK OF ST. JOHN
                         (Unaudited)
               FOR THE QUARTER ENDED MARCH 31, 1995


                        BANK OF ST. JOHN
                          BALANCE SHEETS
                     AS OF MARCH 31, 1995 & 1994
                        (Dollars in Thousands)
ASSETS

                                          1995            1994

CASH AND DUE FROM BANKS                   $  4,930        $  4,209

FEDERAL FUNDS SOLD                        $  6,000        $  5,100

INTEREST-BEARING DEPOSITS IN OTHER BANKS  $     25        $    154

INVESTMENT SECURITIES AVAILABLE FOR SALE  $ 24,055        $ 27,144

INVESTMENT SECURITIES HELD TO MATURITY    $ 11,568        $ 11,629

LOANS                                     $ 68,065        $ 64,595

 LESS: Reserve for Possible Loan losses      ($946)          ($794)

                      NET LOANS           $ 67,119        $ 63,801

BANK PREMISES AND EQUIPMENT, Net          $  1,203        $  1,540

OTHER REAL ESTATE, Net                    $    153        $    240

ACCRUED INTEREST RECEIVABLE               $    718        $    694

OTHER ASSETS                              $    573        $    594

                     TOTAL ASSETS         $116,344        $115,105



        The accompanying notes are an integral part of these financial statements.

                                   BANK OF ST. JOHN
                                    BALANCE SHEETS
                                AS OF MARCH 31, 1995 & 1994

                                   (Dollars in Thousands)

                             LIABILITIES AND SHAREHOLDERS EQUITY


                                        1995               1994

DEPOSITS:

Non-Interest Bearing                    $ 15,578           $ 16,140

Interest Bearing                        $ 87,121           $ 87,036

Total Deposits                          $102,699           $103,176

ACCRUED INTEREST AND OTHER LIABILITIES  $  2,192           $    806

              Total Liabilities         $104,891           $103,982

COMMITMENTS AND CONTINGENCIES                ---                ---

SHAREHOLDERS' EQUITY:

Common Stock, $2.50 Par Value,
  400,000 Shares Authorized,
  300,000 Shares Issued and
  Outstanding                          $     750           $    750

Surplus                                $   2,250           $  2,250

Undivided Profits                      $   8,773           $  8,038

Unrealized Gain (Loss) on
  Securities Available For Sale            ($320)          $     85

      Total Shareholders' Equity       $  11,453           $ 11,123


     Total Liabilities and
      Shareholders' Equity             $ 116,344           $115,105

        The accompanying notes are an integral part of these financial statements.

                       BANK OF ST. JOHN
                      STATEMENTS OF INCOME
          FOR THE QUARTERS ENDED MARCH 31, 1995 & 1994
          (Dollars in Thousands, Except Per Share Data)

                                     1995           1994

INTEREST INCOME:

  Interest and Fees on Loans         $1,608         $1,433


Interest on Investments:

  United States Treasury Securities  $  164         $  146

  United States Government Agency
    and Mortgage-Backed Securities   $  409         $  411

  Obligations of State and
  Political Subdivisions             $   50         $   27

  Interest on Deposits with
    Other Banks                           0         $    2

  Interest on Federal Funds Sold
    and Other Investments            $   95         $   79

       Total Interest Income         $2,326         $2,098

INTEREST EXPENSE:

  Interest on Deposits               $  737         $  591

  Other Interest Expense             $    2         $    1

       Total Interest Expense        $  739         $  592

NET INTEREST INCOME                  $1,587         $1,506

PROVISION FOR POSSIBLE LOAN LOSSES      ---            ---

NET INTEREST INCOME AFTER PROVISION
  FOR POSSIBLE LOAN LOSSES           $1,587         $1,506

NON-INTEREST INCOME                  $  247         $  261

GAIN ON SALE OF SECURITIES              ---            ---

NON-INTEREST EXPENSE:

  Salaries and Employee Benefits     $1,086         $  352

  Occupancy Expense                  $  350         $  106

  Other Operating Expense            $  888         $  559

       Total Non-Interest Expense    $2,324         $1,017

INCOME (LOSS) BEFORE INCOME TAXES     ($490)        $  750

PROVISION FOR INCOME TAXES:

  Current                            $  184         $  238

NET INCOME (LOSS)                     ($674)        $  512

EARNINGS PER SHARE:

  Net Income (LOSS)                  ($2.25)        $ 1.71
otes to Consolidated Financial Statements

NOTE 1 - Per Share Data

Net income per average share outstanding is calculated based on the weighted average number of shares outstanding during the period.
The average number of shares outstanding for the three months ending March 31, 1995 and 1994 was 300,000 and 300,000 respectively.

NOTE 2 - Non-Performing Loans

(In Thousands)

                                             03/31/95                03/31/94

Nonaccrual loans                               $  52                   $  136

Restructured loans                                --                      --

Total nonperforming loans                      $  52                   $  136

Accruing loans past due
ninety days or more                            $   6                   $   41


When the payment of principal and interest on a loan is delinquent for 90 days or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accrual of interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual any accrued interest is charged directly against the interest income account. Any payments received on nonaccruals are applied first to the outstanding principal balance and after satisfaction of principal recovery of interest is considered.

Interest income in the amount of $1,875 would have been recorded on non accrual loans during the three months ended March 31, 1995 if they had been performing in accordance with their contractual terms. During the three months ended March 31, 1995, the Bank recorded interest income on nonaccrual loans of $1,692.

In addition to the nonperforming loans disclosed above, management has identified loans totaling $69,000 for which payments are current but which, in management's opinion are subject to potential future classification as non-performing or past due.

                        BANK OF ST. JOHN

                      FINANCIAL STATEMENTS
                AS OF DECEMBER 31, 1994 AND 1993
                 TOGETHER WITH AUDITORS' REPORT
            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

















































To the Shareholders and Board of Directors of Bank of St. John:

We have audited the accompanying balance sheets of Bank of St. John (a Louisiana corporation) as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of St. John as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 6 to the financial statements, effective January 1, 1994, the Bank changed its method of accounting for investment securities and effective January 1, 1993, the Bank changed its method of accounting for income taxes.




New Orleans, Louisiana
March 29, 1995
















                        BANK OF ST. JOHN


                         BALANCE SHEETS

                AS OF DECEMBER 31, 1994 AND 1993

                     (Dollars in Thousands)



                             ASSETS


                                             1994        1993

CASH AND DUE FROM BANKS                      $ 13,628    $  5,689

FEDERAL FUNDS SOLD                              4,700       2,300

INTEREST BEARING DEPOSITS IN OTHER BANKS           25         149

INVESTMENTS (Market value of $35,826 in 1993)      -       34,865

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at fair value                                23,347          -

INVESTMENT SECURITIES HELD TO MATURITY,
  (market value of $11,499 in 1994)            11,888          -

LOANS                                          66,917      60,995
  Less:  Reserve for possible loan losses        (954)       (788)
                                             ________    ________
           Net loans                           65,963      60,207

BANK PREMISES AND EQUIPMENT, net                1,506       1,454

OTHER REAL ESTATE, net                            126         378

ACCRUED INTEREST RECEIVABLE                       852         700

OTHER ASSETS                                    1,677         767
                                             ________    ________
           Total assets                      $123,712    $106,509
                                             ________    ________


The accompanying notes are an integral part of these financial statements.





                        BANK OF ST. JOHN


                         BALANCE SHEETS

                   DECEMBER 31, 1994 AND 1993

            (Dollars in Thousands, Except Share Data)



              LIABILITIES AND SHAREHOLDERS' EQUITY


                                             1994        1993

DEPOSITS:
  Non-interest bearing                       $ 15,270    $ 15,094
  Interest bearing                             95,329      79,746
                                             ________    ________
           Total deposits                     110,599      94,840

ACCRUED INTEREST AND OTHER LIABILITIES          1,289       1,069
                                             ________    ________
     Total liabilities                        111,888      95,909
                                             ________    ________

COMMITMENTS AND CONTINGENCIES                      -           -

SHAREHOLDERS' EQUITY:
  Common stock, $2.50 par value, 400,000
    shares authorized, 300,000 shares
    issued and outstanding                        750         750
  Surplus                                       2,250       2,250
  Undivided profits                             9,630       7,600
  Unrealized loss on investment securities
    available for sale                           (806)         -
                                             ________    ________
     Total shareholders' equity                11,824      10,600
                                             ________    ________
     Total liabilities and
       shareholders' equity                  $123,712    $106,509
                                             ________    ________


The accompanying notes are an integral part of these financial statements.







                        BANK OF ST. JOHN


                      STATEMENTS OF INCOME

         FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

          (Dollars in Thousands, Except Per Share Data)





                                             1994        1993

INTEREST INCOME:
  Interest and fees on loans                 $  6,163    $  5,276
  Interest on investments-
    United States Treasury securities             626         660
    United States Government agency and
      mortgage-backed securities                1,640       2,211
    Obligations of states and political
      subdivisions                                170          64
  Interest on deposits with other banks             5           7
  Interest on Federal funds sold and
    other investments                             772          96
                                             ________    ________
       Total interest income                    9,376       8,314
                                             ________    ________
INTEREST EXPENSE:
  Interest on deposits                          2,495       2,386
  Other interest expense                            7           8
                                             ________    ________
       Total interest expense                   2,502       2,394
                                             ________    ________
NET INTEREST INCOME                             6,874       5,920

PROVISION FOR POSSIBLE LOAN LOSSES                 -          (50)
                                             ________    ________
NET INTEREST INCOME AFTER PROVISION FOR
  POSSIBLE LOAN LOSSES                          6,874       5,870
                                             ________    ________
NON-INTEREST INCOME                             1,063       1,123
                                             ________    ________
GAIN ON SALE OF SECURITIES                        653          34
                                             ________    ________

NON-INTEREST EXPENSE:
  Salaries and employee benefits                1,390       1,306
  Occupancy expense                               439         405
  Other operating expense                       2,453       2,443
                                             ________    ________
       Total non-interest expense               4,282       4,154
                                             ________    ________
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                   4,308       2,873
                                             ________    ________
PROVISION FOR INCOME TAXES:
  Current                                       1,295         563
  Deferred                                         83         380
                                             ________    ________
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                             2,930       1,930

CUMULATIVE EFFECT OF ACCOUNTING CHANGE             -          177
                                             ________    ________
NET INCOME                                   $  2,930    $  2,107

EARNINGS PER SHARE:
  Income before cumulative effect of
    accounting change                        $   9.77    $   6.43
  Cumulative effect of accounting change           -          .59
                                             ________    ________
       Net income per share                  $   9.77    $   7.02
                                             ________    ________


The accompanying notes are an integral part of these financial statements.





























                        BANK OF ST. JOHN


               STATEMENTS OF SHAREHOLDERS' EQUITY

         FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

          (Dollars in Thousands, Except Per Share Data)




                                                                                         Unrealized
                                                                                          Loss On
                                                                                         Investment
                                                                                         Securities
                                             Common Stock                 Undivided       Available
                                           Shares    Amount   Surplus      Profits        For Sale


BALANCE, December 31, 1992                 300,000   $750     $2,250      $6,093          $  -

NET INCOME                                      -      -          -        2,107             -

DIVIDENDS DECLARED ($2.00 per share)            -      -          -         (600)            -
                                           _______   ____     ______      ______          _______
BALANCE, December 31, 1993                 300,000    750      2,250       7,600             -

NET INCOME                                      -      -          -        2,930             -

DIVIDENDS DECLARED ($3.00 per share)            -      -          -         (900)            -

UNREALIZED LOSS ON SECURITIES
  AVAILABLE FOR SALE                            -      -          -            -            (806)
                                          ________   ____     ______      _______         ______
BALANCE, December 31, 1994                300,000    $750     $2,250      $9,630          $ (806)
                                          ________   ____     ______      _______         ______
                                          ________   ____     ______      _______         ______




The accompanying notes are an integral part of these financial statements.










                    STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                     (Dollars in Thousands)




                                                                            1994        1993

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                                $  2,930    $  2,107
  Adjustments to reconcile net income to net operating cash flows-
    Writedowns of other real estate and other assets                              38         325
    Depreciation                                                                 255         208
    Net accretion of discount or amortization of premium on investments           29          26
    Provision for possible loan losses                                            -           50
    Gain on sales of other real estate                                           (37)        (76)
    Gain on sales and calls of securities                                       (653)        (34)
    Increase in accrued interest receivable and other assets                    (145)       (339)
    Increase (decrease) in accrued interest payable and other liabilities,
      net of change in dividends payable                                         220         (92)
    Deferred tax provision                                                        83         380
                                                                            _________   ________

             Net operating cash flows                                          2,720       2,555
                                                                            ________    ________

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from debentures                                                       750          -
  Proceeds from maturities of investment securities                               -       15,764
  Proceeds from maturities of investment securities available for sale         4,501          -
  Proceeds from maturities of investment securities held to maturity           7,598          -
  Purchases of investment securities                                              -       (9,029)
  Purchases of investment securities available for sale                      (17,597)         -
  Purchases of investment securities held to maturity                         (3,193)         -
  Proceeds from calls and sales of investment securities                          -        3,500
  Proceeds from calls and sales of investment securities available for sale    5,974          -
  Net cash increase in loans                                                  (5,867)    (14,553)
  Additions to bank premises and equipment                                      (355)       (556)
  (Increase) decrease in Federal funds sold                                   (2,400)      4,500
  Proceeds from sales of other real estate and other assets                      450       1,479
  (Increase) decrease in interest bearing deposits with other banks              124         (44)
                                                                            ________    ________
             Net investing cash flows                                        (10,015)      1,061


CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in non-interest bearing deposits                           176         (88)
  Increase in interest bearing deposits other than certificates of deposit     9,055         609
  Increase (decrease) in certificates of deposit                               6,528      (3,226)
  Dividends paid                                                                (525)       (225)
                                                                            ________    ________
             Net financing cash flows                                         15,234      (2,930)

NET INCREASE IN CASH AND DUE FROM BANKS                                        7,939         686
                                                                            ________    ________
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                   5,689       5,003
                                                                            ________    ________
CASH AND DUE FROM BANKS AT END OF YEAR                                      $ 13,628    $  5,689
                                                                            ________    ________
CASH INTEREST EXPENSE PAID                                                  $  2,371    $  2,407
                                                                            ________    ________
INCOME TAXES PAID                                                           $  1,050    $    851
                                                                            ________    ________


The accompanying notes are an integral part of these financial statements.
































                                  BANK OF ST. JOHN


                           NOTES TO FINANCIAL STATEMENTS

                   (Dollars in Thousands, Except Per Share Data)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting principles and reporting policies of Bank of St.
John (the Bank) conform with generally accepted accounting principles. The more significant accounting policies used in preparing the financial statements are summarized below.

Certain reclassifications have been made to the prior period financial information in order to conform to current year presentation.

Investment Securities

Effective January 1, 1994, the Bank adopted Financial Accounting Standards Board (FASB) Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This standard addresses the accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in debt securities and requires classification of securities as trading, available for sale or held to maturity. Management determines the classification of its securities when they are purchased. The Bank does not engage in trading activities related to any of its investment securities. Securities which the Bank has the intent and ability to hold until maturity are classified as held to maturity. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders' equity, net of income tax effects. As of January 1, 1994 the unrealized gain on available for sale securities, net of tax effects, was $299.

During 1994, the Bank sold $6,071 of securities out of its available for sale portfolio, resulting in gross realized losses of $98 and gross realized gains of $1. In addition, the Bank realized a gain of $750 on the redemption of the First Continental Bancshares debentures, as discussed further in Note 3. No securities were sold from the Bank's held to maturity portfolio. Prior to the adoption of FASB Statement No. 115, the Bank accounted for all securities at cost, adjusted for amortization of premiums and accretion of discounts. During 1993, $2,000 of the Bank's securities were called resulting in gross realized gains of $32 and no gross realized losses. During 1993, the Bank sold $1,500 of its securities resulting in gross realized gains of $2 and no gross realized losses.

On December 31, 1994, $1,000 of the Bank's securities matured.
Settlement did not occur until 1995. This amount is included in other assets on the Bank's balance sheet as of December 31, 1994.

Interest earned on investment securities is included in interest income. Amortization of premiums and accretion of discounts are computed using the interest method. The adjusted cost of the specific security sold is used to compute the gain or loss on the sale of an investment security. Such gains or losses are shown separately in the statements of income.

Loans

Loans are stated at the principal balance outstanding less unearned discount on consumer loans. Interest on loans, other than consumer loans, is recognized as income based on the principal balance outstanding.

Interest on certain consumer loans is recognized as income over the term of the loan using the sum-of-the-months' digits method, which approximates the interest method. Loans are placed on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibility of the contractual interest. Income is recorded on a cash basis for non-accrual loans.

Provision and Reserve for Possible Loan Losses

The provision for possible loan losses charged to operating expense is determined by management based on a review of the Bank's past loan loss experience and an evaluation of the quality of the current loan portfolio. The reserve for possible loan losses is based upon estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed primarily on a straight-line basis over the estimated useful lives of the depreciable assets. Maintenance and repairs are charged to operating expense, and gains or losses on dispositions are reflected currently in the statements of income.

Income Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, which was adopted by the Bank on January 1, 1993. Under this statement, deferred income taxes are provided for by the liability method (Note 6).

Other Real Estate

Real estate and other assets acquired through foreclosure are stated at the lower of the loan balance or fair value (less estimated costs to sell) of the asset. The initial excess of the loan balance over the fair value of the asset is charged to the reserve for possible loan losses. Subsequent declines in fair value of the assets below their carrying value are reflected in earnings in the period the decline is noted. During 1991, management established a reserve for possible declines in value of other real estate and to provide for estimated disposal costs. The reserve was approximately $49 and $89 at December 31, 1994 and 1993, respectively. Revenues and expenses associated with owning and operating other real estate and gains and losses on disposition of such assets are recorded in income in the period incurred.

Writedowns of other real estate and other assets of $38 and $325 in 1994 and 1993, respectively, were included in other operating expense in the accompanying financial statements.

Earnings Per Share

Earnings per share is computed using the weighted average number of shares outstanding of 300,000 shares during each of the periods.

New Financial Accounting Standards

In December 1990 the FASB issued SFAS No. 106, "Employers
Accounting for Postretirement Benefits Other Than Pensions". This statement, which is effective for fiscal years beginning after December 15, 1994, requires recognition of estimated future postretirement costs over employees' periods of service. The Bank offers no postretirement benefits to its employees.

SFAS No. 107, issued by the FASB during 1991, requires disclosure of fair value information for financial instruments. The Bank is not required to adopt this statement until the year ended December 31, 1995.

In November 1992, the FASB issued SFAS No. 112, "Employers"
Accounting for Postemployment Benefits," which is effective for the Bank for the year ended December 31, 1994. This statement had no material impact on the Bank.

In May, 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, which requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. Adoption of the new standard is required for fiscal years beginning after December 15, 1994. The standard is to be adopted prospectively with the effect of initially applying the standard to be reflected as an adjustment to the Bank's provision for loan losses in the year of adoption. As of December 31, 1994, $175 of loans would be impacted by the standards. The effect, if any, the new standards may have on the Bank's financial position and results of operations is not expected to be significant.

In October, 1994, the FASB issued Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." The Bank is required to adopt this statement for the year ended December 31, 1995.

2.  MERGER PLAN:

On January 25, 1995, the Bank and Hibernia Corporation (Hibernia) entered into an Agreement and Plan of Merger, pursuant to which the Bank would merge with and into Hibernia and each outstanding share would be converted into shares of Hibernia Class A Common Stock (Hibernia Stock). Should the average market price of Hibernia Stock, defined as the mean of the high and low per share price for the five business days prior to closing, fall between $7.25 and $7.75, Hibernia shares totalling $25,875,000 divided by the average market price would be exchanged for the 300,000 shares issued and outstanding of Bank of St. John Common Stock (Bank Stock). Should the Hibernia Stock price at the closing date fall below $7.25, 3,568,966 shares of Hibernia Stock would be exchanged for the 300,000 shares of the Bank Stock, and should the Hibernia Stock price at the closing date exceed $7.75, 3,338,710 shares of Hibernia Stock would be exchanged for the Bank Stock.

The merger is subject, among other things, to receipt of regulatory and shareholder approvals, and is currently expected to be completed during the second quarter of 1995.

3.  INVESTMENT SECURITIES:

The amortized cost and estimated fair value of investment securities at December 31, were:


















Available for Sale                                               1994          Estimated
                                        Amortized          Gross Unrealized      Fair
         Description                       Cost            Gains     Losses      Value
U. S. Treasury                          $  10,106          $  -      $  (296)    $  9,810

U. S. Government agencies:
  Collateral mortgage obligations          11,577                1      (813)      10,765
  Other                                     2,885                6      (119)       2,772
                                        _________          ________   ________   ________
                                        $  24,568          $     7    $1,228)    $ 23,347
                                        _________          ________   ________   ________
                                        _________          ________   ________   ________


Held to Maturity                                                 1994          Estimated
                                        Amortized          Gross Unrealized      Fair
         Description                       Cost            Gains     Losses      Value
U. S. Government agencies:
  Mortgage-backed securities            $   8,083          $    64   $  (151)   $   7,996
  State and municipal obligations,
    tax-free                                3,587                3      (309)       3,281
  State and municipal obligations,
    taxable                                   218                4         -          222
                                        _________          _________  ________  _________
            Total                       $  11,888          $    71    $  (460)  $  11,499
                                        _________          _________  ________  _________
                                        _________          _________  ________  _________

                                                                 1993
                                        Amortized          Gross Unrealized      Market
         Description                       Cost            Gains     Losses      Value
U. S. Treasury                          $  10,010          $   228   $  -       $  10,238
U. S. Government agencies:
  Mortgage-backed securities                9,510              461        (3)       9,968
  Collateral mortgage obligations           9,702              142       (24)       9,820
  Other                                     4,008              125        (6)       4,127
State and municipal obligations, net        1,635               40        (2)       1,673
                                        _________          ________   ________  _________
            Total                         $34,865              996      $(35)     $35,826
                                        _________          ________   ________  _________
                                        _________          ________   ________  _________


The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                           Amortized    Estimated
Available for Sale                            Cost      Fair Value

Due in 1 year or less                      $     750    $     750
Due after 1 year through 5 years               9,356        9,060
                                           _________    _________
           Subtotal                           10,106        9,810
Mortgage-backed securities, including
  collateral mortgage obligations             14,462       13,537
                                           _________    _________
           Total                             $24,568      $23,347
                                           _________    _________
                                           _________    _________


                                           Amortized    Estimated
Held to Maturity                              Cost      Fair Value

Due after 1 year through 5 years           $        1   $       1
Due after 5 years through 10 years              1,750       1,631
Due after 10 years                              2,054       1,871
                                            _________   _________
           Subtotal                             3,805       3,503

Mortgage-backed securities                      8,083       7,996
                                            _________   _________
           Total                            $  11,888   $  11,499
                                            _________   _________
                                            _________   _________

The Bank's mortgage-backed securities and collateral mortgage obligations consist of ownership interests in pools of residential mortgages guaranteed by a U. S. Government agency with contract maturities ranging from 1 to 33 years; however, the underlying mortgages are subject to significant prepayments, primarily when the contractual interest rates exceed the current market rate on similar mortgages. Based on current prepayment assumptions, the estimated average remaining life of fixed rate mortgage-backed securities and collateral mortgage obligations is approximately 5.4 years at December 31, 1994.

Investment securities with book values of $26,985 and $14,795 at December 31, 1994 and 1993, respectively, were pledged to secure public funds and for other purposes.

The Bank held a $750 investment in debentures of an affiliated bank consisting of 12% mandatory convertible subordinated debentures of First Continental Bancshares, Inc. (FCB). The debentures were issued in 1986 and were to mature in 1996 with principal payment to be made with 78 shares of FCB common stock per thousand in debenture face value. During 1988 and 1989, a reserve equal to the cost of these debentures was recorded. During 1994, FCB and Hibernia merged. Under the terms of the agreement, Hibernia redeemed all of the outstanding principal and accrued interest related to FCB's outstanding debentures. The debenture agreement required a redemption price of 105% if redeemed during the twelve-month period ending November 15, 1994. Therefore, the Bank received $750 of principal and accrued interest of $558 on August 2, 1994 and a premium of approximately $38. As discussed above, the Bank had assigned no value to the FCB debentures and related accrued interest in the accompanying financial statements; therefore, the Bank recognized income upon collection of the principal, accrued interest and related premium. The accrued interest and premium are included in interest on other investments. The collection of principal is included in gain on sale of securities.

4.  LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES:

The composition of the loan portfolio at December 31, was as follows:


                                      1994         1993

Commercial and industrial             $  4,851     $  4,588
Residential real estate                 27,793       21,030
Commercial real estate                  21,190       20,950
Consumer                                13,058       14,434
Other loans                                 43           63
                                      _________    _________
           Gross loans                  66,935       61,065
Less:  Unearned discount                   (18)         (70)
           Total loans                 $66,917      $60,995


The Bank evaluates the credit risk of each customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral varies by individual loan customer but may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guarantees, and general security agreements. Access to collateral is dependent upon the type of collateral obtained. On an on-going basis, the Bank monitors its collateral and the collateral value related to the loan balance outstanding.

Non-performing and under performing loans at December 31 were as follows:



                                             1994        1993
Loans:
  90 days or more past due, but still
     accruing interest                       $   33      $   21
  Non-accrual loans                             175         183
                                             ______      ______
      Total non-performing and under
        performing loans                     $  208      $  204
                                             ______      ______
                                             ______      ______

Income recognized on the cash basis for non-accrual loans in 1994 and 1993 totaled $27 and $20, respectively. If the accrual of interest on non-accrual loans had not been suspended, the income recorded would have been approximately $22 and $17 in 1994 and 1993, respectively.

In the opinion of management, progress has been made in its credit risk management process, and only normal risk and loss potential remain in the loan portfolio. Consequently, the Bank does not anticipate significant increases in the level of non-performing assets in the foreseeable future. The current level of non-performing assets is not anticipated to have a significant adverse effect on the results of operations of the Bank.

The Bank's provision for possible loan losses charged to expense is determined in accordance with the policy described in Note 1.
Transactions in the reserve for possible loan losses during 1994 and 1993 were as follows:
                                           1994      1993

Balance, beginning of year                 $  788    $  825
Provision for possible loan losses              -        50
Losses charged to the reserve                (136)     (120)
Recoveries of loans previously charged-off    302        33
                                           ______    ______
Balance, end of year                       $  954    $  788
                                           ______    ______
                                           ______    ______















5.  BANK PREMISES AND EQUIPMENT:

Bank premises and equipment, stated at cost less accumulated depreciation, were as follows at December 31:

                                           1994     1993

Land                                       $  159   $  159
Buildings                                   1,767    1,627
Furniture, fixtures and equipment           2,435    2,530
                                           ______   ______
                                            4,361    4,316
Less-Accumulated depreciation              (2,855)  (2,862)
                                           ______   ______
                                           $1,506   $1,454
                                           ______   ______
                                           ______   ______


Depreciation included in non-interest expense totaled $255 in 1994 and $208 in 1993.

6.  FEDERAL INCOME TAXES:

Effective January 1, 1993, the Bank adopted SFAS No. 109, "Accounting for Income Taxes." The effect of adopting this statement was to increase the deferred tax asset by $177, which is reflected in the statements of income as the cumulative effect of an accounting change. Net deferred tax assets, which are included in other assets in the balance sheets, were approximately $492 and $160 as of December 31, 1994 and 1993, respectively. The components of the net deferred tax asset as of December 31, 1994 were as follows:
                                           1994      1993

Deferred tax assets:
  Unrealized loss on available for
     sale securities                       $  415    $   -
  Other real estate                           204      278
  Other                                        16        -
                                           ______    ______
      Total deferred assets                   635      278
                                           ______    ______

Deferred tax liabilities:
  Reserve for possible loan losses            (34)     (27)
  Bank premises and equipment                 (64)     (39)
  Investments                                 (45)     (52)
                                           ______    ______
      Total deferred liabilities             (143)    (118)

Net deferred tax asset                     $  492    $ 160
                                           ______    ______
                                           ______    ______

Under SFAS No. 109, a valuation allowance must be established against deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the assets will not be realized. Based on income taxes paid during the available carryback period, a valuation allowance is not required as of December 31, 1994.

The following schedule reconciles the statutory Federal income tax rate to the effective tax rate for the years ended December 31, 1994 and 1993:

                                              1994      1993

Statutory tax rate                             34.0%     34.0%
Tax exempt interest income                     (2.1)     (1.6)
Non-deductible expenses                          -        0.1
Other                                           0.1       0.3
                                              ______    ______
Effective tax rate                             32.0%     32.8%
                                              ______    ______
                                              ______    ______

7.  RELATED PARTY TRANSACTIONS:

In the ordinary course of business, the Bank makes loans to its directors, officers and principal shareholders. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and do not involve more than normal risk of collectibility or present other unfavorable features. Loans made to directors, officers and principal shareholders, including their family members and companies in which they have a significant ownership interest, are summarized as follows:

Balance, December 31, 1993                    $1,522
New loans                                         35
Repayments                                      (235)
                                              ______
Balance, December 31, 1994                    $1,322
                                              ______
                                              ______

In addition, the Bank has a number of banking relationships with other banks which have certain significant shareholders and directors in common. The most significant of these relationships relates to loan participations purchased from and sold to these banks. Participations purchased from related banks amounted to approximately $3,918 and $3,372 and participations sold totaled $1,963 and $1,784 at December 31, 1994 and 1993, respectively.

At December 31, 1994 and 1993, the Bank also had approximately $0 and $52, respectively, of deposits in related banks.

Certain loan review, internal audit and consulting services were performed for the Bank by related banks. Charges for these services are included in other operating expenses and totaled $58 in 1993. These services were discontinued at the end of 1993.

Certain loan processing services are performed for the Bank by a related bank. Charges for these services are included in other operating expenses and totaled $273 and $284 in 1994 and 1993, respectively.

Certain data processing services are performed by the Bank for related banks. The Bank billed the related banks $510 and $645 for the years ended December 31, 1994 and 1993 respectively, effectively reducing the costs of operating the data processing center which are included in other operating expenses in the financial statements.

8.  COMMITMENTS AND CONTINGENCIES:

The Bank is involved in various litigation which is routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.

The Bank is required to maintain cash on hand and non-interest bearing balances with correspondent banks to fulfill its regulatory reserve requirements. The average required reserve was approximately $730 and $727 in 1994 and 1993, respectively.

In the normal course of business, there are various outstanding commitments to extend credit which are not reflected in the financial statements. At December 31, 1994 and 1993, outstanding commitments under standby letters of credit were approximately $51 and $62, respectively.

Additionally, in the normal course of business, there are various other commitments and contingent liabilities which are not reflected in the financial statements. Loan commitments are single-purpose commitments to lend which will be funded and reduced according to specified repayment schedules. Most of these commitments have maturities of less than one year. Total loan commitments outstanding at December 31, 1994 were approximately $293. Lines of credit are commitments to lend up to a specified amount for a period not to exceed one year. Amounts outstanding under lines of credit fluctuate because they are generally used to finance short-term, seasonal working capital needs of the borrower. Total unfunded lines of credit outstanding as of December 31, 1994 were approximately $2,872.

The Bank uses the same credit policies in making commitments and issuing standby letters of credit as it does for on balance sheet instruments. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property, plant and equipment, and income-producing properties. There are no commitments which present an unusual risk to the Bank, and no material losses are anticipated as a result of these transactions.

The principal source of liquidity for the Bank is core deposits. The Bank has none of its deposits brokered or purchased in the national market. At December 31, 1994, 18% of the Bank's interest-bearing deposits were equal to or exceeded $100. In management's opinion, funding and liquidity at the Bank is adequate to meet its current financial commitments.

9.  EMPLOYEE BENEFIT PLANS:

Effective January 1, 1988, the Bank adopted a defined contribution savings plan for its employees. Under the terms of the plan, the Bank shall make a matching contribution of no less than 40% of the first 3% of the employee's compensation contributed. For 1994 and 1993, the Bank matched 40% of the first 4%, of employee contributions representing contributions of $20 and $17, respectively. In addition, the employer may make a discretionary contribution as authorized by the Board of Directors. The Bank made discretionary contributions of 60% the employee contributions for 1994 and 1993 resulting in contributions of $30 and $25, respectively.

The Chief Executive Officer has an employment agreement which provides for a payment of three years' salary upon change of control of the Bank. In addition, retention agreements were adopted in 1994 to encourage certain other officers of the Bank to continue their employment with the Bank in the context of ongoing merger discussions between the Bank and certain non-affiliated financial institutions. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key members of management before consummation of any potential merger or acquisition of the Bank.

The retention agreements provide that if the Officers remain with the Bank through the consummation of a merger, and certain other conditions are satisfied, they would receive additional compensation. The aggregate compensation under such agreements and the Chief Executive Officer's employment agreement is approximately $503. This amount will be recorded as compensation expense upon consummation of the merger discussed in Note 2.

The Bank has also adopted a severance plan for its employees which will provide additional compensation to those individuals released from employment after the merger. Any payments made under this plan will be in addition to those made under the above-mentioned retention agreements.


APPENDIX A


AGREEMENT AND PLAN OF MERGER
OF
BANK OF ST. JOHN
WITH AND INTO
HIBERNIA NATIONAL BANK

                JOINED IN BY HIBERNIA CORPORATION

     AGREEMENT AND PLAN OF MERGER dated as of January 25, 1995 (this "Agreement"), adopted and made between and among Bank of St. John, a banking association organized and existing under the laws of the State of Louisiana ("Bank of St. John"), on the one hand, and Hibernia National Bank ("HNB"), a national banking association, and Hibernia Corporation ("Hibernia"), a Louisiana corporation, on the other hand.

     Bank of St. John is a Louisiana banking association duly organized and existing under the laws of the State of Louisiana and has its registered office at 105 W. 8th Street, Reserve, Louisiana 70084. The presently authorized capital stock of Bank of St. John consists solely of 400,000 shares of common stock of the par value of $2.50 each ("Bank of St. John Common Stock"). As of the date hereof, 300,000 shares of Bank of St. John Common Stock had been issued, 300,000 shares of Bank of St. John Common Stock were outstanding, and no shares of Bank of St. John Common Stock were held as treasury stock. All outstanding shares of Bank of St. John Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable (except as provided in Louisiana Revised Statute Section 6: 262). The foregoing are the only voting securities of Bank of St. John authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating Bank of St. John to issue any shares of its capital stock or any other security of which it is or will be the issuer. None of the shares of Bank of St. John's capital stock has been issued in violation of preemptive rights of shareholders.

     Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of HNB. The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of December 31, 1994, no shares of Hibernia's preferred stock were outstanding, 108,746,296 shares of Hibernia Common Stock were outstanding, and 300,000 shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,707,358 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,550,435 shares of Hibernia Common Stock were outstanding as of December 31, 1994, 3,657,087 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 2,531,146 shares of Hibernia Common Stock were outstanding as of December 31, 1994, 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 155,000 shares of Hibernia Common Stock are outstanding on the date hereof and 461,382 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan. Pending mergers with American Bank, STABA Bancshares, Inc. and Progressive Bancorporation, Inc. will result in the issuance of an additional approximately 7,000,000 shares of Hibernia Common Stock. None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders.

     HNB is a national banking association organized and existing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. All of the issued and outstanding shares of capital stock of HNB are owned by Hibernia. HNB is (i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and is validly existing as a national bank under the laws of the United States, and has full authority to conduct its business as and where currently conducted.

     The Boards of Directors of Bank of St. John, HNB and Hibernia have duly approved this Agreement and have authorized the execution hereof by their respective undersigned officers. Bank of St. John has directed that this Agreement be submitted to a vote of its shareholders in accordance with 12 U.S.C. Section 215a, et seq. (the "Bank Merger Act"), Louisiana Revised Statute Section 6: 351 et seq. (the "Louisiana Merger Statute") and the terms of this Agreement.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Bank of St. John with and into HNB and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

      1. The Merger. On the Effective Date (as defined in Section 14 hereof), Bank of St. John shall be merged with and into HNB under the Articles of Association of HNB, pursuant to the provisions of, and with the effect provided in, the Bank Merger Act and the Louisiana Merger Statute (the "Merger"), this Agreement and the Merger Agreement in substantially the form of Exhibit 1 hereto (the "Merger Agreement").

      2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

      3.  Bank of St. John Common Stock.

          3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

          (a) the stock transfer books of Bank of St. John shall be closed and all records relating thereto promptly forwarded to Hibernia;

          (b) each share of Bank of St. John Common Stock issued and outstanding immediately prior to the Effective Date, other than
(i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under the Bank Merger Act and
(ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

          (c) holders of certificates representing shares of Bank of St. John Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall have no rights as shareholders of Bank of St. John;

          (d) each share of Bank of St. John Common Stock held as treasury stock of Bank of St. John or owned beneficially by Hibernia or any of its subsidiaries shall be cancelled; and

          (e) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

          3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of Bank of St. John Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the Average Market Price (as defined in Section 3.8 below) of Hibernia Common Stock, or, if the Hibernia Common Stock is not then so reported, the average of the fair market values of one share of Hibernia Common Stock on the five business days preceding the Effective Date determined pursuant to such reasonable method as the Board of Directors of Hibernia may adopt in good faith for such purpose and subject to approval of the Board of Directors of Bank of St. John, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

          3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of Bank of St. John transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

          3.4. Rights as Shareholders. Former shareholders of Bank of St. John will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia Common Stock into which their shares of Bank of St. John Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on Hibernia Common Stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected or such shareholder has established to the satisfaction of Hibernia that his Old Certificates have been lost, stolen or destroyed. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby.

          3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of Bank of St. John of the shares of Bank of St. John Common Stock that were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be cancelled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of Bank of St. John Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          3.6. Property Transfers. From time to time, as and when reasonably requested by Hibernia and to the extent permitted by law, the officers and directors of Bank of St. John last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to HNB title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Bank of St. John, and otherwise to carry out the purposes of this Agreement.

          3.7. Dissenters' Shares. Shares of Bank of St. John Common Stock held by any holder having rights of a dissenting shareholder as provided in 12 U.S.C. Section 215a, et seq., who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of 12 U.S.C. Section 215a, et seq. shall not be converted as provided in Section 3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Bank of St. John Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

          3.8.  Exchange Rate.

          (a) Except as provided in paragraphs (b), (c) and (d) below in this Section 3.8, the Exchange Rate shall be calculated as follows: [$25,875,000 divided by the Average Market Price of Hibernia Common Stock] divided by 300,000 (the number of issued and outstanding shares of Bank of St. John Common Stock)].

          (b) In the event the Average Market Price of Hibernia Common Stock on the Closing Date (as defined below) is less than $7.25, the Exchange Rate shall be calculated as follows: 3,568,966 divided by 300,000 (the number of issued and outstanding shares of Bank of St. John Common Stock). In the event the Average Market Price of Hibernia Common Stock on the Closing Date (as defined below) is greater than $7.75, the Exchange Rate shall be calculated as follows: 3,338,710 divided by 300,000 (the number of issued and outstanding shares of Bank of St. John Common Stock).

          (c) Notwithstanding any provision hereof to the contrary, including Section 19 hereof, if the aggregate professional fees, including fees of counsel and accountants, including expense reimbursements to such professionals, but excluding fees of Alex. Brown & Sons Incorporated ("Alex. Brown") and filing fees incurred by Bank of St. John in connection with the Merger exceed $150,000, then the number of shares of Hibernia Common Stock to be issued in the Merger shall be reduced by the number of shares resulting from application of the following formula (i) in the event the Exchange Rate is calculated pursuant to paragraph (a) of this Section 3.8, the aggregate dollar amount of consideration to be paid in the form of Hibernia Common Stock shall be reduced by the amount by which the actual aggregate professional fees and expenses incurred by American Bank in connection with the Merger exceeds $175,000 and (ii) if the Exchange Rate is calculated pursuant to paragraph (b) of this
Section 3.8): (x - $150,000) divided by Average Market Price of Hibernia Common Stock where x = the actual aggregate professional fees and expenses incurred by Bank of St. John.

     (d) For purposes of this Agreement, the Average Market Price of Hibernia Common Stock on the Closing Date shall be the average of the mean of the high and low prices of one share of Hibernia Common Stock for the five business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

      4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

      5. Employees. Hibernia shall use its best efforts to cause to be provided as soon as practicable after the Effective Date for the employees of Bank of St. John immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of Bank of St. John to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with Bank of St. John shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries, (and employees of Bank of St. John will not be denied health insurance coverage solely as a result of a pre-existing condition that existed on the Effective Date but did not exist on the date the employee commenced his or her employment with Bank of St. John) and provided, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of Bank of St. John into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plan, then Hibernia shall be entitled to freeze the existing benefit plan of Bank of St. John and prohibit participation by former employees of Bank of St. John in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's and HNB's benefit plans are not deemed to be successor plans of Bank of St. John plan in question. Hibernia agrees to take all reasonable actions it believes necessary to be taken after the Effective Date to maintain the qualification for tax and ERISA purposes and tax-exempt status of any qualified benefit plan of Bank of St. John that remains in existence after the Effective Date.

      6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, Bank of St. John covenants and agrees that it will not do, or agree to commit to do, without the prior written consent of Hibernia, any of the following:

          (a) make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Bank of St. John Common Stock (other than in a fiduciary capacity); provided, however, that Bank of St. John is hereby expressly permitted, without the further consent of Hibernia or HNB, to pay to its shareholders a dividend in each fiscal quarter during 1995 prior to the Effective Date, aggregate dividends in an amount not to exceed 31% of the net income of Bank of St. John for such quarter, which dividends shall be declared and paid in the last month of each such fiscal quarter or at such other time as may be consistent with past practice during the preceding two years;

          (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

          (c) enter into any employment contracts with, or except in accordance with the existing policy and past practice in the two preceding years increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees;

          (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (e) other than as contemplated hereby, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, including, but not limited to, recording any negative provision for loan losses, (ii) amend its Articles of Association or Bylaws, (iii) establish or add any automatic teller machines or branch or other banking offices, (iv) make any capital expenditures in excess of $100,000 or (v) take any action that would materially adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Bank of St. John's ability to perform its covenants and agreements hereunder;

          (f) except as otherwise provided herein, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice; or

          (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

      7. Representations and Warranties of Bank of St. John. Bank of St. John hereby represents and warrants as follows:

          7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          7.2. Organization and Qualification. Bank of St. John is a bank duly organized and qualified to do business as a banking corporation under the laws of the State of Louisiana; has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          7.3. Ownership of Other Banks and Subsidiaries; Validity of Stock. Bank of St. John does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization.

          7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by Bank of St. John's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the Bank Merger Act and the Louisiana Merger Statute and all required filings with any state or federal regulator or other governmental authorities, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Bank of St. John of this Agreement and the consummation of the Merger have been validly taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of Bank of St. John, enforceable against Bank of St. John in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by Bank of St. John does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Bank of St. John or to which Bank of St. John is subject, which breach, violation or default would have a material adverse effect on the financial condition, properties, business or results of operations, taken as a whole, of Bank of St. John or on the transactions contemplated hereby, (ii) to the actual knowledge of Bank of St. John's executive officers, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, agreement, indenture or instrument of Bank of St. John or to which Bank of St. John is subject,which breach, violation or default would have a material adverse effect on the financial condition, properties, business or results of operations, taken as a whole, of Bank of St. John, or (iii) a breach or violation of, or a default under, the Articles of Association or Bylaws of Bank of St. John; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities. The parties hereto expressly acknowledge and agree that the existence of one or more contracts to which Bank of St. John is a party that include a general prohibition against assignment, without requiring consent in the event of a merger, consolidation or similar reorganization, shall not result in a breach of the final clause of the preceding sentence for purposes of this Agreement.

          7.6. Financial Statements; Dividend Restrictions. Bank of St. John has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following financial statements (collectively referred to herein as the "Bank of St. John Financial Statements"): Bank of St. John's Balance Sheets as of December 31, 1993, 1992, and 1991 (audited); Statements of Income and Changes in Stockholders' Equity and Statements of Cash Flows for the years ended December 31, 1993, 1992, and 1991 (audited); and the Call Report of Bank of St. John for the year ended December 31, 1994. Each of Bank of St. John's Financial Statements (including the related notes) fairly presents the results of operations of Bank of St. John for the respective periods covered thereby and the financial condition of Bank of St. John as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in Bank of St. John Financial Statements, including the notes thereto, or Schedule 7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture or agreement to which Bank of St. John is a party or is subject, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or state banks generally) precluding Bank of St. John from paying dividends, in each case when, as and if declared by its Board of Directors.

          7.7. No Material Adverse Change. Since December 31, 1994, there has been no event or condition of any character (whether actual, or to the actual knowledge of Bank of St. John's executive officers, threatened or contemplated) that has had or can reasonably be anticipated to have, if concluded or sustained adversely to Bank of St. John, a material adverse effect on the financial condition, results of operations or business of Bank of St. John, taken as a whole, excluding changes in laws or regulations that affect banking institutions generally and the effect on the financial condition of Bank of St. John as a result of the accounting requirements of FASB 115.

          7.8.  Litigation and Proceedings.  Except as set forth on
Schedule 7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Bank of St. John that in the opinion of its executive officers is likely to have a material adverse effect on the business, results of operations or financial condition of Bank of St. John, taken as a whole, and, to the actual knowledge of its executive officers, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule 7.8 hereto, Bank of St. John is not subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

          7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule 7.9 hereto, Bank of St. John is not bound by any material contract to be performed after the date hereof that is not terminable by Bank of St. John without penalty or liability on thirty days prior notice.

          7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Bank of St. John or under its authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement except that Bank of St. John has engaged Alex. Brown in connection with the Merger and has agreed to compensate Alex. Brown for such services. A copy of the agreement by which Bank of St. John has engaged Alex. Brown is attached hereto as Exhibit 7.10 and contains all agreements between Bank of St. John and Alex. Brown relating to services in connection with the Merger and compensation therefor.

          7.11.  Contingent Liabilities.  Except as disclosed on
Schedule 7.11 hereto or as reflected in Bank of St. John Financial Statements and except for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of December 31, 1994, Bank of St. John had no obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Bank of St. John, and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after December 31, 1994, or from any action omitted to be taken during such period that, to the knowledge of Bank of St. John's executive officers, could reasonably be expected to result in any such material obligation or liability.

          7.12. Tax Liability. The amounts set up as liabilities for taxes in Bank of St. John Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

          7.13.  Material Obligations Paid.  Except as disclosed on
Schedule 7.13, since December 31, 1994, Bank of St. John has not incurred or paid any obligation or liability that would be material to Bank of St. John, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

          7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Bank of St. John have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1992, and all returns filed are complete and accurate to the best information and belief of its executive officers; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that is reasonably likely to result in a determination materially adverse to Bank of St. John except as reserved against in Bank of St. John Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Bank of St. John's reserves for bad debts at December 31, 1994, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          7.15. Loans. To the knowledge of its executive officers, each loan reflected as an asset of Bank of St. John in Bank of St. John's Financial Statements as of December 31, 1994, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance and laws and court decisions relating to or affecting the enforcement of creditors' rights generally and general equitable principles or similar Louisiana law principles; provided, however, that an inability to collect all or any part of such loan (other than a loan required to have been classified as substandard or doubtful as of December 31, 1994 that was not so classified to the extent of any loss in such loan) shall not be deemed to be a breach of this representation; and no unclassified loan is subject to any asserted defense, offset or counterclaim known to Bank of St. John, except as disclosed in writing to Hibernia on or prior to the date hereof.

          7.16. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheet of Bank of St. John as of December 31, 1994 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1994, and each such allowance has been established in accordance with GAAP.

          7.17.  Title to Assets; Adequate Insurance Coverage.

          (a) As of December 31, 1994, Bank of St. John had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in Bank of St. John Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in Bank of St. John's Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1994, provided that the obligations secured by such liens are not delinquent or are being contested in good faith;
(iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Bank of St. John owns, or has valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Bank of St. John are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such property on the date hereof.

          (b) With respect to each lease of any real property or a material amount of personal property to which Bank of St. John is a party, except for financing leases in which Bank of St. John is lessor: (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or both would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

          (c) Bank of St. John has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          (d) To the knowledge of its executive officers, the policies of fire, theft, liability and other insurance maintained with respect to the assets or business of Bank of St. John provide adequate coverage against loss.

          7.18. Employee Plans. To the knowledge of Bank of St. John's executive officers, all of Bank of St. John's "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Bank of St. John, and Bank of St. John, with respect to such plans:

               (i) are in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which would have a material adverse effect on Bank of St. John's business; and

               (ii) have received no notification from any agency or department of federal, state or local government or the staff thereof (A) asserting that Bank of St. John or any such plan is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces with respect to such plans, or (B) threatening to revoke any license, franchise, permit or governmental authorization in connection with any such plan; and Bank of St. John is subject to no agreement with any such governmental authority with respect to any such plan.

          7.19. Copies of Employee Plans. Within ten days after the date hereof, Bank of St. John will provide to Hibernia true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it for its employees or former employees.

          7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, Bank of St. John has no liability that is currently due but is unpaid to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

          7.21. No Default. Bank of St. John is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          7.22. Minutes. Prior to the date hereof, Bank of St. John has made available to Hibernia for inspection, the minutes of meetings of Bank of St. John's Board of Directors and all committees thereof held prior to the date hereof, which minutes are complete and correct in all material respects and fairly present the deliberations and actions of such Board and committees.

          7.23.  Insurance Policies.  Attached hereto as Schedule
7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by Bank of St. John at the date hereof. As of the date hereof, except as disclosed on Schedule 7.23 hereto, Bank of St. John has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, Bank of St. John has not been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions reasonably available in the market, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of Bank of St. John.

          7.24. Investments. Except for pledges to secure public or trust deposits and as disclosed on Schedule 7.24, none of the investments reflected in Bank of St. John's Financial Statements under the heading "Investment Securities," and none of the investments made by Bank of St. John since December 31 , 1994, and none of the assets reflected in Bank of St. John's Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Bank of St. John freely to dispose of such investment at any time. With respect to all repurchase agreements to which Bank of St. John is a party, Bank of St. John has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

          7.25.  Environmental Matters.  Except as disclosed on
Schedule 7.25, neither Bank of St. John nor, to the actual knowledge of its executive officers, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned) or occupied by Bank of St. John or used by Bank of St. John in its business ("Bank of St. John Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Bank of St. John Properties except in material compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Bank of St. John has not received any notice of noncompliance with Environmental Laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Bank of St. John Properties. Bank of St. John has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law in connection with the operation of its business and ownership of Bank of St. John Properties, and except as disclosed on Schedule 7.25 hereto, is in compliance in all material respects with all terms and conditions of such permits, licenses, and authorizations. Notwithstanding anything in this Section 7.25 to the contrary, the parties hereto expressly agree that Bank of St. John shall not be in breach of this representation if any of the foregoing representations in this
Section 7.25 is inaccurate solely as a result of, or due to, circumstances relating to one or more properties as to which Bank of St. John's sole interest is as mortgagee or holder of a security interest.

      8.  Representations and Warranties of Hibernia and HNB.
Hibernia and HNB hereby represent and warrant as follows:

          8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to each of them are true and correct.

          8.2. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and HNB has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia and HNB are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

          8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's and HNB's respective Boards of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia and HNB of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia and HNB enforceable against Hibernia and HNB, as the case may be, in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia and HNB does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or HNB or by which Hibernia or HNB is subject, which breach, violation or default would have a material adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and HNB taken as a whole or on the transactions contemplated hereby,
(ii) to the knowledge of Hibernia's executive officers, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or HNB or to which Hibernia or HNB is subject, or (iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of HNB, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1994, respectively,and its proxy statement for its 1994 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and its annual report to shareholders for the period ended December 31, 1993 and quarterly reports to shareholders for the quarters ended March 31, June 30 and September 30, 1994, respectively (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties or results of operations of Hibernia and HNB, taken as a whole, that has not been disclosed in the Hibernia Reports or the press releases of Hibernia dated and issued January 9, 1995 and January 19, 1995, respectively, disclosing year-end 1994 and fourth quarter 1994 operating results, respectively. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
Copies of the Hibernia Reports have been furnished to Bank of St. John on or before the date hereof.

          8.7. No Material Adverse Change. Since September 30, 1994, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Hibernia or HNB, excluding changes in laws or regulations that affect banking institutions generally.

          8.8. Loans. To the best knowledge of Hibernia's executive officers and the executive officers of HNB, each loan reflected as an asset of Hibernia in the unaudited consolidated balance sheet contained in Hibernia's quarterly report to shareholders for the period ended September 30, 1994, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to Hibernia, except as disclosed on Schedule 8.8 hereto.

          8.9. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheet of Hibernia as of September 30, 1994, are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1994, and each such allowance has been established in accordance with GAAP.

          8.10. Litigation and Proceedings. Except as set forth on Schedule 8.10 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Hibernia or HNB, that in the opinion of their executive officers is likely to have a material adverse effect on the business, results of operations or financial condition of Hibernia or HNB, taken as a whole, and, to the actual knowledge of their executive officers, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule 8.10 hereto, neither Hibernia nor HNB is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

          8.11. Restrictions on Operations or Dividends. There are no regulatory orders or agreements (except for statutes or regulations applicable to Louisiana corporations or national banks generally) restricting the operations of, or precluding the payment of dividends by, Hibernia or HNB.

      9. Agreements and Covenants. Hibernia, HNB and Bank of St. John each hereby agrees and covenants to the other that:

          9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

          9.2. Actions Necessary to Complete Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that neither party shall be obligated to take or cause to be taken any action which is or creates a material burden on such party, except to the extent such actions are reasonably anticipated to be required in order to effect the Merger.

          9.3. Preparation of Registration Statement and Proxy Statement. It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by Bank of St. John relating to Bank of St. John, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise Bank of St. John promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Hibernia agrees to use its best efforts to prepare and file the Registration Statement with the SEC promptly upon receipt of all information required to be included therein.

          9.4. Press Releases and Public Statements. Unless approved by Hibernia in advance, Bank of St. John will not issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with Bank of St. John so long as Bank of St. John is furnished with a copy of such report within a reasonable time after its filing.

          9.5.  Material Developments; Access to Information.

               (i) In order to afford Bank of St. John access to such information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and HNB and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford Bank of St. John and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish Bank of St. John and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Bank of St. John shall from time to time reasonably request to perform such review,
(B) furnish Bank of St. John with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise Bank of St. John of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of its consolidated group as a whole.

               (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Bank of St. John to be acquired as a result of the Merger, Bank of St. John shall, upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of the Bank's properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of Bank of St. John and all committees thereof), and it shall, upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

               (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

          9.6. Prohibited Negotiations. Prior to the Effective Date, Bank of St. John shall not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Bank of St. John or any business combination with Bank of St. John other than as contemplated by this Agreement. Bank of St. John shall instruct each officer, director, agent, or affiliate of it to refrain from doing any of the above, and Bank of St. John will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Bank of St. John; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Bank of St. John from taking any action that, in the opinion of counsel to Bank of St. John, is required by applicable law or is necessary to discharge properly the fiduciary duties of such officer or director. In the event such opinion is rendered in writing, Bank of St. John agrees to furnish a copy thereof to Hibernia promptly after its issuance.

          9.7. Affiliates. Prior to the Closing Date (as defined in Section 14 hereof), Bank of St. John shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of Bank of St. John for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). Bank of St. John shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.7 hereto providing, among other things,that such person will not dispose of Hibernia Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that Bank of St. John shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

          9.8. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in the Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stock to be thereafter delivered pursuant to Section 3.1 hereof. It is expressly understood and agreed, however, that any change in the outstanding shares of Hibernia resulting from (i) the consummation of a merger of an institution with and into Hibernia or HNB, whether or not such merger was pending on the date hereof, (ii) the exercise of stock options granted to employees or directors of Hibernia or HNB, or (iii) the exercise of any warrant or other right to receive Hibernia Common Stock described in the recitals to this Agreement, shall not result in the adjustment of the number of shares of Hibernia Common Stock to be issued in the Merger pursuant to this Section 9.8.

          9.9. Accounting Treatment. It shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

          9.10. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), Bank of St. John shall take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Bank of St. John at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Bank of St. John herein.

          9.11. Indemnification of Directors and Officers of Bank of St. John.

          (a) From and after the Effective Date of the Merger, HNB agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of Bank of St. John and their respective heirs and estates (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Bank of St. John, to the same extent as he would have been indemnified under the Articles of Association and/or Bylaws of HNB, as such documents were in effect on the date of this Agreement as if he were an officer or director of HNB at all relevant times (regardless whether such Articles or Bylaws are subsequently amended or repealed); provided, however, that the indemnification provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew of the existence of an actual claim and failed to make a good faith effort to require Bank of St. John to notify its director and officer liability insurance carrier, if any, of the existence of such claim prior to the Closing Date.

          (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

          (c)  The rights to indemnification granted by this
Section 9.11 are subject to the following limitations: (i) the total aggregate indemnification to be provided by HNB pursuant to subsection 9.11(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $5,000,000, and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this Section
9.11 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.11 hereto; and (iii) amounts otherwise required to be paid by HNB to an Indemnified Person pursuant to this Section 9.11 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which indemnification is sought.

          (d) HNB and Hibernia agree that the $5,000,000 indemnification limit set forth in paragraph (c) of this Section
9.11 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as (i) they arise out of or are based upon the matters for which indemnification is provided in Section 11.2 hereof, or (ii) they arise out of or are based upon actions or inaction of one or more Hibernia or HNB officers, directors or employees (other than the Indemnified Person) after the Effective Date.

     (e) Hibernia agrees that, to the extent HNB is unable to fulfill its obligations under this Section 9.11, whether due to financial incapacity, regulatory restrictions or otherwise, Hibernia shall be obligated to fulfill the indemnification obligations of HNB under this Section 9.11 to the fullest extent permitted by law.

          9.12 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

          9.13 Conduct of Business in Ordinary Course. Bank of St. John shall conduct its business in the ordinary course as conducted on the date hereof, consistent with past practices, from the date hereof through the Closing Date, and shall use its best efforts to preserve its existing relationships with clients, customers, vendors and employees.

          9.14. Retention Agreements and Severance. To the extent not prohibited by applicable law or administrative or court order or decree, Hibernia agrees to assume and pay without modification or amendment all obligations of Bank of St. John under those certain retention agreements and severance policies identified on
Schedule 9.14 hereto; provided, however, that Hibernia shall not be obligated to pay severance to any individual to whom Hibernia paid severance in connection with any of its mergers with First Continental Bancshares, Inc., American Bank or Progressive Bancorporation, Inc. except those individuals listed on Schedule
9.14 hereto, in which event, Hibernia shall be obligated to pay severance to such individuals (in addition to other amounts paid or to be paid by Hibernia in connection with such other mergers) only in the amounts listed on Schedule 9.14 and, provided further, however, that the parties hereto expressly acknowledge and agree that Hibernia may require employees of Bank of St. John who are recipients of severance to execute a severance agreement, providing for confidentiality, release of liability, cooperation in litigation and related matters as a condition to such severance without breaching this provision or the terms of Bank of St. John's severance policies and agreements.

          9.15. Voting of Bank of St. John Shares. Hibernia and HNB agree that, in the event either of them owns any shares of Bank of St. John Common Stock as of the date of Bank of St. John shareholders' meeting, Hibernia or HNB, as the case may be, will vote such shares, or cause such shares to be voted, in favor of the Merger.

     10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

          (a) Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Merger Act;

          (b) Bank of St. John shall endeavor to have its Affiliates execute a written agreement in substantially the form of
Exhibit 9.7 hereto; provided, however, that Bank of St. John shall have no such obligation prior to the receipt by the Board of Directors of Bank of St. John of the Fairness Opinion described in
Section 12.13 hereof;  and

          (c) Bank of St. John shall endeavor to have each of the directors of Bank of St. John execute an Agreement in substantially the form of Exhibit 10(c) hereto; provided, however, that Bank of St. John shall have no such obligation prior to the receipt by the Board of Directors of Bank of St. John of the Fairness Opinion.

     11.  Confidentiality; Hold Harmless; Restriction on
Acquisitions.

          11.1. Confidentiality. For a period of five years after the date hereof, the parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia, HNB and Bank of St. John agree, on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and Bank of St. John shall, promptly upon request by the other party, either destroy or return to the other party any documents so obtained.

          11.2. Hold Harmless. Hibernia will indemnify and hold harmless Bank of St. John, each of its directors and officers and each person, if any who controls Bank of St. John within the meaning of the 1933 Act and their respective heirs and estates against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, (i) under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by Bank of St. John for use therein; (ii) in the event the Merger is not consummated, any liability arising under Louisiana Revised Statute Section 6: 333 as a result of the parties' discharge of their obligations under this Agreement; and (iii) in the event the Merger is not consummated, any breach by Hibernia or HNB, of its obligations of confidentiality arising under the terms of this Agreement.
Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of other counsel, except in the event of a conflict of interest and with Hibernia's consent, which consent will not be unreasonably withheld, or any other expenses subsequently incurred by such indemnified party.

     12. Conditions. The consummation of the Merger is conditioned upon:

          12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of Bank of St. John and exercise and perfection of dissenters' rights pursuant to the Bank Merger Act by holders of Bank of St. John Common Stock holding in the aggregate no more than 10% of Bank of St. John Common Stock outstanding on the Closing Date.

          12.2. OCC Approval. Procurement by Hibernia of the approval of the Comptroller of the Merger and any and all other transactions contemplated hereby.

          12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

          12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor Bank of St. John shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

          12.5. Opinion of Hibernia Counsel. Bank of St. John and its directors shall have received an opinion, dated the Closing
Date, of counsel for Hibernia, in substantially the form of Exhibit
12.5 hereto.

          12.6. Opinion of Bank of St. John Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of counsel for Bank of St. John, in substantially the form of Exhibit 12.6 hereto.

          12.7. Representations, Warranties and Agreements of Bank of St. John. Each of the representations, warranties, and agreements of Bank of St. John contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chairman of the Board and the President of Bank of St. John, dated the Closing Date, to such effect; Bank of St. John shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. Bank of St. John shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

          12.8. Representations, Warranties and Agreements of HNB and Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and Bank of St. John shall have received a certificate signed by the Chief Executive Officer of Hibernia and HNB, dated the Closing Date, to such effect; Hibernia and/or HNB shall have furnished to Bank of St. John such other certificates as Bank of St. John shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished Bank of St. John with such further documents or other materials as Bank of St. John shall have reasonably requested in connection with the transactions contemplated hereby.

          12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Bank of St. John shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

          12.10. Blue Sky. Hibernia shall have received all state securities laws and "blue sky" permits and other authorizations, or qualified for or perfected exemptions therefrom, necessary to consummate the transactions contemplated hereby.

          12.11. Tax Opinion. Hibernia shall have engaged, and Hibernia and Bank of St. John shall have received an opinion of, a nationally recognized public accounting firm, which opinion shall be satisfactory in form and substance to Hibernia and Bank of St. John, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Bank of St. John Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Bank of St. John with respect to such exchange and that the Louisiana income tax treatment to the shareholders of Bank of St. John will be substantially the same as the federal income tax treatment to the shareholders of Bank of St. John.

          12.12. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of Bank of St. John Common Stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

          12.13. Fairness Opinion. Bank of St. John shall have received a letter from Alex. Brown dated prior to the scheduled date of mailing of the Proxy Statement to its shareholders, which has not been withdrawn prior to the Closing Date, to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

          12.14. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8, 12.12 or
12.13 shall only constitute conditions to consummation of the Merger if asserted by Bank of St. John and a failure to satisfy any of the requirements set forth in Section 12.6, 12.7 or 12.10 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

     13.  Termination.   This Agreement may be terminated prior to
the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

          13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines.

          13.2.  Breach of Representation, Warranty or Covenant.
By either party hereto, in the event of a breach by the other party
(a) of any covenant or agreement contained herein or (b) of any representation or warranty herein (other than the representations and warranties contained in Section 7.7, with respect to Bank of St. John, and 8.7, with respect to Hibernia and HNB), if (i) the facts constituting such breach reflect a material adverse change in the financial condition, results of operations or business, taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of such warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

          13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by August 31, 1995, or (ii) any condition to Closing cannot be satisfied by August 31, 1995 and will not be waived by the party or parties entitled to waive it.

          13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

          13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of Bank of St. John.

          13.6. Dissenters. By Hibernia, if holders of more than 10 percent of the outstanding Bank of St. John Common Stock exercise statutory rights of dissent and appraisal pursuant to the Bank Merger Act.

          13.7. Material Adverse Change. By Bank of St. John, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

          13.8. Use of Pooling-of-Interests Accounting Treatment. By Hibernia, in the event it shall determine that the facts and circumstances surrounding the Merger prohibit or materially jeopardize the treatment of the Merger as a pooling-of-interests for accounting purposes.

          13.9. Fairness Opinion. By Bank of St. John, if it shall not have received a letter from Alex. Brown dated within five days of the scheduled date of mailing of its proxy statement to its shareholders to the effect that the terms of the Merger are fair to its shareholders from a financial point of view, or if such letter is withdrawn by Alex. Brown before the Closing.

          14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) the date that falls 30 days after the date of the order of the Comptroller approving the Merger of Bank of St. John with and into HNB pursuant to the Bank Merger Act and the Louisiana Merger Statute, or such later date within 60 days of such date as may be agreed upon between the parties hereto; (ii) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or (iii) such other date chosen by the parties (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to the Office of the Comptroller for filing pursuant to and in accordance with the provisions of the Bank Merger Act and to the Louisiana Office of Financial Institutions in accordance with the provisions of the Louisiana Merger Statute. The Merger shall become effective as of the date and time set forth in the Merger Agreement as of such date agreed to by the parties (such date and time being referred to herein as the "Effective Date").

     15. Survival and Termination of Representations, Warranties and Covenants.

          15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

          15.2. The provisions and agreements set forth in Sections 3, 5, 9.11, 9.12, 9.14, 11 and 15 and the last sentence of
Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of Bank of St. John who are the intended beneficiaries of such provisions.

          15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.12 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 or Section 9.12 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

          15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

     16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in the Bank Merger Act and the Louisiana Merger Statute. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Bank of St. John) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or Bank of St. John shall change the number of shares of Hibernia Common Stock into which shares of Bank of St. John Common Stock will be converted by the Merger.

     17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

     18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

     19. Expenses. Except as otherwise provided in this Agreement, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

     20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party hereto, including any transfer or assignment by operation of law.

     21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia or HNB shall be sent to:

                    Hibernia National Bank
                    313 Carondelet Street
                    New Orleans, Louisiana  70130
                    Attention:  Patricia C. Meringer, Corporate Law


and a copy of all notices or other communications directed to Bank of St. John shall be sent to:

                    Jeanne P. Breckenridge, Esq.
                    Gordon, Arata, McCollam & Duplantis
                    201 St. Charles Avenue
                    Place St. Charles
                    40th Floor
                    New Orleans, LA  70170

     22. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                              Hibernia Corporation




                              Stephen A. Hansel
                              President and Chief Executive
                              Officer

Attest:



Patricia C. Meringer
Secretary

                              Hibernia National Bank




                              Stephen A. Hansel
                              President and Chief Executive
                              Officer
Attest:



Patricia C. Meringer
Secretary

                              Bank of St. John



                              By:
                                   (Name)
                                   (Title)

Attest:


(Name)
(Title)
                           APPENDIX B
                  OPINION OF ALEX. BROWN & SONS

                        ALEX BROWN & SONS
                            INCORPORATED


                                             January 25, 1995


The Board of Directors
Bank of St. John
Ormond and Airline
La Place, Louisiana  70068

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by Hibernia Corporation ("Hibernia") to the holders of the common stock, $2.50 par value per share (the "St. John Shares"), of Bank of St. John ("Bank of St. John") pursuant to an Agreement and Plan of Merger dated as of January 25, 1995 (the "Agreement"), adopted and made between and among Bank of st. John, Hibernia National Bank ("HNB") and Hibernia providing for the merger of Bank of St. John with and into HNB (the "Merger"). The Agreement provides, among other things, for each St. John Shares to be converted in the Merger into a number of shares of Hibernia Class A voting common stock, no par value (the "Hibernia Shares") equal to the Exchange Rate which shall be calculated as follows: 1) in the event that the Average Market Price (as defined in the agreement) of the Hibernia Shares is greater than or equal to $7.25 per share and less than or equal to $7.75 per share. $25,857,000 divided by the Average Market Price further divided by 300,000; 2) in the event that the Average Market Price (as defined in the Agreement) of the Hibernia shares is less than $7.25 per share, 3,568,966 divided by 300,000; or 3) in the event that the Average Market Price (as defined in the Agreement) of the Hibernia Shares is greater than $7.75 per share, 3,338,710 divided by 300,000.

     Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Bank of St. John in connection with the transaction described above and will receive a fee for our services. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

     In connection with this opinion, we have reviewed certain publicly available financial information concerning Bank of St. John and Hibernia and certain internal financial analyses and other information furnished to us by Bank of St. John and Hibernia. We have also held discussions with members of the senior management of Bank of St. John and Hibernia regarding the business and prospects of their respective financial institutions. In addition, we have
(i) reviewed the reported price and trading activity for the Hibernia Shares, (ii) compared certain financial and stock market information for Bank of St. John and Hibernia, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement, (iv) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (v) reviewed the potential pro forma impact of the Merger on Hibernia's financial condition, operating results and per share figures and
(vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of Bank of St. John and Hibernia, we have assumed that such information reflects the best currently available estimates and judgments of the respective managements of Bank of St. John and Hibernia as to the likely future financial performance of Bank of St. John and Hibernia. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Bank of St. John or Hibernia, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Rate pursuant to the Agreement is fair, from a financial point of view, to the holders of St. John Shares.

                                   Very truly yours,

                                   ALEX. BROWN & SONS INCORPORATED


                                   By: s/J. ADAM HITT
                                        J. Adam Hitt
                                        Principal

                           APPENDIX C


          SELECTED PROVISIONS OF FEDERAL AND STATE LAW
                    RELATING TO THE RIGHTS OF
                     DISSENTING SHAREHOLDERS

Federal Law (12 U.S.C. Section 215a)

(b)  Dissenting Shareholders

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so help by him when such merger shall be approved by the Comptroller....

(d)  State Appraisal and Merger Law

     . . .The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

State Law (La. Rev. Stat. 6: 376)

     A. If a state bank has, by vote of its stockholders, become a party to a merger...,then, ...a stockholder who voted against such action shall have the right to dissent.

     C. (1) Except as provided in the last sentence of this Subsection, any stockholder electing to exercise such right of dissent shall file with the bank, prior to or at the meeting of stockholders at which such proposed action is submitted to vote, a written objection to such proposed action and shall vote his shares against such action.

          (2) If such proposed action be taken by the required vote...,and the merger...authorized thereby be effected, the bank shall promptly thereafter give written notice thereof, by registered mail, to each stockholder who filed such written objection to and voted his shares against such action at such stockholder's last address on the bank's records.

          (3) Each such stockholder may, within twenty days after the mailing of such notice to him but not thereafter, file with the bank a demand in writing for the fair cash value of his shares as of the day before such vote was taken, provided that he state in such demand the value demanded and a post office address to which the reply of the bank may be sent and at the same time deposit in escrow in a bank or trust company located in the parish of the domicile of the bank the certificates representing his shares, duly endorsed and transferred to the escrow bank upon the sole condition that said certificates shall be delivered to the bank upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand, the stockholder shall deliver to the bank the written acknowledgment of such escrow bank or trust company with which such certificates have been deposited that it so holds his certificates of stock.

          (4) Unless the objection, demand, and acknowledgment aforesaid be made and delivered by the stockholder within the period described in this Subsection, he shall conclusively be presumed to have acquiesced in the action proposed or taken.

     D. If the bank does not agree to the value so stated and demanded...it shall, within twenty days after the receipt of such demand and acknowledgment, notify in writing the stockholder at the designated post office address of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise, it shall be liable for and shall pay the dissatisfied stockholder the value demanded by him for his shares.

     E. (1) In case of disagreement as to such fair cash value or as to whether any payment is due after compliance by the parties with the provisions of Subsections C and D of this Section, the dissatisfied stockholder within sixty days after receipt of notice in writing of the bank's disagreement but not thereafter may file suite against the bank or the merged or consolidated bank, as the case may be, in the district court of the parish in which the bank or the merged or consolidated bank, as the case may be, is domiciled prayed the court to fix and decree the fair cash value of the dissatisfied stockholder's shares as of the day before the action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due and, if so, such cash value, and render judgment accordingly.

          (2) Any stockholder entitled to file such a suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such a suit filed by another stockholder and recover therein judgment against the bank for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed action, and any such action may be carried to completion notwithstanding any such suit.

          (3) Failure of the stockholder to bring suit or to intervene in such a suit within sixty days after receipt of notice of disagreement by the bank shall conclusively bind the stockholder:

               (a)  By the bank's statement that no payment is due;
or

               (b) If the bank does not contend that no payment is due, to accept the value of his shares as fixed by the bank in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the stockholder and the bank, or when the bank has become liable for the value demanded by the stockholder because of failure to give notice of disagreement and of the value it will pay, or when the stockholder has become bound to accept the value the bank agrees is due because of his failure to bring suit within sixty days after receipt of notice of the bank's disagreement, the action of the stockholder to recover such value must be brought within five years from the date the value was agreed upon or the liability of the bank became fixed.

     G. If the bank or the merged or consolidated bank, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied stockholder on demand an amount in cash deemed by it to be fair cash value of his shares, and if, on the institution of a suit by the dissatisfied stockholder claiming an amount in excess of the amount offered, the bank or the merged or consolidated bank, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered; then, if the amount finally awarded such stockholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the bank or the merged or consolidated bank, as the case may be, and judicial interest may be awarded against such bank only on the amount of the award in excess of the amount deposited in the registry of the court; otherwise, the costs of the proceeding shall be taxed against such stockholder.

     H. Upon filing a demand for the value of his shares, the stockholder shall cease to have any of the rights of a stockholder except the rights accorded by this Section. Such a demand may be withdrawn by the stockholder at any time before the bank gives notice of disagreement as provided in Subsection D of this Section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the bank. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court should determine that the stockholder is not entitled to receive payment for his shares, or the stockholder should otherwise lose his dissenters' rights:

          (1) He shall not have the right to receive payment for his shares;

          (2) His share certificates shall be returned to him and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the bank; and

          (3) He shall be reinstated to all his rights as a stockholder as of the filing of his demand for value, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the bank he shall receive the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any proceeding that may have been taken in the interim.

                           APPENDIX D

              FORM OF OPINION OF ERNST & YOUNG LLP
                  REGARDING CERTAIN TAX MATTERS


April 30, 1995


Hibernia Corporation
313 Carondelet
P.O. Box 61540
New Orleans, Louisiana  70161

Bank of St. John
105 West 8th Street
Reserve, Louisiana 70084


Dear Sir or Madam:

This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which would arise from consummation of the proposed merger of Bank of St. John ("Bank") with and into Hibernia National Bank (HNB), a wholly-owned subsidiary of Hibernia Corporation ("Hibernia"). (Hereinafter, referred to as the "Merger.")

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally by the management of Hibernia and verified, in the Statements of Facts and Representations dated April 30, 1995 provided by the respective management's of Bank, Hibernia, and HNB; in the Agreement and Plan of Merger made and entered into by and between Bank and Hibernia as of January 25, 1995 (the "Agreement"); and in the Registration Statement (Form S-4), as declared effective by the Securities and Exchange Commission on June 2, 1995 and containing the Proxy Statement - Prospectus of Bank and Hibernia dated June 2, 1995 ("Prospectus"). (These are sometimes hereinafter referred to collectively as "Documents.")

You have represented to us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the proposed Merger. We have made no independent investigation of the factual matters and circumstances and, therefore, have relied upon the facts and representations in the Documents for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

We understand that reference to Ernst & Young LLP and our opinion is included in the Prospectus relating to the issuance of Hibernia Common Stock in connection with the proposed Merger and the special meeting of the Bank shareholders with respect thereto. We consent to such reference in the Prospectus under the captions, "Summary," "Proposed Merger -- Conditions to the Merger," "--Accounting Treatment," "--Material Tax Consequences," and "--Rights of Dissenting Shareholders." We also understand that the form of this letter is included as an appendix to the Form S-4 Registration Statement. We consent to such inclusion.


STATEMENT OF FACTS

Bank is a state banking association organized and existing under the laws of the State of Louisiana, engaged principally in the banking business. The presently authorized capital stock of Bank is 400,000 shares of common stock (referred to hereinafter as "Bank Common Stock"). As of the date hereof, 300,000 shares of Bank Common Stock had been issued, 300,000 shares of Bank Common Stock were utstanding, and no shares of Bank Common Stock were held as treasury stock. There are no options, warrants, subordinated rights or other rights to purchase Bank Common Stock outstanding as of the date hereof.

Hibernia is a bank holding company organized and existing under the laws of the State of Louisiana with shares registered under the Securities Act of 1933. The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of December 31, 1994, no shares of Hibernia's preferred stock were outstanding, 108,746,296 shares of Hibernia Common Stock were outstanding, and 300,000 shares of Hibernia Common Stock were held in Hibernia's treasury. Hibernia has the following existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer: Hibernia has issued warrants to purchase shares of Hibernia Common Stock pursuant to the terms of the Senior Secured Restructuring Agreement dated May 27, 1992, of which warrants to purchase 213,716 shares of Hibernia Common Stock were outstanding as of December 31, 1994. Additionally,
Hibernia has authorized or reserved 1,707,358 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options overing 1,550,435 shares of Hibernia Common Stock were outstanding as of December 31, 1994; 3,657,087 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 2,531,146 shares of Hibernia Common Stock were outstanding as of December 31, 1994; 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 155,000 shares of Hibernia Common Stock are outstanding as of December 31, 1994; and 461,382 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan. A completed merger with STABA Bancshares, Inc. has resulted in the issuance of approximately
2.2 million shares and a pending merger with Progressive Bancorporation will result in the issuance of approximately 2.5 million shares of Hibernia Common Stock. Additionally, on March 14, 1995, Hibernia and its Board of Directors authorized an employee stock ownership plan (ESOP) to be funded with $30.0 million of Hibernia Common Stock. The $30.0 million purchase of Hibernia Common Stock will be funded through a loan from HNB. Hibernia Common Stock for the ESOP will be purchased as it becomes available on the open market at market prices, using funds drawn down on the loan as needed. Hibernia Common Stock is traded on the New York Stock Exchange.

HNB is a nationally chartered commercial bank engaged principally in the banking business. HNB is a wholly owned subsidiary of Hibernia.


BUSINESS PURPOSE

The management of Hibernia has represented to us that Hibernia desires to consummate the Merger in order to improve its presence in the Louisiana market. As discussed in the Prospectus under the caption, "Background of and Reasons for the Merger," the Bank Board of Directors believe the customers, depositors, and communities served by Bank will benefit from being part of a larger banking entity as a result of the future growth, synergies and cost savings expected to be realized from the Merger.


PROPOSED TRANSACTIONS

In accordance with the above-stated business purpose, the following transactions have been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, there will be a merger (i.e., the Merger) of Bank with and into HNB in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et.seq. and 12 U.S.C. Section 215a ("Bank Merger Act").

2. In the Merger, HNB will acquire all of the assets and assume all of the liabilities of Bank in exchange for Hibernia Common Stock. As a result of the Merger, each share of the issued and outstanding Bank Common Stock shall beconverted into and become the number of shares of Hibernia Common Stock determined in accordance with the exchange rate. The exchange rate shall be calculated as follows: ($25,875,000 divided by the Average Market Price (as defined below) of Hibernia Common Stock) divided by 300,000 (the number of issued and outstanding shares of Bank Common Stock). In the event the Average Market Price of Hibernia Common Stock on the closing date is less than $7.25 per share, the exchange rate shall be calculated as follows: 3,568,966 divided by 300,000. In the event the Average Market Price of Hibernia Common Stock on the closing date is greater than $7.75 per share, the exchange rate shall be calculated as follows: 3,338,710 divided by 300,000.

    If the aggregate of professional fees, including fees of counsel and accountants, including expense reimbursements to such professionals, but excluding fees of Alex. Brown & Sons Incorporated and filing fees incurred by Bank in connection with the Merger exceed $150,000, then the number of shares of Hibernia Common Stock to be issued in the Merger shall be reduced by the number of shares resulting from application of the following formula
    (i) in the event the exchange rate is calculated pursuant to the first exchange rate formula addressed above, the aggregate dollar amount of consideration to be paid in the form of Hibernia Common Stock shall be reduced by the amount by which the actual aggregate professional fees and expenses incurred by Bank in connection with the Merger exceeds $175,000 and
    (ii) if the exchange rate is calculated pursuant to the second exchange rate formula: (x - $150,000) divided by Average Market Price of Hibernia Common Stock where x = the actualaggregate professional fees and expenses incurred by Bank.

    The Average Market Price of Hibernia Common Stock on the Closing Date shall be the average of the mean of the high and low prices of one share of Hibernia Common Stock for the five business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

3. As a result of the Merger, each share of the issued and outstanding Bank Common Stock outstanding immediately prior to the effective date of the Merger shall cease to be, and shall have no rights as, shareholders of Bank after the Merger.

4. No fractional shares will be issued. Each holder of Bank Common Stock who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the Average Market Price of Hibernia Common Stock.

5. By following certain statutory procedures, shareholders of Bank may exercise dissenter's rights entitling them to receive in cash the value of their respective Bank Common Stock in lieu of receiving Hibernia Common Stock in the Merger.


REPRESENTATIONS

For purposes of our evaluation, we have received from the management of Bank, Hibernia, and HNB, Statements of Facts and Representations, dated April 30, 1995, as set forth below. References to the "Code" are to the Internal Revenue Code of 1986, as amended.

The following representations have been made in connection with the Merger:

     (a) The fair market value of the Hibernia Common Stock to be received by each shareholder of Bank Common Stock will be approximately equal to the fair market value of the Bank Common Stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of Bank who own five percent or more of the Bank Common Stock and to the best knowledge of management of Bank, there is no intention on the part of the remaining shareholders of Bank, to sell, exchange, or otherwise dispose of a number of shares of Hibernia Common Stock received in the transaction that would reduce the Bank shareholders' ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding Common Stock of Bank as of the same date.
          For purposes of this representation, any shares of Bank Common Stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Hibernia Common Stock, will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Hibernia Common Stock held by former Bank shareholders and otherwise sold, redeemed, or disposed of prior to January 25, 1995 or subsequent to the transaction will be considered in making this representation.

     (c) The payment of cash in lieu of fractional shares of Hibernia Common Stock is solely for the purpose of avoiding the expense and inconvenience to Hibernia of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Bank shareholders instead of issuing fractional shares of Hibernia will not exceed one percent of the total consideration that will be issued in the transaction to the Bank shareholders in exchange for their shares of Bank Common Stock. The fractional share interests of each Bank shareholder will be aggregated, and no Bank shareholder will receive cash in an amount equal to or greater than the value of one full share of Hibernia Common Stock.

     (d) HNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Merger. For purposes of this representation, amounts paid by Bank to dissenters, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

     (e) Prior to the transaction, Hibernia will be in control of HNB within the meaning of Section 368(c) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

     (f) Following the transaction, HNB will not issue additional shares of its Common Stock that would result in Hibernia losing control of HNB within the meaning of Section 368(c) of the Code.

     (g) Other than to fund the ESOP, as described in the Statement of Facts, Hibernia has no plan or intention to reacquire any of its Common Stock issued in the Merger other than to acquire a nominal amount of shares of Common Stock that may be acquired in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

     (h) Hibernia has no plan or intention to liquidate HNB; to merge HNB into another corporation; to sell or otherwise dispose of the Common Stock of HNB; or to cause HNB to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business. As Hibernia makes other acquisitions, it is likely that some or all of the acquired banks will be merged with and into HNB. At this time, the discussion provided under the caption "Parties to the Merger" in the Prospectus provides a complete list of all pending acquisitions that are covered by definitive agreements. However, no Common Stock of HNB will be issued as consideration in any of the pending acquisitions.

     (i) Following the transaction, Hibernia will continue, substantially unchanged, the banking business of Bank, which will be merged with and into HNB.

     (j) Any liabilities of Bank assumed by HNB and any liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

     (k) Following the transaction, HNB will continue the historic business of Bank or will use a significant portion of Bank's historic business assets in its business.

     (l) Except for expenses relating to the registration of the Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, Bank, and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the transactions.

     (m) There is no intercorporate indebtedness existing between Bank and it affiliates on the one hand and Hibernia and its affiliates on the other hand which was issued, acquired, or will be settled at a discount.

     (n) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (o) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (p) The basis and fair market value of the assets of Bank to be transferred to HNB will equal or exceed the sum of the liabilities assumed by HNB plus the amount of liabilities, if any, to which the transferred assets are subject.

     (q)  No HNB common stock will be issued or exchanged in the Merger.

     (r) None of the compensation received by any shareholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Bank Common Stock; none of the shares of Hibernia
          Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (s) The shareholders of Bank (immediately before the proposed transaction) receiving shares of Hibernia Common Stock will not own (immediately after the proposed transaction) more than fifty percent of the fair market value of Hibernia Common Stock.

     (t)  The Merger will qualify as a statutory merger under the Bank Merger
          Act.

     (u) There is no larger integrated transaction to which the proposed transaction constitutes only one step. Management of Hibernia knows of no plan or intention by an unaffiliated third party to acquire or commence a public offer for Hibernia Common Stock.


TECHNICAL ANALYSIS

Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with the applicable corporation laws of the United States or a state or territory of the United States. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases.
It has been represented by the management of Hibernia that the merger of Bank with and into Hibernia, wherein Hibernia Common Stock is to be exchanged for Bank Common Stock, is to occur as a statutory merger under applicable law.

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation, shall not disqualify a transaction under Section 368(a)(1)(A) if
(i) no stock of the acquiring corporation is used in the transaction and (ii) the transaction would have otherwise qualified as a Type A reorganization had the merger been into the controlling corporation. It has been represented by the management of Hibernia that the merger of Bank with and into HNB, wherein Hibernia Common Stock is to be constructively exchanged for Bank Common Stock, is to occur as a statutory merger under applicable law.

Revenue Procedure 77-37, 1977-2 C.B. 568 (Section 3.01) provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the transfer. Any payments to dissenters and any redemptions and distributions (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the Agreement will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses incurred in connection with the Merger is taken into consideration in applying the "substantially all" test.

In the proposed Merger, it has been represented by the management's of Bank and HNB that HNB will acquire assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of Bank and that, for this purpose, the fair market value of the net and gross assets of Bank will be determined before payment by Bank of any expenses incurred by it in connection with the Merger, before payment to any dissenters to the Merger, and before any redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer. Based upon the foregoing representations, the "substantially all" requirement will be met in the Merger.


Additional Requirements

 Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

     (i)  "continuity of interest" must be present,

     (ii) "continuity of business enterprise" must exist, and

     (iii)the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.


Continuity of Interest

In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462
(1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378
(1935).

Revenue Procedure 77-37, 1977-2 C.B. 568 (Section 3.02) provides that, for advance ruling purposes, the continuity of interest requirement is satisfied if there is a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of Section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

Based upon our understanding of the facts presented to us orally and as set forth in the Statements of Facts and Representations dated April 30, 1995, the 50 percent continuity of interest test of Revenue Procedure 77-37, supra, will be met in the Merger. It has been represented by the management of Bank that the shareholders of Bank have no plan or intention to sell, exchange or otherwise dispose of a number of Hibernia shares to be received in the transaction that will reduce their Hibernia Common Stock holdings to less than the requisite 50 percent continuity of interest.
Accordingly, in the Merger there will be a continuing interest through Common Stock ownership in Hibernia on the part of the former shareholders of Bank.


Continuity of Business Enterprise

Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization. Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The proposed Merger will meet the continuity of business enterprise test of
Section 1.368-1(d) because, based upon the representation of the management of HNB, HNB will continue the historic business of Bank or will use a significant portion of Bank's historic assets in a business.

Business Purpose

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the Business Purpose Section set forth above, there are substantial business reasons for the Merger. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.


Other Statutory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization.

Section 1032 of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Revenue Ruling 57-278, 1957-1 C.B. 124, provides that a subsidiary will not recognize gain upon the exchange of its parent's stock for property in connection with a tax-free reorganization. See also Proposed Treasury Regulations (Prop. Treas. Regs.) Section 1.1032-2.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation which is a party to a reorganization are , in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) or in
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.


FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the Statements of Facts and Representations, the Agreement, and the Plan of Merger, it is our opinion that the following federal income tax consequences will result:

In the merger of Bank with and into HNB:

(1) Provided the proposed merger of Bank with and into HNB qualifies as a statutory merger under the Bank Merger Act, the acquisition by HNB of substantially all of the assets of Bank solely in exchange for Hibernia Common Stock, cash for dissenters, if any, and the assumption by HNB of the liabilities of Bank, will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Bank and HNB will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(2) No gain or loss will be recognized by Bank upon the transfer of its assets to HNB in exchange solely for Hibernia Common Stock, cash for dissenters, if any, and the assumption by Hibernia of the liabilities of Bank, since any cash for dissenters will be distributed to the shareholders (Sections 361(b) and 357(a) of the Code).

(3) No gain or loss will be recognized to either Hibernia or HNB upon the acquisition by HNB of substantially all Bank's assets in exchange for Hibernia Common Stock, cash for dissenters, if any, and the assumption by HNB of the liabilities of Bank (Section 1032(a) of the Code).

(4) The basis of the assets of Bank in the hands of HNB will, in each case, be the same as the basis of those assets in the hands of Bank immediately prior to the exchange (Section 362(b) of the Code).

(5) The basis of the HNB Common Stock in the hands of Hibernia will be increased by an amount equal to the basis of the Bank assets in the hands of HNB and decreased by the sum of the amount of the liabilities of Bank assumed by HNB and the amount of liabilities to which the assets of Bank are subject (Section 1.358-6 of Prop. Treas. Regs.)

(6) The holding period of the assets of Bank received by HNB will, in each instance, include the period for which such assets were held by Bank (Section 1223(2) of the Code).

(7) No gain or loss will be recognized by the shareholders of Bank upon the receipt of solely Hibernia Common Stock in exchange for their shares of Bank Common Stock (Section 354(a)(1) of the Code).

(8) The basis of Hibernia Common Stock to be received by the shareholders of Bank will be, in each instance, the same as the basis of the Common Stock of Bank surrendered in exchange therefor. (Section 358(a)(1) of the Code).

(9) The holding period of the Hibernia Common Stock to be received by the shareholders of Bank in the transaction will include in each instance, the period during which the Bank Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

(10) HNB will succeed to and take into account those tax attributes of Bank described in Section 381(c) of the Code. (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations) These items will be taken into account by HNB are subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

(11) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, HNB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bank as of the date of transfer. Any deficit in the earnings and profits of Bank or HNB will be used only to offset the earnings and profits accumulated after the date of transfer.

(12) Cash received by a dissenting shareholder of Bank in exchange for his or her Bank Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code.

(13) The payment of cash in lieu of fractional share interests of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Hibernia. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574)

(14) Bank will close its taxable year as of the date of the distribution or transfer. HNB will not close its taxable year merely because of the Merger. (Section 381(b) of the Code)

STATE INCOME TAX CONSEQUENCES

(1) The Louisiana income tax treatment to the shareholders of Bank will be substantially the same as the federal income tax treatment to the shareholders of Bank.


SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (14) in the section entitled "Federal Income Tax Consequences" above and (1) in the section entitled "State Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for the shareholders of Hibernia and HNB. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Merger, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Merger. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Merger nor the common shares being exchanged in the Merger. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences (other than those enumerated in (1) above of State Income Tax Consequences) to Bank, Hibernia, and HNB.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that the Service or the courts will agree with the above analysis.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

     Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions.
Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

     Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of
Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

     Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

     The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

     Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

     Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

     Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

     Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

     The Company has adopted an indemnification provision to its

<PAGE


articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Company's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Company or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Company) by reason of the fact that the person served as an officer or director of the Company or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Company if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Company to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

     The Company's Articles of Incorporation further provide that no director or officer of the Company shall be personally liable to the Company or its shareholder for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such an limitation.

     The Articles of Association of the Bank include indemnification and limitation of liability provisions identical to those adopted by the Company and described above.

Item 21.  Exhibits and Financial Statement Schedules.

                          EXHIBIT INDEX



Exhibit

3.1 Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Articles of
          Incorporation of the Registrant, as amended to
          date)

3.2 Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (By-Laws of the Registrant, as amended to date)

4.1       Pursuant to Item 601(b) (4) (iii) of
          Regulation S-K, instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries are not being filed as the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish copies of such instruments to the Commission upon request.

 5        Opinion of Patricia C. Meringer, Esq.

10.13     Exhibit 10.13 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Deferred
          Compensation Plan for Outside Directors of
          Hibernia Corporation and Its Subsidiaries, as amended to date)

10.14     Exhibit 10.14 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Hibernia
          Corporation Executive Life Insurance Plan)

10.16     Exhibit 4.7 to the Registration Statement on

          Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia
          Corporation 1987 Stock Option Plan, as amended to date)

10.28 Exhibit M and N to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference
          (Warrant Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, including the Form of Warrant attached thereto)

10.29 Exhibit L to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference (Registration
          Rights Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, as amended to date)

10.34 Exhibit C to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term
          Incentive Plan of Hibernia Corporation)

10.35 Exhibit A to the Registrant's definitive proxy statement dated March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock
          Option Plan of Hibernia Corporation)

10.36     Exhibit 10.36 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1993 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Employment
          Agreement between Stephen A. Hansel and
          Hibernia Corporation)

10.37     Exhibit 10.37 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1994 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Employment

          Agreement between J. Herbert Boydstun and
          Hibernia Corporation)

10.38     Exhibit 10.38 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1994 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Employment
          Agreement between E. R. Campbell, Jr. and
          Hibernia Corporation)

21 Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1994 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Subsidiaries of the Registrant)

23(a)     Consent of Patricia C. Meringer, Esq.
          (included with Exhibit 5)

23(c)     Consent of Ernst & Young LLP
          Consent of Arthur Andersen LLP
          Consent of Alex. Brown & Sons Incorporated*
          Consent of Ernst & Young LLP (included in Appendix to the Prospectus)

24        Powers of Attorney*

28.5 Exhibit 28.5 to the Annual Report on Form 10-K dated June 24, 1994 filed with the Commission is hereby incorporated by reference (Annual
          Report of the Retirement Security Plan for the fiscal year ended December 31, 1993)

28.10 Exhibit 28.10 to a registration statement on Form S-3 (Registration Statement No. 33-55844) is hereby incorporated by reference (Agreement dated as of November 11, 1992 between and among the Company, certain of the Company's bank group lenders, and certain institutional and other investors)

28.11 Lock-Up Agreement between and among certain of the Company's bank group lenders and certain of the institutional and other investors party to the Agreement that constitutes Exhibit
          28.10 (filed as an exhibit to Amendment No. 1 to Registration Statement No. 33-55844 filed
          December 21, 1992)

28.23 Exhibit 28.22 to a Current Report on Form 8-K dated January 27, 1995 filed with the Commission is hereby incorporated by reference
          (News release issued by the Registrant)

28.24 Exhibit 28.23 to a Current Report on Form 8-K dated March 2, 1995 filed with the Commission is hereby incorporated by reference (News release issued by the Registrant)

28.25 Exhibit 28.23 to a Current Report on Form 8-K dated March 20, 1995 filed with the Commission is hereby incorporated by reference (News release issued by the Registrant)


_________

* -- previously filed



Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (i) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

          (a) to include prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (ii) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (iii) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

     (iv) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

     (v) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (vi) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (vii) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on June 1, 1995.



                              HIBERNIA CORPORATION



                              By:  /s/ RON E. SAMFORD, JR.
                                       Ron E. Samford, Jr.
                                       Controller and Executive
                                       Vice President


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on June 1, 1995.

Signatures                              Title

       *
_____________________________      Chairman of the Board
Robert H. Boh

       *
_____________________________      Chief Executive Officer
Stephen A. Hansel                  and Director

       *
_____________________________      Chief Financial Officer
Robert W. Close

       *
_____________________________      Chief Accounting Officer
Ron E. Samford, Jr.

       *
_____________________________      Director
W. James Amoss, Jr.

       *
_____________________________      Director
J. Terrell Brown

       *
_____________________________      Director
J. Herbert Boydstun

       *
_____________________________      Director
Richard W. Freeman

       *
_____________________________      Director
Robert L. Goodwin

       *
_____________________________      Director
Dick H. Hearin

       *
_____________________________      Director
Robert T. Holleman

       *
_____________________________      Director
Hugh J. Kelly

       *
_____________________________      Director
Sidney W. Lassen

       *
_____________________________      Director
Donald J. Nalty

       *
_____________________________      Director
Robert T. Ratcliff

       *
_____________________________      Director
H. Duke Shackelford

       *
_____________________________      Director
James H. Stone

       *
_____________________________      Director
Virginia E. Weinmann

       *
_____________________________      Director
E. L. Williamson

       *
_____________________________      Director
Robert E. Zetzmann




*By: /s/ PATRICIA C. MERINGER
         Patricia C. Meringer
         Attorney-in-Fact

                          EXHIBIT INDEX



Exhibit                                                        Page

3.1 Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Articles of
          Incorporation of the Registrant, as amended to
          date)

3.2 Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (By-Laws of the Registrant, as amended to date)

4.1       Pursuant to Item 601(b) (4) (iii) of
          Regulation S-K, instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries are not being filed as the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish copies of such instruments to the Commission upon request.

 5        Opinion of Patricia C. Meringer, Esq.

10.13     Exhibit 10.13 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Deferred
          Compensation Plan for Outside Directors of
          Hibernia Corporation and Its Subsidiaries, as amended to date)

10.14     Exhibit 10.14 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Hibernia
          Corporation Executive Life Insurance Plan)

10.16     Exhibit 4.7 to the Registration Statement on
          Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia
          Corporation 1987 Stock Option Plan, as amended to date)

10.28 Exhibit M and N to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference
          (Warrant Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, including the Form of Warrant attached thereto)

10.29 Exhibit L to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference (Registration
          Rights Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, as amended to date)

10.34 Exhibit C to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term
          Incentive Plan of Hibernia Corporation)

10.35 Exhibit A to the Registrant's definitive proxy statement dated March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock
          Option Plan of Hibernia Corporation)

10.36     Exhibit 10.36 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1993 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Employment
          Agreement between Stephen A. Hansel and
          Hibernia Corporation)

10.37     Exhibit 10.37 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1994 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Employment
          Agreement between J. Herbert Boydstun and
          Hibernia Corporation)

10.38     Exhibit 10.38 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1994 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Employment
          Agreement between E. R. Campbell, Jr. and
          Hibernia Corporation)

21 Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1994 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Subsidiaries of the Registrant)

23(a)     Consent of Patricia C. Meringer, Esq.
          (included with Exhibit 5)

23(c)     Consent of Ernst & Young LLP
          Consent of Arthur Andersen LLP
          Consent of Alex. Brown & Sons Incorporated*
          Consent of Ernst & Young LLP (included in Appendix D to the Prospectus)

24        Powers of Attorney*

28.5 Exhibit 28.5 to the Annual Report on Form 10-K dated June 24, 1994 filed with the Commission is hereby incorporated by reference (Annual
          Report of the Retirement Security Plan for the fiscal year ended December 31, 1993)

28.10 Exhibit 28.10 to a registration statement on Form S-3 (Registration Statement No. 33-55844) is hereby incorporated by reference (Agreement dated as of November 11, 1992 between and among the Company, certain of the Company's bank group lenders, and certain institutional and other investors)

28.11 Lock-Up Agreement between and among certain of the Company's bank group lenders and certain of the institutional and other investors party to the Agreement that constitutes Exhibit
          28.10 (filed as an exhibit to Amendment No. 1 to Registration Statement No. 33-55844 filed
          December 21, 1992)

28.23 Exhibit 28.22 to a Current Report on Form 8-K dated January 27, 1995 filed with the Commission is hereby incorporated by reference
          (News release issued by the Registrant)

28.24 Exhibit 28.23 to a Current Report on Form 8-K dated March 2, 1995 filed with the Commission is hereby incorporated by reference (News release issued by the Registrant)

28.25 Exhibit 28.23 to a Current Report on Form 8-K dated March 20, 1995 filed with the Commission is hereby incorporated by reference (News release issued by the Registrant)


_________

* -- previously filed

                            EXHIBIT 5


                         April 21, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

     I am Associate Counsel and Secretary of Hibernia Corporation (the "Company") and am delivering this opinion in connection with the registration by the Company of shares of Class A Common Stock (the "Shares") to be issued by the Company in a proposed merger (the "Merger") between Hibernia National Bank, a wholly-owned subsidiary of the Company and Bank of St. John, a Louisiana banking association in which the shareholders of Bank of St. John will receive the Shares in exchange for their shares of common stock of Bank of St. John to which registration statement (the "Registration Statement") this opinion is attached. The Shares will be reserved for issuance upon the closing of the Merger. The Shares will be issued to shareholders of Bank of St. John upon consummation of the Merger pursuant to the registration statement after it has been declared effective by the Securities and Exchange Commission.

     In furnishing this opinion, I or attorneys under my supervision have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

     In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

     Based upon and limited by the foregoing, and based upon legal considerations which I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that:

     1. Hibernia Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.

     2. The Shares have been duly authorized and either are, or, upon issuance thereof pursuant to the terms of the offering thereof, will be, validly issued, fully paid and non-assessable.

     I hereby expressly consent to the inclusion of this Opinion as exhibit to the Registration Statement and to the reference to this Opinion therein.

     This opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person (other than a shareholder of Bank of St. John) or used for any other purpose, except as provided for in the preceding paragraph.


                              Very truly yours,



                              Patricia C. Meringer
                              Associate Counsel
                                and Secretary

                        EXHIBIT 23 (c)(i)

                  CONSENT OF ERNST & YOUNG LLP

                 Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of 3,568,966 shares of its common stock to be issued pursuant to the its proposed merger with Bank of St. John and to the incorporation by reference therein of our report dated January 9, 1995, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                     s/ERNST & YOUNG LLP
                                     Ernst & Young LLP


New Orleans, Louisiana
May 30, 1995

                        EXHIBIT 23(c)(ii)
                 CONSENT OF ARTHUR ANDERSEN LLP

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated March 29, 1995, with respect to the balance sheets of Bank of St. John as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity, and cash flows for the years then ended and to all references to our Firm included in this registration statement.


                                   /s/ Arthur Andersen LLP
                                        ARTHUR ANDERSEN LLP


New Orleans, Louisiana
June 1, 1995

                        EXHIBIT 23(c)(ii)
           CONSENT OF ALEX. BROWN & SONS INCORPORATED

     We hereby consent to the reference to our firm and to the inclusion of the copy of our opinion letter as Appendix B in the Proxy Statement-Prospectus which is a part of the Registration Statement filed by Hibernia Corporation on Form S-4 under the Securities Act of 1933, as amended. By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              ALEX. BROWN & SONS INCORPORATED

                         By:  S/J. ADAM HITT

                         Its:  Principal

Baltimore, Maryland
April 21, 1995